                                         Filed Pursuant to Rule 424(b)(4)
                                         Registration No. 333-76719
PROSPECTUS

--------------------------------------------------------------------------------
1,650,000 SHARES

[SUN COMMUNITY LOGO]

COMMON STOCK

     Sun is offering 1,650,000 shares of common stock. This is Sun's initial public offering. Capitol Bancorp Ltd. will be purchasing 850,000 shares, about 51% of the 1,650,000 shares being sold in this offering, in order to maintain its majority ownership in Sun after the offering.

                           Nasdaq National Market(SM)
                              Trading Symbol: SCBL

     INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8.

                                                              PER SHARE       TOTAL
                                                              ---------    -----------
Public offering price.......................................   $16.00      $26,400,000
Underwriting discount(1)....................................   $ 1.12      $   896,000
Proceeds to Sun.............................................   $14.88      $25,504,000

-------------------------

(1) The per share underwriting discount will not apply to those shares being sold to Capitol.

     This is a firm commitment underwriting. Sun has granted the underwriters a 30-day option to purchase up to 247,500 additional shares of its common stock on the same terms and conditions as above to cover over-allotments, if any.

     THE SHARES OF COMMON STOCK THAT ARE BEING OFFERED ARE NOT SAVINGS ACCOUNTS OR DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE BANK INSURANCE FUND OR THE SAVINGS ASSOCIATION INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     Sun expects that the shares of common stock will be ready for delivery in Chicago, Illinois on or about July 8, 1999.

                            EVEREN SECURITIES, INC.

                  The date of this prospectus is July 2, 1999

                         SUN COMMUNITY BANCORP LIMITED
                           BANK AND OFFICE LOCATIONS
 [Map Graphic indicating the Bank and Office locations of Sun Community Bancorp
                                    Limited]

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. Because this is a summary, it may not contain all of the information that is important to you. To understand the offering fully, you should read the entire prospectus, including the financial statements and related notes, before making a decision to invest in Sun's common stock.

     Unless stated otherwise, all share, per share and financial information in this prospectus:

     - gives effect to Sun's September 1998 3-for-1 stock split of its common stock, and

     - assumes no exercise of the underwriters' option to purchase additional shares of common stock from Sun.

                                   HIGHLIGHTS

     This is Sun's initial public offering of common stock. Sun is offering 1,650,000 shares, about 51% of which will be purchased by Capitol Bancorp Ltd. Capitol currently owns 51% of Sun's common stock. Capitol will be purchasing shares at the same price as the public.

                      ABOUT SUN COMMUNITY BANCORP LIMITED

     Sun is a bank holding company. Although viewed by regulators as a bank holding company, Sun describes itself as a bank development company. Bank development includes managing Sun's bank subsidiaries and the formation of new banks and bank holding companies.

     Sun currently has six fully operational bank subsidiaries, all of which are in Arizona:

     - Bank of Tucson, formed in 1996,

     - Valley First Community Bank (Scottsdale), formed in 1997,

     - Camelback Community Bank (Phoenix), formed in 1998,

     - Southern Arizona Community Bank (Tucson), formed in 1998,

     - Mesa Bank (Mesa), formed in 1998, and

     - Sunrise Bank of Arizona (Phoenix), formed in 1998.

     Sun plans to continue the formation of additional new banks in Arizona and other southwestern locations. A seventh bank just opened on June 30, 1999. See "Recent Developments -- Pending Bank Applications."

                                 SUN'S HISTORY

     Bank of Tucson was formed in 1996. To enable further bank development in the Southwest, Sun was formed later as a bank holding company by the same group of organizers. Bank of Tucson became a wholly-owned subsidiary of Sun through an exchange of common stock in 1997.

     Sun has added newly-formed banks to its consolidated group. 1998 was a year of significant bank development activity with the addition of four banks. Currently, Sun has six fully operational banks, all but one less than three years old and four less than one year old. Sun filed applications in early 1999 for regulatory approval for the formation of two new banks, one in Arizona, which obtained its regulatory approvals and opened on June 30, 1999, and one in Nevada, anticipated to open later in 1999. Sun also formed an additional subsidiary to facilitate bank development in Nevada in early 1999, and expects to file a second Nevada bank application during 1999.

     Sun's approach to bank development is patterned after Capitol's successful bank development strategy. Capitol has total assets of approximately $1 billion and includes 17 banks currently. Capitol's assets and number of banks include Sun and Sun's banks because of Capitol's 51% ownership of Sun.

                        SUN'S BANK DEVELOPMENT STRATEGY

     Sun's strategy is to establish an attractive community banking franchise through bank development. The foundation of Sun's strategy is that small banks in large markets can thrive through their focus on serving the customer.

     As part of its bank development efforts, Sun mentors its banks through the most crucial and early formative periods. This is done by recruiting management and directors from the local community and providing experience and guidance in the formation process.

     When forming a new bank, Sun purchases a majority interest, but does not seek 100% ownership. Each new bank commences a community stock offering prior to opening. Ideally, up to 49% of the bank's stock will be sold in the local community and involve more than 100 local investors. Sun views this joint ownership to be a shared vision. It is a vision that the community has a need for a new bank, one that is focused on the customer. It is shared because of the joint investment of community investors and Sun. Sun views the concept of shared vision to also encompass other relationships, particularly applicable to bank customers and employees.

                       SUN'S COMMUNITY BANKING PHILOSOPHY

     Sun's business is community banking. Sun's banks are each small, single location facilities. Each bank has a president. The bank president's office is adjacent to the bank lobby and his or her door is always open to customers. Each bank makes its own credit decisions. Each bank has its own board of directors, drawn from leaders within the local business community. Each bank has local investors. Each bank is focused on the customer, offering the following:

     - the bank president serves customers,

     - the bank's decision-makers are on site,

     - the bank makes house calls (courier service or other on site delivery), and

     - the bank's location is convenient.

     Sun's banks seek the profitable customer relationship that has been displaced through mergers, mass marketing and an impersonal approach to treating customers. Each of Sun's banks is focused on commercial banking activities. They emphasize commercial loans, but offer a complete array of credit facilities to customers. The banks also offer a wide range of deposit products with emphasis on business checking and time accounts.

     Sun provides the back-room and administrative support and mentoring to aid in the development and growth of its banks.

                                SUN'S MANAGEMENT

     Sun's management team has significant banking experience with an average of more than 10 years' industry experience.

     Sun's Chairman and Chief Executive Officer, Joseph D. Reid, has more than 15 years of experience in starting new banks and managing bank development. Thus far, he has started 17 community banks and three bank development companies.

     Sun recently hired John S. Lewis as its president to oversee the growth of Sun's banks and Sun's back-room and administrative support services to the banks. He has over 22 years of bank management experience in the Southwestern United States.

                       SUN'S ADDRESS AND TELEPHONE NUMBER

     Sun's principal executive offices are located at 2777 East Camelback Road, Suite 101, Phoenix, Arizona 85016. Sun's telephone number is (602) 955-6100.

                  SUN'S RELATIONSHIP WITH CAPITOL BANCORP LTD.

     Capitol Bancorp Ltd. owns a majority of Sun's common stock. Capitol is a publicly traded multi-bank holding company headquartered in Lansing, Michigan. Sun's Chairman and Chief Executive Officer, Joseph D. Reid, is also Chairman, President and Chief Executive Officer of Capitol. Capitol is a Nasdaq-listed company traded under the symbol CBCL.

     In addition to Mr. Reid, two other executive officers of Sun are also executive officers of Capitol. Lee W. Hendrickson is Senior Vice President and Chief Financial Officer of Sun and Capitol. Cristin Reid English, Mr. Reid's daughter, is Vice President and General Counsel of Sun and Capitol.

     Messrs. Reid and Hendrickson and Ms. English are compensated separately by Sun and Capitol by separate salaries from each company. These individuals allocate their time to Sun and Capitol depending upon current projects and other responsibilities. This allocation of time and effort varies from time to time depending on need. Mr. Hendrickson and Ms. English also allocate their time and effort under the direction of Mr. Reid. There are no contractual provisions directing how time will be allocated between Sun and Capitol.

     Capitol will purchase enough shares in this offering to maintain its 51% ownership and majority control of Sun. As a result, investors in this offering will become minority shareholders in Sun.

                              RECENT DEVELOPMENTS

     Sun filed applications in early 1999 for regulatory approval for the formation of two new banks, one in Arizona, which has been recently approved, and one in Nevada. Sun also formed an additional subsidiary to facilitate bank development in Nevada. While no other applications have been filed as of the date of this offering, Sun plans to continue its expansion through the development of newly formed banks in Las Vegas, Nevada; Albuquerque, New Mexico; and California.

                                  THE OFFERING

Securities Offered for Sale.....    Shares of common stock of Sun Community
                                    Bancorp Limited. For a description of these shares, see "Description of Capital Stock."

Number of Shares being
Offered.........................    1,650,000. 850,000 of the shares offered
                                    (about 51%) will be purchased by Capitol
                                    Bancorp Ltd. In addition, the underwriters have a 30-day option to purchase up to 247,500 additional shares to cover over-allotments. For a description of this option, see "Underwriting."

Price to the Public.............    $16.00 per share.

Number of Shares to be
Outstanding After the
  Offering......................    5,503,870 shares will be outstanding
                                    immediately after the offering. This number assumes that the underwriters do not exercise their over-allotment option and does not include 808,473 shares that will be subject to issuance under Sun's stock option program after this offering. For a description of this plan, see
                                    "Management -- Stock Option Program."

Dividend Policy.................    Sun does not intend to pay any cash
                                    dividends in the foreseeable future.

Use of Proceeds.................    Investment in bank and bank holding company
                                    subsidiaries. For further details, see "Use of Proceeds."

Risk Factors....................    You should read the "Risk Factors" section
                                    before deciding to invest in this offering.

Nasdaq National Market(SM)
Symbol..........................    SCBL

                SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     Selected consolidated financial data as of and for the periods ended December 31, 1998 are derived from, and should be read in conjunction with, Sun's Consolidated Financial Statements appearing elsewhere in this prospectus. Selected consolidated financial data as of and for the three months ended March 31, 1999 and 1998 should also be read in conjunction with the Condensed Consolidated Interim Financial Statements of Sun and the accompanying Notes, appearing elsewhere in this prospectus, and the information provided under "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." AS DESCRIBED ELSEWHERE IN THIS PROSPECTUS, BECAUSE OF THE NUMBER OF BANKS ADDED IN 1997 AND 1998, SUN'S HISTORICAL OPERATING RESULTS ARE OF LIMITED RELEVANCE IN EVALUATING SUN'S HISTORICAL FINANCIAL PERFORMANCE AND PREDICTING SUN'S FUTURE OPERATING RESULTS.

                                THREE MONTHS ENDED
                                     MARCH 31         PERIODS ENDED DECEMBER 31
                                ------------------   ----------------------------
                                  1999      1998     1998(1)    1997(2)   1996(3)
                                --------   -------   --------   -------   -------
                                   (UNAUDITED)
SELECTED STATEMENT OF
  OPERATIONS DATA:
  Net interest income.........  $  2,090   $   940   $  5,064   $ 1,957   $   231
  Provision for loan losses...       209        41        379       268        49
  Noninterest income..........       118        59        334       125        10
  Noninterest expense.........     2,463       796      5,330     2,036       440
  Income (loss) before income
     taxes, minority interest
     and accounting change....      (464)      162       (311)     (222)     (248)
  Income (loss) before
     minority interest and
     accounting change........      (400)       87       (340)     (189)     (164)
  Minority interest in net
     losses of consolidated
     subsidiaries.............       224        30        397       117        --
  Income (loss) before
     accounting change........      (176)      117         57       (72)     (164)
  Cumulative effect of
     accounting change(4).....      (386)       --         --        --        --
  Net income (loss)...........      (562)      117         57       (72)     (164)
  Net income (loss) per share:
  Before cumulative effect of
     accounting change:
     Basic....................     (0.05)     0.04       0.02     (0.05)    (0.14)
     Diluted..................     (0.05)     0.04       0.02     (0.05)    (0.14)
  After cumulative effect of
     accounting change:
     Basic....................     (0.15)     0.04       0.02     (0.05)    (0.14)
     Diluted..................     (0.15)     0.04       0.02     (0.05)    (0.14)
  Cash dividends paid per
     share....................        --        --         --        --        --

                                THREE MONTHS ENDED
                                     MARCH 31         PERIODS ENDED DECEMBER 31
                                ------------------   ----------------------------
                                  1999      1998     1998(1)    1997(2)   1996(3)
                                --------   -------   --------   -------   -------
                                   (UNAUDITED)
SELECTED BALANCE SHEET DATA
  (AT END OF PERIOD):
  Total assets................  $159,121   $74,465   $135,578   $55,007   $17,276
  Portfolio loans.............    86,167    35,655     68,080    31,236     4,850
  Nonperforming loans.........        --        --         --        --        --
  Deposits....................   122,613    55,322     98,782    42,899    12,021
  Debt obligations............        --        --         --        --        --
  Minority interest in
     consolidated
     subsidiaries.............     9,280     1,980      9,411     2,010        --
  Stockholders' equity........    26,128    16,803     26,627     9,690     5,189
                                --------   -------   --------   -------   -------
  Total capitalization........    35,408    18,783     36,038    11,700     5,189
  Book value per common
     share(5).................  $   6.78   $  5.90   $   6.92   $  5.10   $  4.51
  Number of banks.............         6         2          6         2         1
FINANCIAL RATIOS:
  Net interest margin.........      4.88%     4.71%      4.51%     4.51%     1.33%
  Allowance for loan losses as
     a percentage of portfolio
     loans....................      1.05      1.00       1.02      1.01      1.01
  Total capitalization as a
     percentage of total
     assets(6)................     22.25     25.22      26.58     21.27     30.04
  Return on average assets....     (1.56)     0.68       0.06     (0.20)    (1.45)
  Return on average equity....     (8.60)     2.84       0.34     (0.97)    (3.12)

-------------------------

Notes:

(1) Includes Camelback Community Bank (effective May 1998), Southern Arizona Community Bank (effective August 1998), Mesa Bank (effective October 1998) and Sunrise Bank of Arizona (effective December 1998).

(2) Includes Valley First Community Bank (effective June 1997). Sun acquired Bank of Tucson in a share exchange transaction effective May 1997.

(3) Period ended December 31, 1996 consisted only of Bank of Tucson which commenced operations effective June 1996.

(4) Cumulative effect of accounting change (net of income tax benefit) relates to implementation of new accounting standard requiring write-off of unamortized capitalized start-up costs effective January 1, 1999.

(5) Excludes outstanding stock options.

(6) Includes stockholders' equity and minority interest in consolidated subsidiaries.

                                  RISK FACTORS

     Investing in the common stock from this offering will provide you with an equity ownership interest in Sun. As a Sun shareholder, your investment may be impacted by risks inherent in our business. You should carefully consider the following factors as well as other information contained in this prospectus before deciding to invest in shares of Sun's common stock.

SUN HAS A LIMITED OPERATING HISTORY AND MAY NEVER BECOME PROFITABLE.

     Sun's oldest bank, Bank of Tucson, was formed in June 1996. Sun began its operations as a bank holding company in May 1997. Most of its banks are less than one year old and are not yet profitable. Sun has incurred losses since its formation. Because of the early stages of development of Sun and its banks, it is likely that Sun will incur additional operating losses in future periods and may never produce earnings. Net operating losses and the resulting retained-earnings deficit reduce the underlying book value per share of Sun's common stock.

NEWLY FORMED BANKS ARE LIKELY TO INCUR SIGNIFICANT LOSSES.

     Only two of Sun's banks are currently profitable. Newly formed banks are expected to incur operating losses in their early periods of operation because of an inability to generate sufficient net interest income to cover operating costs. Those operating losses can be significant and can occur for longer periods than planned depending upon the ability to control operating expenses and generate net interest income. Due to a recent accounting rule change that requires immediate write-off of start-up costs, future newly formed banks are expected to report larger early period operating losses.

SUN MAY BE UNABLE TO EFFECTIVELY MANAGE ITS GROWTH.

     Sun has rapidly and significantly expanded its operations and anticipates that further expansion will be required to realize its growth strategy. Sun's rapid growth has placed significant demands on its management and other resources which, given its expected future growth rate, are likely to continue. To manage future growth, Sun will need to attract, hire and retain highly skilled and motivated officers and employees and improve existing systems and/or implement new systems for:

     - transaction processing;

     - operational and financial management; and

     - training, integrating and managing Sun's growing employee base.

FAVORABLE ENVIRONMENT FOR FORMATION OF NEW BANKS COULD CHANGE ADVERSELY.

     Sun's growth strategy includes the formation of additional new banks. Thus far, Sun has experienced favorable business conditions for the formation of its small, community and customer-focused banks. Those favorable conditions could change suddenly or over an extended period of time. A change in the availability of financial capital, human capital or general economic conditions could eliminate or severely limit expansion opportunities. To the extent Sun is unable to effectively deploy its capital in new or existing banks, this could adversely affect future earnings and the value of Sun's common stock.

SUN'S BANKS ARE SMALL, HAVE LIMITATIONS ON THE SIZE OF LOANS THEY CAN MAKE AND HAVE MINIMAL MARKET SHARE.

     Sun endeavors to capitalize its newly formed banks with the lowest dollar amount permitted by regulatory agencies. As a result, the legal lending limits of Sun's banks severely constrain the size of loans that those banks can make. In addition, many of the banks' competitors have significantly larger capitalization and, hence, an ability to make significantly larger loans.

     Sun's banks are intended to be small in size. They each operate from single locations. They are very small relative to the dynamic markets in which they operate. Each of those markets has a variety of big and small competitors that have resources far beyond those of Sun's banks. While it is the intention of Sun's banks to operate as niche players within their geographic markets, their continued existence is dependent upon being able to gain profitable market share in those large markets that are dominated by substantially larger regulated and unregulated financial institutions.

NEW INVESTORS IN SUN WILL BE MINORITY SHAREHOLDERS.

     Sun is a 51% owned subsidiary of Capitol Bancorp Ltd. Capitol is the controlling shareholder of Sun. Capitol will continue to be the majority shareholder of Sun after this offering is completed. Because of that majority ownership, new investors in this offering will be minority shareholders and will not be able to gather sufficient votes to cause a shareholder vote in opposition to Capitol. Accordingly, Capitol may have substantial influence over the business and policies of Sun, including the election of directors, approving or disapproving mergers or consolidations, and other matters.

     Because it is a bank holding company that is regulated by the Federal Reserve Board, Capitol could be caused to take actions with respect to Sun that would not be in the best interests of Sun's minority shareholders. Further, Capitol will, for the foreseeable future, have the ability to take actions with respect to its majority interest in Sun which may not be consistent with the objectives or desires of Sun's minority shareholders.

THERE ARE POTENTIAL CONFLICTS OF INTEREST RELATING TO CAPITOL BANCORP LTD.

     Because of Sun's relationship with Capitol and directors and officers which serve both companies, Sun is likely to face potential conflicts of interest relating to Capitol. Capitol is a publicly traded bank holding company.

     Certain of Sun's executive officers are directors, officers or employees of Capitol and either own, or hold options to purchase, equity securities of Capitol. In particular, Joseph D. Reid, Chairman and Chief Executive Officer of Sun, is also Chairman, President and Chief Executive Officer of Capitol and in such capacity has majority voting control over Capitol's investment in Sun. Upon the consummation of this offering, Capitol will directly own approximately 51% of Sun's outstanding common stock. Conflicts of interest may arise from time to time between Sun and Capitol particularly with respect to the pursuit of overlapping corporate opportunities. Since the formation of Sun, Capitol has pursued bank development opportunities in the Southwestern United States only through Sun. However, there can be no assurance that this approach will continue or that conflicts will not arise in the future. There is no formal process or procedure agreed to by Capitol or Sun for resolution of future conflicts of interest, if any.

     Sun intends to review related-party transactions with Capitol on a case-by-case basis. Because Sun has directors and officers in common with Capitol, there may be inherent conflicts of interest when such directors and officers make decisions related to transactions between Sun and Capitol. Sun could lose valuable management input from such interested directors and officers.

SUN'S POSSIBLE FAILURE TO MAINTAIN ITS LISTING ON THE NASDAQ NATIONAL MARKET(SM) MAY CAUSE ITS SHAREHOLDERS TO EXPERIENCE LIQUIDITY PROBLEMS AND MAKE IT MORE DIFFICULT TO SELL THEIR SHARES.

     Sun has been approved to list its common stock on the Nasdaq National Market(SM), and Sun believes that it will be able to maintain its listing requirements when it completes this offering. If Sun is unable to satisfy the requirements for continued listing on the Nasdaq National Market(SM) trading, if any, would be conducted in the over-the-counter market. As a result, selling Sun's shares may be more difficult, transactions could be delayed, and security analysts' and news media coverage of Sun may be reduced. These factors could result in lower prices and larger spreads in the bid and ask prices for Sun's shares.

SUN IS DEPENDENT UPON THE CONTRIBUTIONS OF ITS KEY MANAGEMENT PERSONNEL.

     Sun's future success depends, in large part, upon the continuing contributions of its key management personnel, including bank presidents. Some of Sun's executive officers have been with Sun for less than a year. The loss of services of one or more key employees at Sun or its bank subsidiaries could have a material adverse effect on Sun. Sun can provide no assurance that it will be able to retain any of its key officers and employees or attract and retain qualified personnel in the future.

     Joseph D. Reid, Sun's Chairman and Chief Executive Officer, has an employment agreement which expires on January 1, 2001. The agreement will automatically extend for another year unless Mr. Reid or Sun gives written notice 45 days prior to the expiration date of the agreement. Certain members of Sun's senior management also have employment agreements with Sun. See "Management -- Employment Agreements."

     Mr. Reid and two other executive officers of Sun are also executive officers of Capitol, the controlling and majority shareholder of Sun. Their continued employment with Sun is, in part, dependent upon their continued employment with Capitol. Since the services of these executive officers are not exclusively devoted to Sun, there is a risk that these management resources may not be immediately available when needed.

     Sun does not have "key person" life insurance policies on any of its key personnel.

IF SUN CANNOT RECRUIT ADDITIONAL PERSONNEL, SUN'S BUSINESS MAY SUFFER.

     Sun's strategy is also dependent upon its continuing ability to attract and retain other highly qualified personnel. Competition for such employees among financial institutions is intense. Availability of personnel with appropriate community banking experience varies. If Sun does not succeed in attracting new employees or retaining and motivating current and future employees, Sun's business could suffer significantly.

     Since beginning operations, Sun has expanded to approximately 110 employees. Sun also has employed many new key personnel, including a President and a number of key managerial and operations personnel. Sun expects to continue to add additional key personnel in the near future.

SUN AND ITS BANKS OPERATE IN AN ENVIRONMENT HIGHLY REGULATED BY STATE AND FEDERAL GOVERNMENT; CHANGES IN FEDERAL AND STATE BANKING LAWS AND REGULATIONS COULD HARM SUN'S BUSINESS.

     As a bank holding company, Sun is regulated primarily by the Federal Reserve Board. Sun's current bank subsidiaries are regulated primarily by the state banking regulators and the FDIC.

     Federal and the various state laws and regulations govern numerous matters of the banks, including;

     - adequate capital and financial condition,

     - permissable types, amounts and extensions of credit and investments,

     - permissable nonbanking activities, and

     - restrictions on dividend payments.

     Federal and state regulatory agencies have extensive discretion and power to prevent or remedy unsafe or unsound practices or violations of law by banks and bank holding companies. Sun and its banks also undergo periodic examinations by one or more regulatory agencies. Following such examinations Sun may be required, among other things, to change its asset valuations or the amounts of required loan loss allowances or to restrict its operations. Such actions would result from the regulators' judgments based on information available to them at the time of their examination. The banks' operations are required to follow a wide variety of state and federal consumer protection and similar statutes and regulations. Such federal and state regulatory restrictions limit the manner in which Sun and its banks may conduct business and obtain financing. Those laws and regulations can and do change significantly from time to time, and any such change could adversely affect Sun. See "Supervision and Regulation."

REGULATORY INTERVENTION COULD SEVERELY LIMIT FUTURE EXPANSION PLANS.

     The banking industry is highly regulated. Sun and each of its banks are regulated by various governmental agencies. In order to carry out some of its expansion plans, Sun is required to obtain permission from the Federal Reserve Board. Applications for the formation of new banks are submitted to the state and federal bank regulatory agencies for their approval. Many states have laws relating to interstate banking and interstate branching by an out-of-state bank holding company, or company controlled by an out-of-state bank holding company, which may restrict entry or acquisition of newly formed banks by an out-of-state bank holding company.

     While Sun's recent experience with the regulatory application process has been favorable, the future climate for regulatory approval is impossible to predict. Regulatory agencies could prohibit or otherwise significantly restrict the expansion plans of Sun, its current bank subsidiaries and future start-up banks.

THE BANKS' ALLOWANCES FOR LOAN LOSSES MAY PROVE INADEQUATE TO ABSORB ACTUAL FUTURE LOAN LOSSES.

     Sun believes that its consolidated allowance for loan losses is maintained at a level adequate to absorb any inherent losses in the loan portfolios of its banks. Management's estimates are used to determine the allowance that is considered adequate to absorb losses in the loan portfolios of Sun's banks. Management's estimates are based on historical loan loss experience, specific problem loans, value of underlying collateral and other relevant factors. These estimates are subjective and their accuracy depends on the outcome of future events. Actual future losses may differ from current estimates. Depending on changes in economic, operating and other conditions, including changes in interest rates, that are generally beyond Sun's control, actual loan losses could increase significantly. As a result, such losses could exceed current allowance estimates. No assurance can be provided that the allowance will be sufficient to cover actual future loan losses should such losses be realized.

     Because Sun's banks do not have seasoned loan portfolios, it is likely that the ratio of the allowance for loan losses will need to be increased in future periods as those loan portfolios become more mature. If it becomes necessary to increase the ratio of the allowance for loan losses to total loans, such increases would be accomplished through higher provisions for loan losses, which will adversely impact net income or will increase operating losses.

     In addition, bank regulatory agencies, as an integral part of their supervisory functions, periodically review the adequacy of the allowance for loan losses. Such regulatory agencies may require Sun or its banks to increase its provision for loan losses or to recognize further loan charge-offs based upon judgments different from those of management. Any increase in the allowance required by regulatory agencies could have a negative impact on Sun's operating results.

CHANGES IN INTEREST RATES MAY ADVERSELY AFFECT SUN'S BUSINESS.

     Changes in Net Interest Income. Sun's profitability is significantly dependent on net interest income. Net interest income is the difference between interest income on interest-earning assets, such as loans, and interest expense on interest-bearing liabilities, such as deposits. Therefore, any change in general market interest rates, whether as a result of changes in monetary policies of the Federal Reserve Board or otherwise, can have a significant effect on our net interest income. Sun's assets and liabilities may react differently to changes in overall market rates or conditions because there may be mismatches between the repricing or maturity characteristic of assets and liabilities. As a result, changes in interest rates can affect net interest income in either a positive or negative way.

     Changes In The Yield Curve. Changes in the difference between short and long-term interest rates, commonly known as the yield curve, may also harm Sun's business. For example, short-term deposits may be used to fund longer-term loans. When differences between short-term and long-term interest rates shrink or disappear, the spread between rates paid on deposits and received on loans could narrow significantly, decreasing net interest income.

NO PRIOR MARKET FOR COMMON STOCK AND POSSIBLE VOLATILITY OF STOCK PRICE.

     Prior to this offering, there has been no established market for Sun's common stock. There can be no assurance that an active public market for Sun's common stock will develop at any time in the future. If an active market develops, there can be no assurance that it will continue. If a public market develops, the market price of Sun's common stock may fluctuate in response to numerous factors, including variations in the annual or quarterly financial results of Sun or its competitors, changes by financial research analysts in their estimates of the earnings of Sun or its competitors or the failure of Sun or its competitors to meet such estimates, conditions in the economy in general or the banking industry in particular, or unfavorable publicity affecting Sun, its banks, or the industry. In addition, equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market price for many companies' securities and have been unrelated to the operating performance of those companies. Any fluctuation may adversely affect the prevailing market price of Sun's common stock.

     In addition, any significant sales of Sun's common stock owned by Capitol could result in a significant reduction in the market price of Sun's common stock.

SUN HAS NO PRESENT INTENTION TO PAY DIVIDENDS AND DOES NOT PLAN TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE.

     Sun has not paid cash dividends on its common stock and does not plan to pay dividends in the foreseeable future. Sun's ability to declare a dividend on its common stock will depend upon many factors including future earnings, operating and financial condition, capital requirements, general business conditions and receipt of regulatory approvals, if then required. Sun is a legal entity separate and distinct from its bank subsidiaries. Substantially all of Sun's revenue and cash flows, including funds available for the payment of operating expenses, is dependent upon payment of management fees and data processing fees to Sun by its banks. Any funds available for payments of dividends by Sun in the future, if any, will be mostly dependent upon the payment of dividends to Sun from its banks. Dividends payable by the banks are severely restricted by existing regulatory requirements. Further, most of Sun's banks have a retained-earnings deficit and would be prohibited from the payment of any cash dividends until the deficit has been eliminated and a sufficient amount of retained-earnings would exist for the payment of a dividend.

YOU WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION IN YOUR SHARES.

     Investors in this offering will experience an immediate and substantial dilution in the book value of the common stock. If you purchase shares of Sun's common stock in this offering, the pro forma net book value of your shares at March 31, 1999 would have been $9.29. This is $6.71 less than your purchase price. See "Dilution."

MANAGEMENT WILL HAVE SUBSTANTIAL DISCRETION OVER THE USE OF THE PROCEEDS OF THIS OFFERING.

     Sun has not designated specific uses for the net proceeds of this offering. Sun intends to use the net proceeds for investment in present and future bank and banking holding company subsidiaries. You must rely upon the judgment of Sun's management who will have significant flexibility with respect to applying the net proceeds. See "Use of Proceeds."

SHARES ELIGIBLE FOR PUBLIC SALE AFTER THIS OFFERING COULD ADVERSELY AFFECT SUN'S STOCK PRICE OR ABILITY TO RAISE CAPITAL.

     If one or more of Sun's shareholders sell significant amounts of Sun's common stock in the public market, the market price of Sun's common stock could drop. These sales could make it difficult for Sun to raise funds through future offerings of common stock or depress Sun's stock price at a time when Sun needs to raise capital. Even the perception that significant amounts of shares could be sold in the public market could affect Sun's stock price.

     When this offering is complete, Sun will have outstanding 5,503,870 shares of common stock, of which 1,536,788 will be freely transferable without restriction or further registration as long as they are not owned by affiliates. The remaining 3,967,082 shares, or approximately 72% of the shares outstanding after the offering, will not be freely transferable; however, these shares may be available for future sale with limited or no restrictions.

SUN RELIES ON COMPUTER HARDWARE, SOFTWARE, AND INTERNET-BASED TECHNOLOGY THAT COULD HAVE YEAR 2000 PROBLEMS AND ADVERSELY AFFECT THE DELIVERY OF BANK SERVICES TO OUR CUSTOMERS.

     Sun relies extensively on computer hardware, software and related technology, together with data, in the operation of its business. This technology and data are used in creating and delivering bank products and services, and in Sun's internal operations, for example, its billing and accounting. In connection with Capitol, who uses systems similar to those Sun uses, Sun has initiated an enterprise-wide program to evaluate the technology and data used in the creation and delivery of bank products and services and in Sun's internal operations. If Sun fails to complete this implementation of its Year 2000 plan prior to the commencement of the Year 2000, or bank customers and suppliers fail to successfully remediate their own Year 2000 issues, it could materially adversely affect Sun and its banks. The program includes resolving any Year 2000 issues that are related to Sun and its banks' systems, customers and suppliers. However, there can be no assurances that third parties will successfully remedy their own Year 2000 issues over which Sun has no control. See "Management's Discussion and Analysis of Financial Condition and Results of Operations for Periods Ended December 31, 1998, 1997 and 1996 -- Year 2000."

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

     This prospectus includes forward-looking statements. Sun has based these forward-looking statements on its current expectations and projections about future events. These forward-looking statements may be impacted by risks, uncertainties and assumptions. Examples of some of the risks, uncertainties or assumptions that may impact the forward-looking statements are:

     - the results of management's efforts to implement Sun's business strategy including planned expansion into new markets such as Nevada and California;

     - adverse changes in the banks' loan portfolios and the resulting credit risk-related losses and expenses;

     - adverse changes in the economy of the banks' market areas that could increase credit-related losses and expenses;

     - adverse changes in real estate market conditions that could also negatively affect credit risk;

     - the possibility of increased competition for financial services in Sun's markets;

     - fluctuations in interest rates and market prices, which could negatively affect net interest margins, asset valuations and expense expectations;

     - changes in regulatory requirements of federal and state agencies applicable to bank holding companies and Sun's present and future banking subsidiaries;

     - year 2000 (Y2K) computer, embedded chip and related data processing issues; and

     - other factors discussed in "Risk Factors."

     Sun undertakes no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                                USE OF PROCEEDS

     The net proceeds to Sun from the offering (after deducting estimated expenses of the offering, which are expected to be $510,000) are estimated to be approximately $25 million. It is currently expected that the net proceeds from the offering will be used by Sun for investment in bank and bank holding company subsidiaries to fund the development and growth of new or existing banks, including expansion into new geographic markets, as part of Sun's growth strategy. Pending application of the net proceeds described above, Sun currently intends to place such funds as deposits at affiliated or unaffiliated banks or invest in high-grade investment securities.

     In Sun's recent experience, newly-formed banks in Arizona have been required by bank regulators to have initial capitalization of not less than $4.2 million. Since state-chartered banks are formed under differing state rules, new banks in states other than Arizona may require more or less than that amount and those requirements could change, including requirements in Arizona. If Sun purchases at least 51% of the new bank's common stock it will invest at least $2,397,000 in each new bank if the required capital for the new bank is $4.7 million. In addition to its investment in a new bank, Sun may also fund some of the bank's preopening and start-up costs before it opens, which could approximate between $150,000 and $300,000. Sun anticipates that its currently planned banks will have average initial capital of $4.7 million and that Sun will purchase at least 51% of each bank's common stock. See "Recent Developments."

     Other than the pending bank applications and the second bank currently planned to be developed in Nevada, Sun has not yet developed the specific plans or identified the specific locations of additional new bank formations. Accordingly, the cost, timing and amount of funds required by Sun for development and growth opportunities cannot be precisely determined at this time. Although there are no specific plans for the use of a majority of the net proceeds, Sun is effecting this offering at this time because of favorable market conditions that currently exist for the public offering of stock within Sun's industry. If unforeseen events should occur or business conditions change, some or all of the net proceeds may be applied in a different manner. See "Risk Factors -- Management will have substantial discretion over the use of proceeds of this offering."

                                 CAPITALIZATION

     The table presented below shows Sun's actual total capitalization as of March 31, 1999, and as adjusted to reflect the issuance and sale of 1,650,000 shares of common stock which Sun is offering in this prospectus and the application of the estimated net proceeds as described in "Use of Proceeds."

                                                           ACTUAL     AS ADJUSTED
                                                          --------    -----------
                                                          (DOLLARS IN THOUSANDS)
Debt obligations........................................  $     --     $     --
Minority interest in consolidated subsidiaries..........     9,280        9,280
Stockholders' equity:
  Common Stock, no par value, 50,000,000 shares
     authorized(1); issued and outstanding:
     Actual -- 3,853,870 shares
     As adjusted -- 5,503,870 shares....................    26,866       51,861
  Retained-earnings deficit.............................      (742)        (742)
  Market value adjustment (net of tax effect) for
     investment securities available for sale
     (accumulated other comprehensive income)...........         4            4
                                                          --------     --------
          Total stockholders' equity....................    26,128       51,123
                                                          --------     --------
          Total capitalization..........................  $ 35,408     $ 60,402
                                                          ========     ========
Shares of common stock subject to issuance pursuant to
  outstanding stock options.............................   560,973      808,473(2)
                                                          ========     ========
Capital ratios:
  Ratio of total capitalization to total assets.........     22.25%       32.81%
  Tier 1 risk-weighted ratio............................     25.68        40.70
  Total risk-weighted ratio.............................     27.61        42.24

-------------------------
(1) Sun's Articles of Incorporation were amended in May 1999 to increase the number of authorized shares of common stock from 10,000,000 to 50,000,000. See "Description of Capital Stock."

(2) Assumes 247,500 additional stock options will be granted pursuant to Sun's stock option program upon completion of the offering. See
    "Management -- Stock Option Program."

                                DIVIDEND POLICY

     Sun has not declared or paid a cash dividend on its common stock and does not plan to declare or pay a cash dividend on the common stock in the foreseeable future. Dividends may be paid only out of legally available funds as permitted by statute, at the discretion of Sun's board of directors. See "Risk Factors -- Sun Has No Present Intention To Pay Dividends and Does Not Plan To Pay Dividends in the Forseeable Future" and "Supervision and
Regulation -- Financial Institution Regulation Generally -- Dividend
Limitations."

     Sun is a legal entity separate and distinct from its bank subsidiaries. Substantially all of Sun's revenues and cash flow, including funds available for other operating expenses, will be paid from fees charged by Sun to its banks for management and data processing services. Funds available for payments of dividends by Sun would principally consist of dividends paid to Sun by its banks. Due to the development status of Sun's banks, their ability to pay dividends to Sun is severely limited. There are also statutory and regulatory limitations on the amount of dividends that may be paid to Sun by its banks. See "Risk Factors -- Sun Has No Present Intention to Pay Dividends and Does Not Plan To Pay Dividends in the Forseeable Future" and "Supervision and
Regulation -- Financial Institution Regulation Generally -- Dividend Limitations" for a discussion of regulatory restrictions on the payment of dividends by the banks to Sun.

                                    DILUTION

     The following table summarizes the pro forma book value per share resulting from this offering, representing an immediate increase of $2.51 per share to current shareholders and an immediate dilution in book value of $6.71 per share to persons purchasing shares in this offering:

Per share price in this offering............................           $16.00
Net book value per share at March 31, 1999..................  $6.78
Increase attributable to investors in this offering.........   2.51
                                                              -----
Pro forma net book value per share after offering...........             9.29
                                                                       ------
Per share book value dilution to investors in this
  offering(1)...............................................           $ 6.71
                                                                       ======

---------------

(1) Does not give effect to and assumes no prior exercise of any of currently outstanding options to purchase up to an aggregate of 560,973 shares of common stock, all of which are currently exercisable. If all options were exercised, the pro forma net book value per share after the offering would be $9.13 and the per share book value dilution to investors in this offering would be $6.87.

     The following table compares, on a pro forma basis at March 31, 1999, the total number of shares of common stock purchased from Sun, the total cash consideration paid and the average price per share paid by existing shareholders prior to the offering and by investors in this offering.

                               SHARES PURCHASED      TOTAL CONSIDERATION
                             --------------------   ----------------------    AVERAGE
                                         PERCENT                  PERCENT      PRICE
                              NUMBER     OF TOTAL     AMOUNT      OF TOTAL   PER SHARE
                             ---------   --------   -----------   --------   ---------
Existing shareholders(1)...  3,853,870      70%     $26,866,516      50%      $ 6.97
Investors in this
  offering.................  1,650,000      30%      26,400,000      50%       16.00
                             ---------     ----     -----------     ----
          Total............  5,503,870     100%     $53,266,516     100%
                             =========     ====     ===========     ====

-------------------------
(1) Does not give effect to and assumes no prior exercise of any currently outstanding options to purchase up to an aggregate of 560,973 shares of common stock, all of which are currently exercisable.

                              RECENT DEVELOPMENTS

PENDING BANK APPLICATIONS

     In February 1999, Sun filed applications for formation of East Valley Community Bank to be located in Chandler, Arizona. These bank applications were subsequently approved by the Arizona Banking Department and the Federal Deposit Insurance Corporation. Sun's purchase of at least 51% of the common stock of East Valley Community Bank was approved by the Federal Reserve Bank of Chicago, under delegated authority of the Federal Reserve Board. This bank opened on June 30, 1999.

     Nevada Community Bancorp Limited, formed in early 1999 to become a bank holding company to be engaged in bank development activities in the state of Nevada, was capitalized in April 1999 through a $10.0 million private placement. Of this amount, $5.1 million was invested by Sun. Sun owns a majority interest in Nevada Community Bancorp Limited. In April 1999, an application was filed for Desert Community Bank to be formed and located in the community of Las Vegas, Nevada. That application is pending approval by the state of Nevada and the FDIC. Approval by the Federal Reserve Board or, under delegated authority, the Federal Reserve Bank of Chicago will be necessary for Nevada Community Bancorp Limited's purchase of a majority interest in Desert Community Bank.

RECENT HIRINGS

     In February 1999, Sun hired John S. Lewis to become President and a director of Sun. Mr. Lewis has substantial banking experience in the Southwestern portion of the United States with 22 years of prior banking experience. Mr. Lewis will oversee bank performance and Sun's support services provided to its banks.

     In early 1999, Sun hired Thomas C. Mangione to become Chief Operating Officer of Nevada Community Bancorp Limited. Mr. Mangione has over 23 years of experience in the banking industry, serving in varying capacities at First Interstate Bank (subsequently merged with Wells Fargo). He also served on the board of directors of Wells Fargo Bank from 1995 to 1996. Mr. Mangione will provide oversight to Nevada Community Bancorp Limited's banks.

FUTURE EXPANSION

     Sun plans to continue its expansion through the development of newly formed banks. Sun has under consideration additional markets including Albuquerque, New Mexico, California, and additional sites in Las Vegas, Nevada for this expansion. Sun expects to file a second Nevada bank application during 1999. Sun will continue to explore new markets in the Southwest and currently anticipates that at least two additional bank formations will be pursued in 1999. However, as of the date of this offering, no other applications have been filed.

                                    BUSINESS

OVERVIEW

     Sun Community Bancorp Limited is a recently-formed company engaged in the business of bank development. Its approach to banking is focused on the development and operation of a number of small banks during an era of industry consolidation and branching. Sun believes it follows a unique approach which includes local investment in its community banks. Each of Sun's banks operates independently. Each bank is community-focused in its business activities in terms of local investment, local leadership and local decision-making in all aspects of making loans and providing deposit services. Sun's primary roles are bank development and providing services, including data processing, accounting and similar administrative activities, which are most efficiently performed on a combined basis for the banks.

     Sun was organized as an Arizona corporation on November 4, 1996. It became a bank holding company in May 1997 when it completed a share exchange with the shareholders of Bank of Tucson, an Arizona commercial bank. Bank of Tucson had been formed by the same group of organizers in June of 1996. As a result of that share exchange, Bank of Tucson became Sun's first bank subsidiary, and is 100% owned by Sun.

     Although viewed by regulators as a bank holding company, Sun describes itself as a bank development company. The concept of bank development differs from 'bank holding' because it is more active, proactive and dynamic.

     Sun views bank development as:

     - managing Sun's investments in its banks,

     - mentoring new banks through their most crucial and early formative periods,

     - identifying opportunities for development of new banks,

     - recruiting management from the local community for new banks,

     - recruiting directors from the local community for new banks,

     - facilitating the regulatory process for new banks, and

     - raising capital for new banks.

     Sun's approach to bank development is patterned after Capitol Bancorp's successful bank development strategy. Capitol has total assets of approximately $1 billion and includes 17 banks currently. Capitol's assets and number of banks include Sun and Sun's banks because of Capitol's 51% ownership of Sun.

SUN'S BANKING PHILOSOPHY

     The focus of Sun's banking philosophy is the bank customer. In this era of bank consolidation, branch closings and treating bank customers as a commodity, management believes opportunities for customer-focused banking are significant.

     Sun's banks are small and operate in big markets. They operate from a single location and do not have any branches. Each bank has a president. The president's office is adjacent to the bank lobby and his or her door is open to customers. The bank president serves customers. Each bank makes its own credit decisions. Each bank prices and markets its own loan and deposit products. Each bank has its own board of directors, drawn mainly from leaders within the local business community, which has full authority over the bank, in contrast to "advisory" boards which lack authority. Each bank begins with local investors. Each bank endeavors to be a solid citizen in its community.

     Each bank is focused on the customer. Sun provides the back-room and administrative support and mentoring to aid in the development and growth of the banks.

     In the past few years, a number of independent banks have been formed by others, resulting from the waves of consolidation in the banking industry. However, Sun's banking philosophy differs from some other banks in a number of significant ways.

     Sun emphasizes minimal capitalization of its banks, generally $5 million or less, in order to achieve the benefits of leverage earlier and, in Sun's opinion, at a significantly lower cost than independently formed banks. Sun's external costs of raising capital for its banks on a community offering basis have typically approximated less than $175,000 per bank. Some other banks are, in Sun's opinion, excessively capitalized at $10 million or more, often through an initial public offering of their common stock. When capitalized at that level, the costs of raising capital can be $750,000 or more, and can often take an extended period of time to achieve appropriate leverage (i.e., adding sufficient loans and deposits to create a reasonable return on equity). Sun's banks emphasize their smallness. Larger banks tend to emphasize their need for a targeted market share because they need to, in part, due to their larger capitalization. On the other hand, Sun's banks do not focus on market share as a key indicator of success; being a small bank in a big market can provide a superior rate of return on deployed capital and assets.

     Sun's banks have access to an efficient back-room and a management team which has significant experience in starting community banks. In contrast, some other banks must independently identify and implement back-room systems and typically lack experience in starting new banks. Sun's banks start small and stay small from a management and staffing perspective. Typically, Sun's banks begin with a total staff of less than 10 people and then add staff when growth and customer service needs dictate. Larger banks tend to have infrastructure or larger staff and hierarchy.

     Recent industry statistics report that newly formed banks on average take between one and two years to reach break-even operating results. Sun's banks seek to achieve profitability within their first year of operation and to earn back their operating losses in advance of their 36th month of operation. For example, Bank of Tucson achieved profitability in its 11th month and cumulative profitability in its 19th month of operation. Valley First Community Bank has been operating for almost two years. It became profitable in its 13th month and has not yet reached cumulative profitability. Camelback Community Bank, Southern Arizona Community Bank, Mesa Bank, and Sunrise Bank of Arizona have not yet reached profitability. They range in age from five to 12 months.

SUN'S CONCEPT OF SHARED VISION

     Under Sun's approach, each of Sun's banks conducts a community stock offering prior to opening. Typically, up to 49% of the bank's stock will be sold in the local community, generally involving more than 100 local investors. When forming a new bank, Sun purchases a majority interest and does not seek 100% ownership.

     Sun views this joint ownership to be a shared vision. It is a vision that the community has a need for a new bank, one which is focused on the customer. It is shared because of the joint investment of community investors and Sun. Sun's management believes its shared vision concept also applies to other relationships, including bank customers and employees.

     Sun's strategy of involving community investors in the newly formed banks has several advantages:

     - requires less capital investment in new banks by Sun at the outset,

     - ties the local community to the bank better than solely through marketing,

     - reduces the amount of early period startup losses in Sun's net income, and

     - leverages Sun's capital.

     Under current accounting rules, entities which are more than 50% owned by another are consolidated or combined for financial reporting purposes. This means that all of the banks' assets are included in Sun's consolidated balance sheet, regardless of whether Sun owns 51% or 100%. Sun's net income, however, will only include its subsidiaries net income or net loss to the extent of its ownership percentage. This means that when a newly formed bank incurs early start-up losses, Sun will only reflect that loss based on its ownership percentage. Conversely, when banks generate income, Sun will only reflect that income based on its ownership percentage. Based on Sun's experience, it typically requires a full year of operation before a bank becomes profitable.

SUN'S CURRENT OPERATIONS

     After its initial formation and first bank addition, Sun added several newly-formed banks to its consolidated group. In 1997, Sun added one new bank, bringing the total number of banks to two at year end 1997. 1998 was a year of significant bank development activity, with the addition of four banks. At year end 1998, the consolidated group included a total of six banks, all less than three years old at that date and four less than one year old.

     All of Sun's current banks are located in Arizona. The following table lists each of the fully operational banks, their community and related summary information:

                                                        SUN'S
                                                      OWNERSHIP
BANK                                     LOCATION     PERCENTAGE     DATE OPENED
----                                    ----------    ----------    -------------
Bank of Tucson........................  Tucson           100%       June 1996
Valley First Community Bank...........  Scottsdale        52%       June 1997
Camelback Community Bank..............  Phoenix           55%       May 1998
Southern Arizona Community Bank.......  Tucson            51%       August 1998
Mesa Bank.............................  Mesa              53%       October 1998
Sunrise Bank of Arizona...............  Phoenix           51%       December 1998

     Each of the banks operates from a single location, without branches. The banks are organized as state commercial banks and their deposits are insured by the FDIC.

     Sun's plans for 1999 include the ongoing growth and development of its existing banks and the formation of additional new banks. See "Recent Developments."

     BANK DEVELOPMENT ACTIVITY OCCURS ON VARIOUS LEVELS. In Arizona, Sun's banks are direct subsidiaries, although Sun's ownership varies between 51% and 100%, as shown in the table above. In states other than Arizona, Sun intends to form new banks through subsidiary bank holding companies which are majority-owned by Sun.

     For example, in early 1999, Nevada Community Bancorp Limited was formed. In April 1999, the Nevada company completed a private placement of $10 million of common stock, of which Sun purchased $5.1 million. As a result, Sun owns 51% and has majority voting control of the Nevada company. The Nevada company is expected to purchase a majority interest in a bank being formed in Las Vegas later this year. The Nevada company may also purchase a majority interest in one or two additional banks in Nevada in 1999. It is expected that Sun will provide back-room and related administrative support services to the Nevada company and its future subsidiary banks.

     Sun provides back-room and administrative support services on a combined basis for each of the banks. These services include:

     - data processing,

     - processing of checks and deposits,

     - accounting,

     - internal and external financial reporting,

     - asset/liability management,

     - internal audit,

     - credit administration and loan review,

     - regulatory compliance assistance,

     - budgeting,

     - strategic planning,

     - legal support services,

     - human resources and employee benefits administration, and

     - other administrative support services.

     These back-room and administrative support services do not involve a direct interface with the bank customer. Sun is able to provide these services economically and efficiently and at a lower cost to each bank than if they had to contract for services separately through other providers. Sun also provides these services on a transparent basis, maintaining the customer-contact interface at the bank level.

     Sun also actively monitors and mentors its banks through the following activities:

     - Reviewing monthly financial statements of each bank, including comparisons to budget and other goals or performance targets,

     - Actively participating in the development of detailed budgets for each bank,

     - Periodic internal auditing of transactions, balances, lending activity and deposit gathering,

     - Loan review procedures to monitor loan quality, origination procedures and identification of problem loans,

     - Asset/liability management assistance to monitor and enhance profitability, balance sheet management and net interest margins, and

     - Implementing a comprehensive risk management program which includes a risk matrix and assesses trends in business and financial risks at each bank.

     Sun currently anticipates using a similar bank development strategy in other states, such as California and New Mexico. While other states are currently under consideration by Sun's management, there are no specific plans at this time.

MARKETS

     Sun's banks currently are all located in the state of Arizona. Two are located in greater Tucson and the rest are located in or around Phoenix. The metropolitan area of both Phoenix and Tucson are large and Sun's banks in those communities do not compete with each other either due to having sufficient geographic distance from each other or differing business emphasis.

     Phoenix is located within Maricopa County, one of the nation's fastest growing economies. Pima County, which includes greater Tucson has reported significant growth in recent years, but at a pace less than Maricopa County. According to recent statistics, Maricopa County is one of the fastest growing counties in the United States.

     Each of the banks offers a comprehensive range of banking products and services, tailored to meet the needs of the bank customers. The banks' primary customer emphasis is on entrepreneurs, professionals and other high net worth individuals seeking personalized banking services. The banks emphasize commercial loans, consistent with the banks' focus on business customers. The banks also offer residential and other consumer loans. One bank, Sunrise Bank of Arizona, emphasizes SBA lending (loans made through the Small Business Administration, an agency of the US government).

     Each bank defines its own particular market. No map lines are drawn to prohibit any of Sun's banks from pursuing customers in particular areas. Each bank develops its own marketing effort, tailored to the strengths of bank management, the bank's location and bank's board of directors.

     The banks offer trust services through Valley First Community Bank, which is Sun's only bank currently having trust powers. Bank of Tucson has a wholly-owned subsidiary, Sun Community Mortgage Company, which offers certain types of residential mortgage loans, principally in greater Tucson.

     Each of the banks offers a wide range of deposit products, with emphasis on business checking accounts and time deposits.

COMPETITION

     The markets of Sun's banks are dynamic and highly competitive. Sun's banks are small banks in large markets. The market share of Sun's banks, individually and collectively, is not significant. Sun's banks are not expected to achieve significant market share, rather, they are expected to remain small.

     Banking services, in general, are viewed as a commodity. This perception seems to result from a retail orientation of larger, megabanks and other mass marketers of financial services. Sun's banks do not have a retail focus, they have a relationship focus. Sun's banks seek the profitable customer relationship which has been displaced through mergers, mass marketing and an impersonal approach to handling the customer. Sun believes that there is a large enough group of profitable customers seeking a banking relationship within Sun's target markets to enable small customer-focused banks to thrive in the shadows of larger institutions. There is, however, little statistical evidence to support this view.

     Competition for loans and deposits is intense in Sun's markets. Larger banks and nonbank financial institutions are aggressive in their efforts to obtain banking business on the basis of price, delivery and service. While Sun's banks frequently encounter competitive situations in both loans and deposits which are price driven, Sun's banks emphasize their personalized service and ability to meet the customers' needs, rather than emphasizing price. Competitive opportunities based solely on price are not desirable to Sun's banks; the emphasis is on customer relationships.

     Sun's banks' competitive advantages are:

     - local decision making,

     - quick response time,

     - service, and

     - follow-through.

     The competitors of Sun's banks vary from large to very large banks. In addition, there is a significant number of nonbank competitors, including commercial finance companies, credit unions, credit card issuers, loan 'stores' and numerous other companies and agencies which provide credit or investment accounts or both. All of the competitors are significantly larger than Sun's banks, individually and collectively, and have resources much larger than Sun or its banks.

     The small size of Sun's banks limits the size of the loans each bank can make. All commercial banks have legal lending limits which are based primarily upon a bank's capital. Larger banks have significantly larger legal lending limits than small banks, such as Sun's. While this can adversely impact the banks' ability to compete on loan transactions, the banks can make larger loans than their individual lending limit through having other banks, which can be affiliated or unaffiliated banks, participate in making the loan. Sun's banks emphasize commercial loans of $350,000 to $600,000 individually and larger loans through loan participations with other banks.

     Each of Sun's banks operates from a single location. Competitors generally operate from multiple locations including branches and the Internet. The single locations of Sun's banks are not perceived to be a limiting factor but are perceived to be a competitive advantage because:

     - the customer seeks a banking relationship,

     - the bank's decision-makers are on site,

     - the bank makes house calls (courier service or other on-site delivery), and

     - the bank's location is convenient.

EMPLOYEES

     At March 31, 1999, Sun and its banks employed a total of 110 full time employees. None of the work force is unionized. Management believes that its relationships with employees is good.

PROPERTIES

     As of March 31, 1999, none of Sun's or its banks' facilities are owned by Sun. Sun's and its banks' office facilities are leased under operating leases with third parties except for an operating lease for a proposed bank location. See "Recent Developments." These lease agreements typically have a lease term of 10 years plus renewal options. Sun believes that its facilities are adequate for its operations, as now conducted. Additional information about Sun's rent expense and lease commitments is included in the accompanying financial statements for the periods ended December 31, 1998.

RELATIONSHIP WITH CAPITOL BANCORP LTD.

     Sun is 51% owned by Capitol Bancorp Ltd., a Michigan based, publicly traded bank holding company. Capitol will purchase about 51% of the shares sold in this offering and will maintain its 51% ownership of Sun. Capitol is currently required by the Federal Reserve Board to maintain not less than 51% voting control of Sun. Sun has entered into an anti-dilution agreement with Capitol which requires Sun to afford to Capitol the opportunity to maintain Capitol's ownership percentage of Sun at 51%. Pursuant to Capitol's By-Laws, Joseph D. Reid, as President of Capitol, has authority to vote Sun's shares held by Capitol.

     Sun and Capitol, and their bank subsidiaries, share a number of common directors and executive officers. Sun's Chairman and Chief Executive Officer, Joseph D. Reid, is also Chairman, President and Chief Executive Officer of Capitol. Mr. Reid is also a significant shareholder of Sun and Capitol. Lee W. Hendrickson is Senior Vice President and Chief Financial Officer of Sun and Capitol. Cristin Reid English is Vice President and General Counsel of Sun and Capitol, and director of two subsidiary banks of Capitol.

     Sun and its banks operate separately from Capitol. Although Sun's and Capitol's data processing systems are substantially similar, they are physically separate in different states and are not interdependent.

     Some of Sun's employee benefit plans are either patterned after Capitol's or are a part of a multiemployer plan with Capitol. Sun and Capitol jointly purchase some insurance, including property, casualty, directors' and officers' insurance.

     Michael L. Kasten, Sun's Vice Chairman, is also a director of Capitol. Michael J. Devine, a director of Sun, is also a director of Oakland Commerce Bank, a subsidiary of Capitol. Messrs. Kasten and Devine both serve as directors of each of Sun's current bank subsidiaries.

     There are no agreements or understandings which prohibit Capitol from engaging in business activities in competition with Sun or its banks. Similarly, there are no agreements or understandings which prohibit Sun from engaging in business activities in competition with Capitol or its bank subsidiaries. See "Risk Factors -- There are potential conflicts of interest relating to Capitol Bancorp Ltd."

LEGAL PROCEEDINGS

     Neither Sun nor any of its banks are a party to any legal proceeding or are aware of any threatened litigation where Sun or its banks may be exposed to any material loss.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     Selected consolidated financial data as of and for the periods ended December 31, 1998 are derived from, and should be read in conjunction with, Sun's Consolidated Financial Statements appearing elsewhere in this prospectus. Selected consolidated financial data as of and for the three months ended March 31, 1999 and 1998 should also be read in conjunction with the Condensed Consolidated Interim Financial Statements of Sun and the Notes thereto, appearing elsewhere in this prospectus, and the information set forth under "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." AS DESCRIBED ELSEWHERE IN THIS PROSPECTUS, BECAUSE OF THE NUMBER OF BANKS ADDED IN 1997 AND 1998, SUN'S HISTORICAL OPERATING RESULTS ARE OF LIMITED RELEVANCE IN EVALUATING SUN'S HISTORICAL FINANCIAL PERFORMANCE AND PREDICTING SUN'S FUTURE OPERATING RESULTS.

                                   THREE MONTHS ENDED
                                        MARCH 31          PERIODS ENDED DECEMBER 31
                                   ------------------   -----------------------------
                                     1999      1998     1998(1)    1997(2)   1996(3)
                                   --------   -------   --------   -------   --------
                                      (UNAUDITED)
SELECTED STATEMENT OF OPERATIONS
  DATA:
Interest income:
  Portfolio loans (including
     fees).......................  $  2,258   $   913   $  5,296   $ 1,845   $    114
  Loans held for resale..........        28        --         30        --         --
  Taxable investment
     securities..................       200       185        763       736        186
  Federal funds sold.............       461       237      1,230       290         45
  Interest-bearing deposits with
     banks and other.............        29        --         25        --          9
                                   --------   -------   --------   -------   --------
          Total interest
             income..............     2,976     1,335      7,344     2,871        354
Interest expense:
  Demand deposits................       546       270      1,427       626         74
  Savings deposits...............         3         2          9         6
  Time deposits..................       337       123        844       282         41
  Other..........................        --        --         --        --          8
                                   --------   -------   --------   -------   --------
          Total interest
             expense.............       886       395      2,280       914        123
                                   --------   -------   --------   -------   --------
          Net interest income....     2,090       940      5,064     1,957        231
Provision for loan losses........       209        41        379       268         49
                                   --------   -------   --------   -------   --------
          Net interest income
             after provision for
             loan losses.........     1,881       899      4,685     1,689        182
Noninterest income:
  Service charges on deposit
     accounts....................        70        38        224        87          8
  Other..........................        48        21        110        38          2
                                   --------   -------   --------   -------   --------
          Total noninterest
             income..............       118        59        334       125         10

                                   THREE MONTHS ENDED
                                        MARCH 31          PERIODS ENDED DECEMBER 31
                                   ------------------   -----------------------------
                                     1999      1998     1998(1)    1997(2)   1996(3)
                                   --------   -------   --------   -------   --------
                                      (UNAUDITED)
Noninterest expense:
  Salaries and employee
     benefits....................  $  1,410   $   409   $  2,673   $ 1,021   $    246
  Occupancy......................       241        76        546       179         24
  Equipment rent, depreciation
     and maintenance.............       247        89        557       173         34
  Deposit insurance premiums.....         2         1          6         1          1
  Other..........................       563       221      1,548       662        135
                                   --------   -------   --------   -------   --------
          Total noninterest
             expense.............     2,463       796      5,330     2,036        440
                                   --------   -------   --------   -------   --------
          Income (loss) before
             federal income
             taxes, minority
             interest and
             cumulative effect of
             change in accounting
             principle...........      (464)      162       (311)     (222)      (248)
Federal income taxes (benefit)...       (64)       75         29       (33)       (84)
                                   --------   -------   --------   -------   --------
Income (loss) before minority
  interest and cumulative effect
  of change in accounting
  principle......................      (400)       87       (340)     (189)      (164)
Minority interest in net losses
  of consolidated subsidiaries...       224        30        397       117         --
                                   --------   -------   --------   -------   --------
INCOME (LOSS) BEFORE CHANGE IN
  ACCOUNTING PRINCIPLE...........      (176)      117         57       (72)      (164)
Cumulative effect of change in
  accounting principle, net of
  income tax effect(4)...........      (386)       --         --        --         --
                                   --------   -------   --------   -------   --------
NET INCOME (LOSS)................  $   (562)  $   117   $     57   $   (72)  $   (164)
                                   ========   =======   ========   =======   ========
NET INCOME (LOSS) PER SHARE:
     Before cumulative effect of
       change in accounting
       principle
       Basic.....................  $  (0.05)  $  0.04   $   0.02   $ (0.05)  $  (0.14)
                                   ========   =======   ========   =======   ========
       Diluted...................  $  (0.05)  $  0.04   $   0.02   $ (0.05)  $  (0.14)
                                   ========   =======   ========   =======   ========
     After cumulative effect of
       change in accounting
       principle
       Basic.....................  $  (0.15)  $  0.04   $   0.02   $ (0.05)  $  (0.14)
                                   ========   =======   ========   =======   ========
       Diluted...................  $  (0.15)  $  0.04   $   0.02   $ (0.05)  $  (0.14)
                                   ========   =======   ========   =======   ========
     Cash dividends paid per
       share.....................        --        --         --        --         --

                                   THREE MONTHS ENDED
                                        MARCH 31          PERIODS ENDED DECEMBER 31
                                   ------------------   -----------------------------
                                     1999      1998     1998(1)    1997(2)   1996(3)
                                   --------   -------   --------   -------   --------
                                      (UNAUDITED)
SELECTED BALANCE SHEET DATA (AT
  END OF PERIOD):
  Total assets...................  $159,121   $74,465   $135,578   $55,007   $ 17,276
  Portfolio loans................    86,167    35,655     68,080    31,236      4,850
  Nonperforming loans............        --        --         --        --         --
  Deposits.......................   122,613    55,322     98,782    42,899     12,021
  Debt obligations...............        --        --         --        --         --
  Minority interest in
     consolidated subsidiaries...     9,280     1,980      9,411     2,010         --
  Stockholders' equity...........    26,128    16,803     26,627     9,690      5,189
                                   --------   -------   --------   -------   --------
  Total capitalization...........    35,408    18,783     36,038    11,700      5,189
  Book value per common
     share(5)....................  $   6.78   $  5.90   $   6.92   $  5.10   $   4.51
  Number of banks................         6         2          6         2          1
FINANCIAL RATIOS:
  Net interest margin............      4.88%     4.71%      4.51%     4.51%      1.33%
  Allowance for loan losses as a
     percentage of portfolio
     loans.......................      1.05      1.00       1.02      1.01       1.01
  Total capitalization as a
     percentage of total
     assets(6)...................     22.25     25.22      26.58     21.27      30.04
  Return on average assets.......     (1.56)     0.68       0.06     (0.20)     (1.45)
  Return on average equity.......     (8.60)     2.84       0.34     (0.97)     (3.12)

-------------------------

Notes:

(1) Includes Camelback Community Bank (effective May 1998), Southern Arizona Community Bank (effective August 1998), Mesa Bank (effective October 1998) and Sunrise Bank of Arizona (effective December 1998).

(2) Includes Valley First Community Bank (effective June 1997). Sun acquired Bank of Tucson in a share exchange transaction effective May 1997.

(3) Period ended December 31, 1996 consisted only of Bank of Tucson which commenced operations effective June 1996.

(4) Cumulative effect of accounting change (net of income tax benefit) relates to implementation of new accounting standard requiring write-off of unamortized capitalized start-up costs effective January 1, 1999.

(5) Excludes outstanding stock options.

(6) Includes stockholders' equity and minority interest in consolidated subsidiaries.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS
                     PERIODS ENDED MARCH 31, 1999 AND 1998

     This narrative discusses Sun's financial condition and results of operations and should be read with the Condensed Consolidated Interim Financial Statements. This discussion also includes historical financial information as well as some statements which are "forward-looking." Forward-looking statements are subject to a variety of future events and uncertainties. Readers are cautioned not to place significant reliance on such forward-looking statements. Past trends and results may not be reliable indicators of future results or trends. A number of important factors, which are outside of Sun's or management's control, could affect actual future results and cause actual future results to differ materially from those in the forward-looking statements.

OVERVIEW

     See page 34 for information regarding the presentation of Sun's consolidated financial statements and treatment of minority interests under generally accepted accounting principles.

     The interim periods for the three months ended March 31, 1999 and 1998 differ significantly. The 1998 period included two banks, Bank of Tucson and Valley First Community Bank. The 1999 period includes those two banks plus four more banks which were formed after March 31, 1998 (Camelback Community Bank, Southern Arizona Community Bank, Mesa Bank, and Sunrise Bank of Arizona).

     At March 31, 1999, consolidated total assets were $159.1 million, a significant increase from the beginning of the year level of $135.6 million and more than double the approximate $74.5 million at March 31, 1998.

     The 1999 interim period included a net loss from operations, before the cumulative effect of a change in accounting principle (as discussed below) of approximately $176,000, due to four of Sun's banks being less than one year old and incurring their expected early-period losses. In the three months ended March 31, 1998, net income approximated $117,000.

CHANGES IN CONSOLIDATED FINANCIAL CONDITION

     Total assets were $159.1 million at March 31, 1999. Consolidated total assets increased $23.5 million during the three months ended March 31, 1999. Such asset growth was 17% for that period or an annualized growth rate of 69%, based on consolidated assets of $135.6 million at the beginning of the year.

     The change in total assets was the result of growth at each of Sun's six banks.

     The allowance for loan losses, as a percentage of total loans, was 1.02% at March 31, 1999, and 1.00% at March 31, 1998. Sun's banks, as a condition of charter approval, are required to maintain an allowance for loan losses of not less than 1.00% for their first few years of operation. The allowance for loan losses is maintained at a level believed to be adequate by management to absorb potential losses in the portfolio incurred at the balance sheet date.

     Portfolio loans increased $18.1 million during the three months ended March 31, 1999, an increase of 26.6% from the beginning of the year. The annualized rate of growth in portfolio loans exceeded 100%. Most of the loan growth occurred in commercial loans, which comprised 90% of total loans at March 31, 1999, relatively unchanged from the percentage at the beginning of the year. The growth and concentration in commercial loans is consistent with the banks' emphasis on fulfilling the credit needs of entrepreneurs, professionals, commercial real estate developers and other small, local businesses within their communities.

     Cash and cash equivalents increased $2.6 million in the first quarter of 1999. Total cash and cash equivalents were $50.9 million at March 31, 1999, or 32.0% of total assets.

     Total deposits were $122.6 million at March 31, 1999, compared to $98.8 million at the beginning of the year. The ratio of non-interest bearing deposits to total deposits decreased from 28.4% at the beginning of the year to 23.9% at March 31, 1999. The change in this ratio is the result of increases in time deposits at the banks.

CONSOLIDATED INTERIM RESULTS OF OPERATIONS

     Total interest income was $3.0 million for the three months ended March 31, 1999, compared to $1.3 million for the corresponding 1998 period, an increase of 123%. Similar increases occurred in Sun's other categories of operating results, including interest expense, provisions for loan losses, net interest income and non-interest expenses.

     Consolidated operations resulted in a net loss of approximately $176,000 for the three month 1999 period, before the cumulative effect of a change in accounting principle.

     In 1998, the American Institute of CPAs issued a Statement of Position which changes the accounting for costs of start-up activities. It requires start-up and organizational costs to be charged to expense when incurred. In the circumstances of Sun and its banks, this new accounting standard applies to previously capitalized pre-opening and other start-up costs of its banks which, net of amortization, were $1,149,000 at December 31, 1998, and classified as a component of other assets at that date. Implementation of this standard is reflected as a cumulative effect adjustment (net of income tax effect) of $386,000 charged to operations effective January 1, 1999.

LIQUIDITY, CAPITAL RESOURCES AND CAPITAL ADEQUACY

     Sun continued to maintain significant consolidated liquidity in the form of cash and cash equivalents at December 31, 1998. In addition to cash and cash equivalents, Sun's banks have further liquidity in investment securities available for sale, which approximated $14.4 million at March 31, 1999, an increase of approximately $1.5 million from the December 31, 1998 level of $12.9 million.

     Stockholders' equity approximated $26.1 million at March 31, 1999, or 16.4% of consolidated total assets.

     Sun's consolidated financial statements for the period ended December 31, 1998, and the accompanying narrative regarding financial condition and results of operations, include a discussion of capital adequacy and various matters relating to current regulatory capital requirements. That information is not repeated here and readers should refer to those disclosures and commentary. In the opinion of management, all of Sun's affiliated banks meet the regulatory criteria to be classified as "well capitalized" at March 31, 1999.

TRENDS AFFECTING OPERATIONS

     See the accompanying "Management's Discussion and Analysis of Financial Condition and Results of Operations" for the periods ended December 31, 1998, 1997 and 1996 for a discussion beginning on page 39 of trends affecting Sun's operations and the operations of its banks, including the anticipated impact of new bank formations on earnings performance discussed on page 42. That information is not repeated here, and readers should refer to that narrative.

     No significant changes in interest rates occurred during the three months ended March 31, 1999, as compared with December 31, 1998. Competition for deposits has continued to be intense during early 1999 as is the case with competition for new loans.

YEAR 2000

     The accompanying "Management's Discussion and Analysis of Financial Condition and Results of Operations" for the periods ended December 31, 1998, 1997 and 1996 includes a thorough discussion of Year 2000 issues and its potential impact on Sun and its banks. Readers should refer to that discussion.

     During the three months ended March 31, 1999, management continued its efforts to address the Year 2000 issue, in terms of testing, remediation of systems and development of contingency plans.

     The efforts of Sun and its banks on this issue are significant and on-going. Even with the extensive testing methodologies implemented by Sun, its banks and other financial institutions, until the century date change actually occurs and it is determined that such systems properly process data after that date, there can be no assurance that such systems will function properly, despite adequate and appropriate planning, testing and remediation efforts.

     Sun and its banks, in their on-going effort to competently address evolving Year 2000 issues, will continue to devote both human and financial resources to this issue.

NEW ACCOUNTING STANDARDS

     As previously mentioned, a new accounting standard was implemented effective January 1, 1999, which required the write off of previously capitalized start up and organizational costs.

     The accompanying "Management's Discussion and Analysis of Financial Condition and Results of Operations" for the periods ended December 31, 1998, 1997 and 1996 includes a discussion of new accounting standards adopted in 1998 and certain other new accounting standards which will become effective in 1999. Readers should refer to that discussion for additional information.

     A variety of proposed or otherwise potential accounting standards are currently under study by standard-setting organizations and various regulatory agencies. Because of the tentative and preliminary nature of those proposed standards, management has not determined whether implementation of such proposed standards would be material to Sun's financial statements in future periods.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
                 PERIODS ENDED DECEMBER 31, 1998, 1997 AND 1996

     This narrative discusses Sun's financial condition and results of operations and should be read with the Consolidated Financial Statements. This discussion also includes historical financial information as well as some statements which are "forward-looking." Forward-looking statements are subject to a variety of future events and uncertainties. Readers are cautioned not to place significant reliance on such forward-looking statements. Past trends and results may not be reliable indicators of future results or trends. A number of important factors, which are outside of Sun's or management's control, could affect actual future results and cause actual future results to differ materially from those in the forward-looking statements.

OVERVIEW

     1998 was another significant year in Sun's evolution. Sun completed 1998 with six operating banks, after beginning the year with two. Total consolidated assets were $135.6 million at December 31, 1998, compared to $55.0 million at year-end 1997.

     1998 also marked Sun's first period of profitability with net income of $57,000, compared with a loss of $72,000 in 1997.

     The 1996 period referred to herein relates to Bank of Tucson which was formed in June 1996. Hence, the 1996 period was less than a full year. Bank of Tucson became a wholly-owned subsidiary of Sun in May 1997 in a share exchange transaction.

     Under current accounting rules, entities which are more than 50% owned by another are consolidated for financial reporting purposes. This means that all of the banks' assets are included in Sun's consolidated balance sheet, regardless of whether Sun owns 51% or 100%. Sun's net income, however, will only include its subsidiaries' net income or net loss to the extent of its ownership percentage. This means that when a newly-formed bank incurs early start-up losses, Sun will only count that loss to the extent of its ownership percentage. Conversely, if a bank generates income, Sun will only count that income based on its ownership percentage. Based on Sun's experience, it typically requires a full year of operation before a new bank becomes profitable.

CHANGES IN CONSOLIDATED GROUP

     Each of the periods of 1996, 1997 and 1998 have been significant periods of evolution for Sun. Through the development of new banks, Sun has actively pursued bank development in addition to managing its investments in its previously existing bank subsidiaries.

     Sun is a uniquely structured affiliation of community banks. Each bank has only one location, and is focused on meeting the banking needs of entrepreneurs, professionals and other individuals seeking individually-tailored service within its own market. Each bank has full decision-making authority in structuring and approving loans and the delivery of other banking services. Each bank is managed by an on-site president and management team under the direction of its local board of directors, which is comprised of business leaders from that bank's community.

     Sun's community banking philosophy involves the formation and operation of small, customer-focused, community banks. These banks have been organized on a "partnership" basis through which local investors purchase up to 49% of the bank's common stock. Ideally, more than 100 local business leaders and other community individuals become shareholders in those community banks. This approach also serves to aid in the formation of the initial customer base for those new banks, since those community shareholders typically open accounts at their new community bank.

     At year-end 1998, Sun's affiliated banks include the following:

                                                             YEAR      ARIZONA
                                                            FORMED    COMMUNITY
                                                            ------    ----------
Bank of Tucson............................................   1996     Tucson
Valley First Community Bank...............................   1997     Scottsdale
Camelback Community Bank..................................   1998     Phoenix
Southern Arizona Community Bank...........................   1998     Tucson
Mesa Bank.................................................   1998     Mesa
Sunrise Bank of Arizona...................................   1998     Phoenix

CHANGES IN CONSOLIDATED FINANCIAL POSITION

     Total assets were $135.6 million at December 31, 1998. Assets increased in 1998 approximately $80.6 million compared to consolidated total assets of $55.0 million at December 31, 1997.

     A significant portion of the asset growth in 1998 ($34.0 million) was the result of banks which were newly formed during the year. Bank of Tucson, Sun's first banking subsidiary, increased its assets about 53% or $22.3 million in 1998. Valley First Community Bank, Sun's second bank subsidiary (formed in mid-1997), increased its assets nearly three-fold in 1998, or $23.8 million.

     At year-end 1998, total portfolio loans were $68.1 million or about 50% of total assets. Portfolio loans increased more than 100% in 1998, from $31.2 million.

     Commercial loans comprised nearly 90% of total portfolio loans at year-end 1998 and 84% of total portfolio loans at December 31, 1997. The growth and concentration in commercial loans is consistent with the banks' emphasis on fulfilling the credit needs of entrepreneurs, professionals, commercial real estate developers and other small, local businesses within their communities.

     Cash and cash equivalents also increased significantly in 1998 from $10.1 million at the beginning of the year to $48.4 million at December 31, 1998. Cash and cash equivalents approximated 36% of total assets at year-end 1998, which is a higher percentage than year-end 1997 (18%). This increase, as a percentage, is a predictable result from recently formed banks which generally achieve deposit growth at a rate faster than the rate at which funds can be deployed into loans.

     Most of the asset growth in 1998 was funded by increases in deposits, which grew more than 100% from $42.9 million to $98.8 million at December 31, 1998. Most of the $55.9 million deposit growth was deployed into loans ($36.8 million) and interest-bearing cash equivalents (federal funds sold).

     A comparative summary of the individual banks' total portfolio loans, allowance for loan losses, nonperforming loans and loan loss allowance ratios follows:

                                                                               ALLOWANCE AS A
                                                 ALLOWANCE                      PERCENTAGE OF
                                  TOTAL             FOR       NONPERFORMING         TOTAL
                             PORTFOLIO LOANS    LOAN LOSSES       LOANS        PORTFOLIO LOANS
                            -----------------   -----------   --------------   ---------------
                             1998      1997     1998   1997   1998     1997     1998     1997
                            -------   -------   ----   ----   -----    -----   ------   ------
Bank of Tucson............  $37,899   $23,406   $392   $235   $ --     $ --     1.03%    1.00%
Valley First Community
  Bank....................   20,879     7,830    209     82     --       --     1.00     1.05
Camelback Community Bank..    3,246       n/a     33    n/a     --      n/a     1.02      n/a
Southern Arizona Community
  Bank....................    2,925       n/a     30    n/a     --      n/a     1.03      n/a
Mesa Bank.................    1,386       n/a     14    n/a     --      n/a     1.01      n/a
Sunrise Bank of Arizona...    1,745       n/a     18    n/a     --      n/a     1.03      n/a
                            -------   -------   ----   ----   ----     ----     ----     ----
Consolidated..............  $68,080   $31,236   $696   $317   $ --     $ --     1.02%    1.01%
                            =======   =======   ====   ====   ====     ====     ====     ====

-------------------------
n/a -- not applicable

     The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses in the portfolio incurred at the balance sheet date. A number of elements are considered in management's determination of the adequacy of the allowance which includes evaluation of recent loss experience (minimal thus far), current economic conditions, volume, amount and composition of the portfolio, loan commitments outstanding and other factors.

     The allowance for loan losses, as a percentage of portfolio loans, has approximated 1% for the periods presented. New banks, as a condition of charter approval, are generally required to maintain an allowance for loan losses of not less than 1% for their first few years of operation. More mature banks typically maintain substantially higher loan loss allowances, on a percentage basis. The lower allowance ratio for newly-formed banks is appropriate in the context of their young and, hence, unseasoned loan portfolios. While the lower allowance ratio is appropriate in early periods for new banks, ultimately it is expected that they will increase their allowance ratios as they mature and their loan portfolios become more seasoned.

     The consolidated balance sheets as of December 31, 1998 and 1997 include the total assets of each of Sun's bank subsidiaries, regardless of whether those banks are wholly-owned (in the case of Bank of Tucson) or are less than 100%, but majority, owned (as in the case of Sun's five other bank subsidiaries); this consolidation treatment is required under generally accepted accounting principles. The consolidation requirements for the balance sheet is different than the results of operations because consolidated net income includes only Sun's pro rata share of its percentage ownership in the bank subsidiaries.

CONSOLIDATED RESULTS OF OPERATIONS

     As is the case with changes in Sun's consolidated financial position, Sun's consolidated results of operations have changed significantly during the periods presented, primarily due to the combined effects of the development of its bank subsidiaries and the periods and dates in which those bank subsidiaries have been added.

     Revenue growth and net interest income generally lag behind the rate of asset growth. This is because asset growth is funded primarily through increases in interest-bearing deposits which are not immediately deployed into the highest-yielding asset category -- loans. Additionally, new banks, because of their start-up nature, first generate deposits, often at a pace faster than the rate of deployment into loans.

     New banks, by their nature, are expected to incur operating losses during their early periods of operations. Accordingly, banks formed in 1997 and 1998 did not contribute positively to consolidated 1998 earnings.

     It is, however, notable that Bank of Tucson (formed in 1996) reported strong 1998 earnings of $776,000 or a rate of return of 1.25% on average assets even though the bank was eighteen months old at the beginning of the year. Further, Valley First Community Bank, formed in June 1997, reported its first quarterly period of profitability in the fourth calendar quarter of 1998, and reported a modest net operating loss of $81,000 in 1998. A comparative summary of assets and results of operations follows (in thousands):

                                    TOTAL ASSETS
                                   AT DECEMBER 31          NET INCOME (LOSS)
                                 -------------------    -----------------------
                                   1998       1997      1998     1997     1996
                                 --------    -------    -----    -----    -----
Bank of Tucson.................  $ 63,860    $41,605    $ 776    $ 150    $(164)
Camelback Community Bank.......    10,017        n/a     (370)     n/a      n/a
Mesa Bank......................     6,192        n/a     (118)     n/a      n/a
Southern Arizona Community
  Bank.........................    12,395        n/a     (252)     n/a      n/a
Sunrise Bank of Arizona........     5,411        n/a      (26)     n/a      n/a
Valley First Community Bank....    36,588     12,826      (81)    (245)     n/a
Other, net.....................     1,115        576      128       23       --
                                 --------    -------    -----    -----    -----
Consolidated...................  $135,578    $55,007    $  57    $ (72)   $(164)
                                 ========    =======    =====    =====    =====
n/a -- not applicable

     Total interest income was $354,000 in 1996, $2.9 million in 1997 and $7.3 million in 1998. Interest expense for the periods similarly increased from $123,000 to $915,000 to $2.3 million, respectively. Net interest income, accordingly, increased from $231,000 in 1996 to nearly $2.0 million in 1997 and $5.1 million in 1998. These changes are the result of the number of banks included within the consolidated group as well as the ongoing development of banks formed before 1998.

     Total noninterest income has similarly increased during the periods presented from about $10,000 in 1996 to $125,000 in 1997 and $334,000 in 1998.

     Total noninterest expenses have correspondingly increased from $440,453 in 1996 to $2.0 million in 1997 and $5.3 million in 1998. Increases in each of the categories during those periods (primarily salaries and employee benefits, occupancy and various other noninterest expenses) correspond to the increased number of bank subsidiaries during the periods presented as well as necessary increases in staffing in concert with asset growth.

     Overall, Sun achieved modest profitability of $57,000 in 1998 after incurring losses of $72,000 in 1997 and $164,000 in 1996. The 1996 and 1997
operating losses were due to expected start-up period losses of newly formed banks.

LIQUIDITY, CAPITAL RESOURCES AND CAPITAL ADEQUACY

     At December 31, 1998, Sun maintained significant liquidity in the form of cash and cash equivalents, as previously discussed. In addition to cash and cash equivalents, significant liquidity exists in the form of investment securities available for sale ($12.9 million at December 31, 1998 and $11.5 million at December 31, 1997). Together, total liquidity (cash, cash equivalents, loans held for resale and investment securities available for sale) approximated $62.5 million or 46% of total assets at December 31, 1998 and $21.7 million or 39.4% of total assets at December 31, 1997.

     Management has designated all of Sun's current investment securities as being "available for sale" due to the longer-term strategy of the banks' striving to maintain higher loan-to-deposit ratios to maximize earnings. Investment securities available for sale are carried at market value with the market value adjustment being reflected as an element of stockholders' equity (net of related tax effect) on the consolidated balance sheet (also described as accumulated other comprehensive income).

     The primary funding source for asset growth is deposits. Each of the banks offers a full array of deposit products. The banks emphasize time deposits by offering attractive rates in comparison to competitors, when needed, to fund loan demand. Time deposits approximated $23.8 million or 24% of total deposits at December 31, 1998 ($8.7 million or 20% at December 31, 1997).

     Time deposits are generally expected to be renewed by customers. To the extent maturing deposits are not renewed by customers, those deposits usually can be replaced by new deposits obtained through competitive pricing. Most time deposits obtained by the banks are considered to be core deposits and the banks generally do not seek brokered or other deposits which are not relationship based.

     The banks' also emphasize noninterest-bearing demand deposits (checking accounts) which amounted to $28.0 million at December 31, 1998 or 28% of total deposits ($9.6 million or 22% of total deposits at December 31, 1997). The level of checking account deposits is important in reducing the banks' overall cost of funds.

     Deposits at each of the banks are insured up to the maximum amount covered by FDIC insurance. As noted previously, Sun owns between 51% and 100% of its consolidated affiliated banks. For banks which are not wholly-owned by Sun, appropriate accounting recognition is given to applicable minority interests in those subsidiaries on Sun's consolidated balance sheet. Minority interests in consolidated subsidiaries approximated $9.4 million at December 31, 1998 and $2.0 million in 1997. Sun's strategy of majority ownership (less than 100%) for its bank development expansion has generated significant resources provided by minority interests in those entities.

     Stockholders' equity approximated $26.6 million or nearly 20% of total assets at December 31, 1998. Stockholders' equity increased significantly in 1998 due to two private placement stock offerings, one in January 1998 and one in December 1998.

     In September 1998, Sun effected a three-for-one stock split. All share and per share information appearing in the consolidated financial statements has been retroactively restated to reflect the stock split as if it had occurred at the beginning of the periods presented.

     During the periods presented, Sun has not paid cash dividends. Payment of cash dividends in future periods is limited by a number of significant variables, including retained earnings available for dividends (if any) and regulatory capital requirements, in addition to liquidity, cash adequacy and other factors. Accordingly, there can be no assurance with respect to payment of cash dividends in the future.

     Sun and each of its affiliated banks are required to comply with very complex banking rules and regulations relating to capital adequacy. Key ratios of leverage, Tier 1 capital and Tier 2 capital (as those terms are currently defined in the regulatory guidance) and corresponding ratios in relation to total assets and risk-weighted assets are set forth in Note M to the Consolidated Financial Statements.

     Under the current regulatory framework, banks are categorized as "well capitalized," "adequately capitalized" or "inadequately capitalized." Banks which fall into the "inadequately capitalized" category are subject to the "prompt corrective action" provisions of the FDIC Improvement Act, which can result in significant regulatory agency intervention and other adverse action. Although it is permissible to maintain capital adequacy at the "adequately capitalized" level, Sun's management currently intends to maintain the capital of each affiliated bank within the "well capitalized" category. Classification as a "well capitalized" institution enables those banks to enjoy the lowest-cost deposit insurance assessment and less restrictive regulatory intervention in relation to certain banking business activities.

     New banks, as a condition of charter approval, are required to maintain certain higher capital ratios. Generally, newly formed banks are required to maintain a Tier 1 capital to assets ratio of not less than 8% for the first three years of operation in addition to maintaining the previously-discussed allowance for loan losses of not less than 1% of portfolio loans. Such capital ratio requirements, in the opinion of management, do not constrict the operations of new banks during the periods that the ratios are required and, consistent with management's effort to maintain capital adequacy at each affiliated bank, Sun will infuse such amounts of capital as are necessary to maintain compliance with those capital requirements. Each of Sun's bank subsidiaries are subject to the 8% capital to assets ratio.

     In the opinion of management, all of Sun's affiliated banks meet the criteria to be classified as "well capitalized" at December 31, 1998.

TRENDS AFFECTING OPERATIONS

     The most significant trends which can impact the financial condition and results of operations of financial institutions are changes in market rates of interest and changes in general economic conditions.

     Changes in interest rates, either up or down, can have an impact on net interest income (plus or minus), depending on the direction and timing of such changes. At any point in time, there is a difference between interest rate-sensitive assets and interest rate-sensitive liabilities. That difference, from a timing perspective, arises because it is practically impossible to maintain a perfectly matched relationship between rate-sensitive assets and liabilities. This means that when interest rates change, the timing of the effect of such interest rate changes can differ between their effect on assets and liabilities. The difference between interest rate-sensitive assets and interest rate-sensitive liabilities is characterized as a "gap" which is quantified by the distribution of rate-sensitive amounts within various time periods in which they reprice or mature. The following table summarizes Sun's consolidated financial position in relation to "gap" at December 31, 1998 (in thousands):

                                          INTEREST RATE SENSITIVITY
                                    --------------------------------------
                                    0 TO 3    4 TO 12   1 TO 5      OVER
                                    MONTHS    MONTHS     YEARS    5 YEARS     TOTAL
                                    -------   -------   -------   --------   --------
ASSETS
  Federal funds sold..............  $37,600   $    --   $    --   $     --   $ 37,600
  Interest-bearing deposits
     with banks...................       --       850        --          9        859
  Loans held for resale...........    1,276        --        --         --      1,276
  Investment securities...........    6,480     5,426     1,000         17     12,923
  Portfolio loans:
     Commercial...................   47,036     2,418     8,490      2,422     60,366
     Real estate mortgage.........    4,371        --        --         --      4,371
     Installment..................    1,541       423     1,086        292      3,342
  Non-earning assets and other....       --        --        --     14,548     14,548
                                    -------   -------   -------   --------   --------
          Total Assets............  $98,304   $ 9,117   $10,576   $ 17,288   $135,285
                                    =======   =======   =======   ========   ========
LIABILITIES AND STOCKHOLDERS'
  EQUITY
  Interest-bearing deposits:
     Time deposits over
       $100,000...................  $ 2,273   $ 4,213   $ 1,758   $     --   $  8,244
     Time deposits under
       $100,000...................    3,176     7,356     4,987         --     15,519
     All other interest-bearing
       deposits...................   46,986        --        --         --     46,986
                                    -------   -------   -------   --------   --------
  Total interest-bearing
     deposits.....................   52,435    11,569     6,745         --     70,749
  Non-interest bearing
     liabilities..................       --        --        --     28,791     28,791
  Minority interest in
     consolidated subsidiaries....       --        --        --         --      9,118
  Stockholders' equity............       --        --        --         --     26,627
                                    -------   -------   -------   --------   --------
          Total Liabilities and
             Stockholders'
             Equity...............  $52,435   $11,569   $ 6,745   $ 28,791   $135,285
                                    =======   =======   =======   ========   ========
Interest rate sensitive period
  gap.............................  $45,869   $(2,452)  $ 3,831   $(11,503)
Interest rate sensitive
  cumulative gap..................  $45,869   $43,417   $47,248   $ 35,745
Period rate sensitive
  assets/period rate sensitive
  liabilities.....................     1.87      0.79      1.57       0.60
Cumulative rate sensitive assets/
  cumulative rate sensitive
  liabilities.....................     1.87      1.68      1.67       1.36
Cumulative gap to total assets....    33.91%    32.09%    34.92%     26.42%

     The "gap" changes daily based upon changes in the underlying assets and liabilities at each of Sun's banks. Analyzing exposure to interest rate risk is prone to imprecision because the "gap" is constantly changing, the "gap" differs at each of the banks, and it is difficult to predict the timing, amount and direction of future changes in market interest rates and the corresponding effect on customer behavior.

     Sun's banks endeavor to manage and monitor interest rate risk in concert with market conditions. Management strives to maintain a balanced position of interest rate-sensitive assets and liabilities. Sun and its banks have not engaged in speculative positions through the use of derivatives in anticipation of interest rate movements. In these most recent periods of lower interest rates, the banks emphasize variable rate loans and time deposits to the extent possible in a competitive environment; however, competitive influences often result in making fixed rate loans, although the banks seek to limit the duration of such loans. Similarly, low interest rates generally make competition more intense for deposits, since loan demand will typically increase during periods of lower rates and, accordingly, result in higher interest costs on deposits, adversely impacting interest margins. Future interest rates and the impact on earnings are difficult to predict. In addition to interest rate risk relating to Sun's interest-bearing assets and liabilities, changes in interest rates also can impact future transaction volume of loans and deposits at the banks. For activities which are influenced by levels of interest rates for transaction volume (for example, origination of residential mortgage loans), pricing margins and demand can become impacted significantly by changes in interest rates.

     As a means of monitoring and managing exposure to interest rate risk, management uses a computerized simulation model which, at a static point in time, is intended to estimate pro forma effects of changes in interest rates. Using the consolidated "gap" table information above and Sun's simulation model, the following table illustrates, on a consolidated basis, changes which would occur in annual levels of interest income, interest expense and net interest income (in thousands) assuming 100 and 200 basis point ("bp") increases and decreases in interest rates:

                            PRO FORMA
                            ASSUMING        PRO FORMA EFFECT OF         PRO FORMA EFFECT OF
                            NO CHANGE     INTEREST RATE INCREASES     INTEREST RATE DECREASES
                           IN INTEREST    ------------------------    -----------------------
                              RATES        +100 BP       +200 BP       -100 BP       -200 BP
                           -----------    ----------    ----------    ---------     ---------
Interest income..........    $18,082        $19,539       $20,996      $16,626       $15,169
Interest expense.........      5,659          6,700         7,740        4,619         3,578
                             -------        -------       -------      -------       -------
  Net interest income....    $12,423        $12,839       $13,256      $12,007       $11,591
                             =======        =======       =======      =======       =======

     The pro forma analysis above is intended to quantify theoretical changes in interest income based on stated assumptions. The pro forma analysis excludes the effect of numerous other variables such as borrowers' ability to repay loans or the ability of banks to obtain deposits in a radically changed interest-rate environment and how management would revise its asset and liability management priorities in concert with rate changes.

     No specific actions have been considered necessary by management in reaction to the "gap" table and results of the simulation model. Because the banks are young and are early in their development of deposit base, loan portfolios and investments, the "gap" table and simulation model data are of less significance than in the circumstances of more mature institutions. Interest rate risk is managed separately by each bank and is monitored on a consolidated basis by Sun's management. Overall, interest rate risk is managed emphasizing relatively short-term deposits and variable rate loans.

     Simulation modeling techniques are inherently flawed and inaccurate due to the number of variables and due to the fact that the actual effects of changes in interest rates are subject to some variables (for example, customer behavior) which simulation models cannot effectively predict. Therefore, actual future results will differ from pro forma simulation model analyses and such differences may be significant.

     General economic conditions also have a significant impact on financial institution results of operations and financial condition. Economic conditions nationally and in the banks' local environments have remained relatively stable and positive. Local economic conditions, and to some extent national economic conditions, have a significant impact on levels of loan demand as well as the ability of borrowers to repay loans and the availability of funds for customers to make deposits. Throughout 1998, 1997 and 1996, the U.S. economy has continued to produce the longest peacetime economic expansion in history. While worldwide economic conditions are unstable, the duration of the current economic expansion period in the United States is questionable. Additionally, issues regarding the century date change and its impact on financial institutions, their customers and the economy in general are uncertain.

     Continuing consolidation of the banking industry on a national basis, and in the respective markets of Sun's banks, has presented opportunities for growth. As a result of consolidation of the banking industry, coupled with the closure of branch locations by larger institutions and conversion of customer relationships into perceived 'commodities' by the larger banks, many customer relationships have been displaced, generating opportunities for development by Sun's banks. For retail customers, banking services have become a commodity in an environment that is dominated by larger mega-bank or mass-merchandising institutions. For the professional, entrepreneur and other customers seeking a more service-oriented, customized banking relationship, Sun's banks fill that need through their focus on single-location banks with full, local decision-making authority. In those markets in which Sun's affiliated banks are located, the banks focus on service delivery and keeping the bank's size at an appropriate level; management believes only a modest market share of deposits and loan activity is necessary to achieve profitability and reasonable earnings performance.

     In management's view the ongoing banking consolidation environment presents further opportunities for expansion of start-up banking activities in numerous markets. While it is difficult to predict specific locations and markets for future bank development, plans are currently underway for additional banks in Arizona, Nevada and elsewhere in the southwestern United States.

     As previously discussed, new banks generally incur operating losses during their early periods of operations. Management expects Sun's recently-formed banks to detract from consolidated earnings performance and additional new banks to be formed in 1999 and beyond will similarly adversely impact short-term profitability. On a consolidated basis, those operating losses reduce net income by the pro rata share of Sun's ownership percentage in the banks. When those banks become profitable, their operating results will contribute to consolidated earnings to the extent of Sun's ownership percentage.

     Commercial banks continue to be influenced by significant regulatory requirements which impact current and future operations. In addition to the extent of regulatory interaction with financial institutions, extensive rules and regulations governing lending activities, deposit gathering and capital adequacy (to name a few), the costs of financial institution regulation are significant. Those costs include, but are not limited to, the significant amount of management time and expense which is incurred in maintaining compliance and developing systems for compliance with those rules and regulations as well as the cost of examinations, audits and other compliance activities.

     Premiums for FDIC insurance have historically been significant costs of doing business as financial institutions. In recent years, however, deposit insurance premiums have been maintained at a stable and modest level by Sun maintaining its banks in the so-called "well capitalized" category of capital adequacy and the overall health of the banking industry, in general. Future deposit insurance premium levels are difficult to predict because deposit insurance premiums will be determined based on general economic conditions, the relative health of the banking and financial institution industry and other unpredictable factors. It is reasonable to expect that deposit insurance premiums will increase at some point in the future.

     The future of financial institution regulation, and the costs of regulation is uncertain and difficult to predict.

     The ongoing expansion of Internet and "e-commerce" activity continues to evolve. Thus far, Sun's banks have not experienced significant competition from competitors' delivery of banking services via the Internet or other e-commerce channels. The impact of the Internet and e-commerce on Sun's banks is difficult to predict; Sun's information systems staff is continuing to explore implementation of Internet banking opportunities for Sun's banks. Management expects that Internet banking and e-commerce, in general, will result in deposits being obtained as more of a "commodity" in the future, while nongeneric loan products will continue to be handled face-to-face with the customer.

YEAR 2000

     The year 2000 issue confronting Sun and its suppliers, customers, and competitors, centers on the inability of computer systems and embedded technology to properly recognize dates near the end of and beyond the year 1999.

     Sun has been actively implementing a comprehensive plan throughout 1998 and 1999, as required by bank regulatory guidelines, to address potential impacts of the year 2000 problem on Sun's information technology (IT) and non-IT systems. Sun's year 2000 plans are subject to modification and are revised periodically as additional information is developed.

READINESS. Sun has completed the inventory, assessment and planning phases for its mission-critical IT and non-IT systems, which are those systems that pose risks to Sun's ability to process data for its loans, deposits and general ledger, impacting revenues and operating results. Of the 17 mission-critical systems, all are year 2000 compliant.

     Sun recognizes that its ability to be year 2000 compliant is somewhat dependent upon the year 2000 efforts of its vendors. Sun and its banks sent questionnaires to its significant vendors in 1998. Follow-up letters requesting additional information of the vendors' year 2000 readiness were sent when necessary. All mission-critical vendors have responded to the questionnaires or have otherwise represented that they are year 2000 compliant. Sun also routinely monitors its non-mission critical vendors to determine their level of year 2000 readiness.

     Sun and its banks have been required by bank regulatory agencies to update their customers on the banks' year 2000 compliance efforts. Letters and informational brochures have been and will continue to be sent to customers notifying them of the banks' efforts in addressing year 2000 issues. Compliance efforts are also communicated to customers on their account statements and through brochures available in bank lobbies.

     Sun and its banks are also following regulatory requirements that require an assessment of loan customers' year 2000 readiness. Letters and questionnaires have been utilized to assess material loan customers' readiness based on the size of their loan type. The number of existing customers that have not responded to the letters and questionnaires is minimal. Follow-up letters or phone calls are being made when necessary to obtain additional information from these customers. Of those who have responded, all material customers represented that they are year 2000 compliant or are working toward compliance. The number of customers working towards year 2000 compliance is minimal and, in Sun's opinion, their inability to become compliant will not have a material adverse effect on Sun's business or operating results. Sun and its banks also monitor material customers applying for new loans that exceed a certain dollar amount by requiring a written representation that the customer is year 2000 compliant.

WORST CASE SCENARIO AND CONTINGENCY PLANS. Sun and its banks have determined the most reasonably likely worst case scenario is the possibility of the lack of power or communication services for a period of time in excess of one day. If this scenario were to occur, Sun's and its banks' operations could be interrupted. Sun and its banks have developed plans and procedures to address this scenario, ranging from producing complete printed reports from the core banking systems prior to January 1, 2000, to ensure that a hard copy of the data is available in the event of a failure, to preparations for failures of voice and data communications through the use of manual posting and courier services, use of generators, alternative customer service locations and/or reduced lobby hours.

     Contingency planning, including the type discussed above, is an integral part of Sun's year 2000 readiness plan. Sun's contingency plans address alternative courses of action in the event that mission-critical systems do not function properly with the date change. Development of the contingency plans was recently completed. The year 2000 contingency plans will be tested when practical to validate the effectiveness of contingent procedures and refined as additional information becomes available.

COSTS. The total costs associated with Sun's and its banks' year 2000 compliance are estimated at approximately $500,000, of which approximately $300,000 has been incurred through March 31, 1999. These costs principally relate to the added personnel costs, the employment of external consultants, and the purchase of software upgrades.

     These estimated costs are part of Sun's information technology budget. Sun's information technology staff and senior management have devoted significant time and resources to year 2000 activities. While this has resulted in allocating resources that would have otherwise been devoted to other information technology projects, no projects have been delayed or postponed that would have a material adverse impact on Sun or its banks' operations.

REGULATORY OVERSIGHT. Bank regulators have issued numerous statements and guidance on year 2000 compliance issues and the responsibilities of senior management and directors of banks and bank holding companies. In addition, the bank regulators have issued safety and soundness guidelines to be followed by insured depository institutions, such as Sun and its banks, to ensure resolution of any year 2000 problems. Periodic year 2000 reviews are performed by various bank regulatory agencies. Most of the recent examinations have been performed by the FDIC and it is expected that the FDIC will continue its frequent examinations throughout 1999. The banking regulatory agencies have asserted that year 2000 testing and certification is a key safety and soundness issue in conjunction with regulatory examinations. Consequently, Sun's or its banks' failure to address appropriately the year 2000 issue could result in supervisory action, including the reduction of the banks' supervisory ratings, the denial of applications for expansion, or the imposition of civil money penalties.

     The Federal Financial Institutions Examination Council maintains an Internet site that lists financial institutions which have been subject to enforcement actions relating to year 2000 readiness. To Sun's knowledge, none of Sun's banks are subject to enforcement actions for year 2000 readiness.

NEW ACCOUNTING STANDARDS

     Certain new accounting standards became applicable to Sun during 1998.

     Financial Accounting Standards Board (FASB) Statement No. 130, "Reporting Comprehensive Income" requires presentation of all components of "comprehensive income" and "total comprehensive income." This new standard became effective for Sun as of January 1, 1998. Implementation of this new accounting standard had no impact on Sun's financial position or results of operations for the year ended December 31, 1998. Components of comprehensive income and total comprehensive income are included in the consolidated statements of stockholders' equity.

     FASB Statement No. 131, "Disclosures About Segments of an Enterprise and Related Information" revises reporting of information about operating segments in annual and interim financial statements. This Statement sets revised standards for disclosures about products and services, geographic areas and major customers. It is intended to promote a more practical approach to segment reporting by requiring presentation of information on the basis which is used internally by management for evaluating segment performance and allocation of resources to segments of the enterprise. The Statement permits aggregation or combination of segments which have similar characteristics. Although Sun's banks operate independently and are managed and monitored separately, each bank is substantially similar in terms of business focus, types of customers, products and services. Further, each of the banks and Sun are subject to substantially similar laws and regulations unique to the banking industry. The consolidated financial statements reflect the presentation of segment information on an aggregated basis.

     FASB Statement No. 133, "Accounting For Derivative Instruments and Hedging Activities" requires all derivatives to be recognized in financial statements and to be measured at fair value. Gains and losses resulting from changes in fair value would be included in income, or comprehensive income, depending on whether the instrument qualifies for hedge accounting and the type of hedging instrument involved. This new accounting standard will become effective for Sun in the year 2000 and, because Sun has not typically entered into derivative contracts either to hedge existing risks or for speculative purposes, is not expected to have a material effect on its financial statements.

     The American Institute of Certified Public Accountants (AICPA) issued Statement of Position 98-1, "Costs of Computer Software Developed or Obtained for Internal Use." It requires capitalization of certain costs of development of software and is not expected to have a material effect on Sun's financial statements when implemented in 1999.

     The AICPA issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities." It requires start-up costs and organizational costs to be charged to expense when incurred. The initial application of the statement will require a cumulative effect adjustment at January 1, 1999, for those companies that had previously capitalized start-up and organization costs. See Note P to the consolidated financial statements.

     A variety of proposed or otherwise potential accounting standards are currently under study by standard-setting organizations and various regulatory agencies. Because of the tentative and preliminary nature of these proposed standards, management has not determined whether implementation of such proposed standards would be material to Sun's financial statements in future periods.

                      SUPPLEMENTAL SELECTED FINANCIAL DATA

     The following tables (tables A through G), present certain supplemental selected financial data for Sun on a consolidated basis. The accompanying tables should be read with the financial statements and management's discussion and analysis of financial condition and results of operations elsewhere in the prospectus.

DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY (TABLE A)

     Net interest income, the primary component of earnings, represents the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Net interest income depends upon the volume of interest-earning assets and interest-bearing liabilities and the rates earned or paid on them. This table sets forth the daily average balances for the major asset and liability categories and the actual related interest income and expense (in thousands) and average yield/cost for the years ended December 31, 1998 and 1997. Corresponding information for the period ended December 31, 1996 is not meaningful.

                                                  YEAR ENDED DECEMBER 31
                                -----------------------------------------------------------
                                            1998                           1997
                                ----------------------------   ----------------------------
                                                       (1)                            (1)
                                          INTEREST   AVERAGE             INTEREST   AVERAGE
                                AVERAGE   INCOME/    YIELD/    AVERAGE   INCOME/    YIELD/
                                BALANCE   EXPENSE     COST     BALANCE   EXPENSE     COST
                                -------   --------   -------   -------   --------   -------
ASSETS
Investment securities:
  U.S. Treasury and government
     agencies.................  $12,902    $  763     5.91%    $12,482    $  736     5.90%
Interest-bearing deposits with
  banks.......................      535        25     4.67%         --        --        --
Federal funds sold............   23,269     1,230     5.29%      5,200       289     5.56%
Loans held for resale.........      445        30     6.74%         --        --        --
Portfolio loans (2)...........   45,225     5,296    11.71%     15,407     1,846    11.98%
                                -------    ------    ------    -------    ------    ------
     Total Interest-Earning
       Assets/Interest
       Income.................   82,376     7,344     8.92%     33,089     2,871     8.68%
Allowance for loan losses
  (deduct)....................     (415)                          (146)
Cash and due from banks.......    4,094                          1,507
Premises and equipment, net...    1,706                            587
Other assets..................    1,910                            989
                                -------                        -------
          Total Assets........  $89,671                        $36,026
                                =======                        =======

                                                  YEAR ENDED DECEMBER 31
                                -----------------------------------------------------------
                                            1998                           1997
                                ----------------------------   ----------------------------
                                                       (1)                            (1)
                                          INTEREST   AVERAGE             INTEREST   AVERAGE
                                AVERAGE   INCOME/    YIELD/    AVERAGE   INCOME/    YIELD/
                                BALANCE   EXPENSE     COST     BALANCE   EXPENSE     COST
                                -------   --------   -------   -------   --------   -------
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing deposits:
  Savings deposits............  $   285    $    9     3.16%    $   166    $    6     3.61%
  Time deposits under
     $100,000.................    5,480       287     5.24%      2,926       150     5.13%
  Time deposits of $100,000 or
     more.....................   10,073       557     5.53%      2,273       132     5.81%
  Other interest-bearing
     deposits.................   35,784     1,427     3.99%     16,539       626     3.78%
  Other.......................       33        --        --         12        --        --
                                -------    ------    ------    -------    ------    ------
     Total Interest-Bearing
       Liabilities/Interest
       Expense................   51,655     2,280     4.41%     21,916       914     4.17%
Noninterest-bearing demand
  deposits....................   16,242                          6,030
Accrued interest on deposits
  and other liabilities.......      200                            100
Minority interest in
  consolidated subsidiaries...    5,120                            604
Stockholders' equity..........   16,454                          7,376
                                -------                        -------
          Total Liabilities
             and Stockholders'
             Equity...........  $89,671                        $36,026
                                =======                        =======
Net Interest Income...........             $5,064                         $1,957
                                           ======                         ======
Interest Rate Spread (3)......                        4.51%                          4.51%
                                                     ======                         ======
Net Yield on Interest-Earning
  Assets(4)...................                        6.15%                          5.91%
                                                     ======                         ======
Ratio of Average
  Interest-Earning Assets to
  Interest-Bearing
  Liabilities.................   1.59 X                         1.51 X
                                =======                        =======

-------------------------

(1) Average yield/cost is determined by dividing the actual interest income/expense by the daily average balance of the asset or liability category.

(2) Average balance of loans includes non-accrual loans (none for periods presented).

(3) Interest rate spread represents the average yield on interest-earning assets less the average cost of interest-bearing liabilities.

(4) Net yield is based on net interest income as a percentage of average total interest-earning assets.

CHANGES IN NET INTEREST INCOME (TABLE B)

     The following table summarizes the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Corporation's net interest income (in thousands) during the periods indicated. The change in interest attributable to volume is calculated by multiplying the annual change in volume by the prior year's rate. The change in interest attributable to rate is calculated by multiplying the annual change in rate by the current year's average balance. Any variance attributable jointly to volume and rate changes has been allocated to each category based on the percentage of each to the total change in both categories.

                                                     YEAR ENDED DECEMBER 31, 1998
                                                              COMPARED TO
                                                     YEAR ENDED DECEMBER 31, 1997
                                                     -----------------------------
                                                                             NET
                                                     VOLUME      RATE       TOTAL
                                                     -------    -------    -------
Increase (Decrease) In Interest Income:
  Investment securities:
     U.S. Treasury and government agencies.........  $   24     $    3     $   27
  Interest-bearing deposits with banks.............      --         25         25
  Federal funds sold...............................   1,006       (65)        941
  Loans held for resale............................      30         --         30
  Portfolio loans..................................   3,569      (119)      3,450
                                                     ------     ------     ------
          Total....................................   4,628      (155)      4,473
Increase (Decrease) In Interest Expense
  On Deposits:
     Savings.......................................       4        (1)          3
     Time deposits under $100,000..................     131          6        137
     Time deposits of $100,000 or more.............     454       (29)        425
     Other interest-bearing deposits...............     725         76        801
  Other............................................       1        (1)         --
                                                     ------     ------     ------
          Total....................................   1,315         51      1,366
                                                     ------     ------     ------
Increase (Decrease) in Net Interest Income.........  $3,313     $(206)     $3,107
                                                     ======     ======     ======

INVESTMENT PORTFOLIO (TABLE C)

     The following table sets forth the amortized cost and market value of investment securities as of December 31, 1998, 1997 and 1996 (in thousands):

                                      1998                  1997                  1996
                               -------------------   -------------------   -------------------
                               AMORTIZED   MARKET    AMORTIZED   MARKET    AMORTIZED   MARKET
                                 COST       VALUE      COST       VALUE      COST       VALUE
                               ---------   -------   ---------   -------   ---------   -------
U.S. Treasury and government
  agencies...................   $12,905    $12,923    $11,439    $11,534    $10,887    $10,872
                                -------    -------    -------    -------    -------    -------
          Total
             investments.....   $12,905    $12,923    $11,439    $11,534    $10,887    $10,872
                                =======    =======    =======    =======    =======    =======

     The following table sets forth the amortized cost, relative maturities and weighted average yields of investment securities at December 31, 1998 (in thousands):

                                                 U.S. TREASURY AND
                                                GOVERNMENT AGENCIES
                                         ---------------------------------
                                                      WEIGHTED     TOTAL
                                         AMORTIZED    AVERAGE     CARRYING
                                           COST        YIELD       AMOUNT
                                         ---------    --------    --------
Maturity:
  Due in one year or less..............   $10,906       5.67%     $10,927
  Due after one year but within five
     years.............................     1,999       5.42%       1,996
                                          -------                 -------
          Total........................   $12,905                 $12,923
                                          =======                 =======

     Following is a summary of the weighted average maturities of investment securities at December 31, 1998:

U.S. Treasury securities..................  3 months    25 days
U.S. government agencies..................  7 months     3 days

LOAN PORTFOLIO SUMMARY (TABLE D)

     Portfolio Loans outstanding as of the end of each period are shown in the following table according to type of loan (in thousands):

                                                    DECEMBER 31
                                           -----------------------------
                                            1998       1997       1996
                                           -------    -------    -------
Commercial...............................  $60,366    $26,062    $ 3,768
Real estate mortgage.....................    4,372      2,607        534
Installment..............................    3,342      2,567        548
                                           -------    -------    -------
          Total portfolio loans..........  $68,080    $31,236    $ 4,850
                                           =======    =======    =======

     The following table presents (in thousands) the remaining maturity of portfolio loans outstanding at December 31, 1998 according to scheduled repayments of principal.

     Aggregate maturities of portfolio loan balances which are due:

                                            FIXED     VARIABLE
                                            RATE        RATE       TOTAL
                                           -------    --------    -------
In one year or less......................  $ 3,680    $32,070     $35,750
After one year but within five years.....    9,511     14,339      23,850
After five years.........................    2,522      5,958       8,480
Non-accrual loans........................       --         --          --
                                           -------    -------     -------
          Total..........................  $15,713    $52,367     $68,080
                                           =======    =======     =======

     The following summarizes, in general, Sun's various loan classifications:

COMMERCIAL

     Includes a range of business credit products, current asset lines of credit and equipment term loans. These products bear higher inherent economic risk than other types of lending activities.

REAL ESTATE

     Includes single family residential loans held for permanent portfolio, and home equity lines of credit. Risks are nominal, borne out by loss experience, housing economic data and loan-to-value percentages.

INSTALLMENT

     Includes a broad range of consumer credit products, secured by automobiles, boats, etc., with typical consumer credit risks.

     All loans are subject to underwriting procedures commensurate with the loan size, nature of collateral, industry trends, risks and experience factors. Appropriate collateral is required for most loans, as is documented evidence of debt repayment sources.

     As of December 31, 1998, there were no nonperforming loans (loans past due 90 days or on nonaccrual status).

SUMMARY OF LOAN LOSS EXPERIENCE (TABLE E)

     The table below summarizes portfolio loan balances, daily average loan balances, changes in the allowance for loan losses arising from loans charged-off and recoveries on loans previously charged-off, by loan category, and additions to the allowance for loan losses through provisions charged to expense, as of the end of each period (in thousands).

                                                              YEAR ENDED
                                                             DECEMBER 31       PERIOD ENDED
                                                          ------------------   DECEMBER 31,
                                                           1998       1997         1996
                                                          -------    -------   ------------
Allowance for loan losses at beginning of period........  $   317    $    49      $   --
Loans charged-off:
  Commercial............................................       --         --          --
  Real estate...........................................       --         --          --
  Installment...........................................       --         --          --
                                                          -------    -------      ------
          Total charge-offs.............................       --         --          --
Recoveries:
  Commercial............................................       --         --          --
  Real estate...........................................       --         --          --
  Installment...........................................       --         --          --
                                                          -------    -------      ------
          Total recoveries..............................       --         --          --
                                                          -------    -------      ------
          Net charge-offs...............................       --         --          --
Additions to allowance charged to expense...............      379        268          49
                                                          -------    -------      ------
     Allowance for loan losses at December 31...........  $   696    $   317      $   49
                                                          =======    =======      ======
Total portfolio loans outstanding at December 31........  $68,080    $31,236      $4,850
                                                          =======    =======      ======
Ratio of allowance for loan losses to portfolio loans
  outstanding...........................................     1.02%      1.01%       1.01%
                                                          =======    =======      ======
Average total portfolio loans for the year..............  $45,225    $15,407      $2,425
                                                          =======    =======      ======
Ratio of net charge-offs to average portfolio loans
  outstanding...........................................     0.00%      0.00%       0.00%
                                                          =======    =======      ======

     The allowance for loan losses has been established as a general allowance for losses on the loan portfolio at the balance sheet date. For internal purposes, management allocates the allowance to all loan classifications. The amounts allocated in the following table (in thousands), which includes all loans for which, based on Sun's loan rating system, management has concerns, should not be interpreted as an indication of future charge-offs and the amounts allocated are not intended to reflect the amount that may be available for future losses since the allowance is a general allowance.

                                                              YEAR ENDED
                                                             DECEMBER 31       PERIOD ENDED
                                                          ------------------   DECEMBER 31,
                                                           1998       1997         1996
                                                          -------    -------   ------------
Commercial..............................................  $   318    $   145      $   15
Real estate mortgage....................................       11         17           2
Installment.............................................       33         13           2
Unallocated.............................................      334        142          30
                                                          -------    -------      ------
Total allowance for loan losses.........................  $   696    $   317      $   49
                                                          =======    =======      ======
          Total portfolio loans outstanding.............  $68,080    $31,236      $4,850
                                                          =======    =======      ======
Ratio of allowance for loan losses to portfolio loans
  outstanding...........................................     1.02%      1.01%       1.01%
                                                          =======    =======      ======

AVERAGE DEPOSITS (TABLE F)

     The following table presents the average balances of deposits (in thousands) and the average rates of interest paid for the years ended December 31, 1998 and 1997.

                                                        DECEMBER 31
                                          ----------------------------------------
                                                 1998                  1997
                                          ------------------    ------------------
                                                     AVERAGE               AVERAGE
                                          AMOUNT      RATE      AMOUNT      RATE
                                          -------    -------    -------    -------
Noninterest-bearing demand deposits...    $16,242               $ 6,030
Savings deposits......................        285     3.16%         166     3.61%
Time deposits under $100,000..........      5,480     5.24%       2,926     5.13%
Time deposits of $100,000 or more.....     10,073     5.53%       2,273     5.81%
Other interest-bearing deposits.......     35,784     3.99%      16,539     3.78%
                                          -------               -------
          Total deposits..............    $67,864               $27,934
                                          =======               =======

     The following table sets forth the amount of time certificates of deposit issued in amounts of $100,000 or more, by time remaining until maturity, which were outstanding at December 31, 1998 (in thousands):

Three months or less................................    $ 3,145
Three months to twelve months.......................      7,387
Over 12 months......................................      4,987
                                                        -------
                                                        $15,519
                                                        =======

CERTAIN FINANCIAL RATIOS (TABLE G)

     The following table shows the ratio of net income to average stockholders' equity, average total assets and certain other ratios for the periods ended December 31, 1998, 1997 and 1996:

                                                     YEAR ENDED         PERIOD
                                                    DECEMBER 31         ENDING
                                                   --------------    DECEMBER 31
                                                   1998     1997         1996
                                                   -----    -----    ------------
Net income as a percentage of:
  Average stockholders' equity...................   0.34%   (0.97%)     (3.12%)
  Average total assets...........................   0.06    (0.20)     (1.45)
Average stockholders' equity as a percentage of
  average total assets...........................  18.35%   20.47%      46.61%
Dividend payout ratio (cash dividends per share
  as a percentage of net income per share):
  Basic..........................................     --       --          --
  Diluted........................................     --       --          --

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table lists the directors and executive officers of Sun.

                                                                     DIRECTOR AND/OR
                                                                    EXECUTIVE OFFICER
NAME                   AGE                 POSITION                       SINCE
----                   ---                 --------                 -----------------
Joseph D. Reid         56    Chairman, Chief Executive Officer and
                             Director                                     1996
Michael L. Kasten      54    Vice Chairman and Director                   1997
John S. Lewis          45    President and Director                       1999
Michael F. Hannley     50    Executive Vice President and Director        1997
Gary W. Hickel         50    Executive Vice President and Director        1997
Richard N. Flynn       55    Secretary and Director                       1997
Michael J. Devine      57    Director                                     1997
Michael J. Harris      61    Director                                     1999
Humberto S. Lopez      53    Director                                     1997
Kathryn L. Munro       51    Director                                     1999
Ronald K. Sable        58    Director                                     1997
Gerry J. Smith         41    Executive Vice President                     1998
Lee W. Hendrickson     43    Senior Vice President and Chief
                             Financial Officer                            1997
Patricia L. Stone      50    Senior Vice President                        1998
Leonard C. Zazula      44    Senior Vice President                        1997
Cristin Reid English   30    Vice President and General Counsel           1997
Paige E. Mulhollan     41    Vice President and Corporate
                             Controller                                   1999
Katherine P. Wait      34    Vice President                               1997

     JOSEPH D. REID, CHAIRMAN, CHIEF EXECUTIVE OFFICER, DIRECTOR, is the founder of Sun, and each of its banks. Mr. Reid holds the office of Chairman of the Board of Directors and Chief Executive Officer of Sun, and Chairman of the Board and Chief Executive Officer of each of its banks. He also serves as Chairman, President and Chief Executive Officer of Capitol Bancorp Ltd., a Michigan-based bank development company with assets of over $1 billion, and which owns 51% of the common stock of Sun. Mr. Reid has been in the bank development business since 1982 and has an extensive background in the formation, organization and operation of community based banks. After forming six banks in the Midwest, Mr. Reid saw an opportunity to develop banks in the southwestern region of the United States, specifically in Arizona. In 1996, he organized Bank of Tucson, and formed Sun and one new bank in 1997. In 1998, Sun's second year of operation, Mr. Reid led the development of four additional banks in the State of Arizona. To date, Mr. Reid has organized 17 operating banks in the states of Michigan and Arizona. Mr. Reid is developing three additional bank holding companies to be located in Nevada, California, and Indiana.

     Mr. Reid is a member of the board of directors of the Phoenix Chamber of Commerce, and a member of the board of trustees of the Arizona's Children Foundation.

Before concentrating in the financial services field, he was engaged in the private practice of law in the State of Michigan. Mr. Reid is the father of Cristin Reid English.

     MICHAEL L. KASTEN, VICE CHAIRMAN, DIRECTOR, currently serves as managing partner of Kasten Investments, LLC, a position he has held since 1997. He has also served as the president of Kasten Management, Inc., a real estate development and management company since 1982. Mr. Kasten is founder of numerous companies which include Kasten Insulation Services, where he has served as vice president and director since 1992. Mr. Kasten is a member of the board of directors of Capitol Bancorp Ltd., the chairman of the board of directors of Portage Commerce Bank, a wholly-owned subsidiary of Capitol Bancorp Ltd., and a director of each of Bank of Tucson, Camelback Community Bank, Mesa Bank, Southern Arizona Community Bank, Sunrise Bank of Arizona, and Valley First Community Bank.

     JOHN S. LEWIS, PRESIDENT, DIRECTOR, joined Sun as its President in February 1999. As President, Mr. Lewis will assist the presidents of Sun's existing Arizona banks, as well as future banks, with operational issues. He served as president of MicroAge Integration Group from January 1997 to 1999, where he was responsible for its $1.4 billion global systems integration business, which included MicroAge Infosystems Services and MicroAge Solutions. From 1974 to 1996, Mr. Lewis was employed with First Interstate Bank. He held several different positions during that time, including chairman and chief executive officer of the Southwest Region, executive and senior vice president of human resources, executive and senior vice president of retail banking and executive vice president of the Southwest Region Administration. In this latter position, Mr. Lewis was responsible for overseeing operations for all First Interstate divisions in Arizona, Nevada, Utah, Colorado, Wyoming and New Mexico. His responsibilities included: legal compliance, human resources, corporate properties, marketing/communications, training and support services. After First Interstate was acquired by Wells Fargo Bank in 1996, Mr. Lewis served as executive vice president and division manager for Wells Fargo's Southwest Region branch banking network.

     MICHAEL F. HANNLEY, EXECUTIVE VICE PRESIDENT, DIRECTOR, currently serves as the President of the Bank of Tucson, a bank formed in June 1996 and a wholly-owned subsidiary of Sun. He has been involved in the banking industry for over twenty-five years. He previously served as senior vice president and director of professional banking and administration for National Bank of Arizona from May 1986 to January 1996. He was an original incorporator of Sun. Ronald K. Sable is Mr. Hannley's brother-in-law.

     GARY W. HICKEL, EXECUTIVE VICE PRESIDENT, DIRECTOR, is the president of Valley First Community Bank, a bank that opened in June 1997 and a majority-owned subsidiary of Sun. Mr. Hickel has been involved in the greater Phoenix area banking industry for over twenty years. His prior positions include senior vice president and southwest division head for First Interstate Bank's residential real estate group from 1991 to 1994, and consultant to various financial service companies involved in commercial real estate mortgage lending on a nationwide basis including Securnet Financial Corporation/Pathway Financial from 1994 to 1996, and Consumer Guaranty Corporation for a brief period in 1996.

     RICHARD N. FLYNN, DIRECTOR, SECRETARY, is the president of Flynn & Associates, a commercial tax consulting firm in Tucson, a position he has held since 1989. He also served as managing partner of Winema Land Company LLC from 1997 to 1999. Prior to that, he served as a managing partner of Winema Partners, a real estate development company from 1985 to 1996. He serves as secretary and a director of Bank of Tucson.

     MICHAEL J. DEVINE, DIRECTOR, has been engaged in the private practice of law since 1967 in Bloomfield Hills, Michigan. He was an incorporating director of several successful efforts to form banks in Michigan and Arizona. He currently serves as chairman of the board of Oakland Commerce Bank, a wholly-owned subsidiary of Capitol, and as a director of each of Bank of Tucson, Camelback Community Bank, Mesa Bank, Southern Arizona Community Bank, Sunrise Bank of Arizona, and Valley First Community Bank, which are majority-owned subsidiaries of Sun.

     MICHAEL J. HARRIS, DIRECTOR, was elected as a Sun director at the 1999 annual meeting of shareholders. Mr. Harris has been a real estate broker at Tucson Realty and Trust Co. since February 1990. He also serves as a director of Bank of Tucson.

     HUMBERTO S. LOPEZ, DIRECTOR, serves as the president and a director of HSL Properties, which participates in real estate syndications, acquisitions, and sales. He has held this position since 1975. He also serves as a director of Bank of Tucson. Mr. Lopez is also a director of Pinnacle West Capital Corp.

     KATHRYN L. MUNRO, DIRECTOR, was employed with Bank of America from 1980 to 1998. Most recently she served as chief executive officer of the southwest banking group for Bank of America's Southwest region. Prior to that she served as president of Bank of America Arizona, and was a member of the bank's Board of Directors from 1994 until 1998. Ms. Munro joined Sun as a director in April 1999. Ms. Munro also serves as a director of Flow International Corporation and Central Newspapers, Inc.

     RONALD K. SABLE, DIRECTOR, has served as senior vice president of The Aerospace Corporation since October 1997, where he is responsible for new business development and is a member of the Executive Council. From July 1994 to October 1997 he served as vice president of Space Technology Applications and from April 1993 to July 1994 he served as vice president, Washington Region. Michael F. Hannley is Mr. Sable's brother-in-law.

     GERRY J. SMITH, EXECUTIVE VICE PRESIDENT, joined Sun in October of 1998. He served most recently as president and chief executive officer of Signature Bank in Bad Axe, Michigan, an eight-branch community bank, from May 1997 to August 1998 and as Executive Vice President and Chief Operating Officer from December 1995 to May 1997. Prior to this position, he served as the community bank president for the Monroe region of First of America Bank Corporation in Monroe, Michigan from 1994 to 1995. Mr. Smith is a CPA with over 17 years of banking experience and provides Sun oversight in the areas of risk management and accounting.

     LEE W. HENDRICKSON, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, has served as senior vice president and chief financial officer for Capitol Bancorp Ltd. since 1991, and as Senior Vice President and Chief Financial Officer of Sun since its inception.

     PATRICIA L. STONE, SENIOR VICE PRESIDENT OF CREDIT ADMINISTRATION, joined Sun in 1998 with over 20 years experience in the banking industry. Ms. Stone served as Senior Vice President from 1992 to 1997 for Wells Fargo Bank, formerly First Interstate Bank. Ms. Stone was employed in various capacities at First Interstate since 1986.

     LEONARD C. ZAZULA, SENIOR VICE PRESIDENT, BANK OPERATIONS. In August 1997, Mr. Zazula became senior vice president of systems operations for Sun after joining Valley First Community Bank. Since 1989, Mr. Zazula has been involved in numerous successful efforts to form banks both in Michigan and Arizona, including affiliates of Capitol. Mr. Zazula was employed with Valley Commerce Bank from January 1995 to January 1997 as vice president, chief financial officer, and senior operations officer.

     CRISTIN REID ENGLISH, VICE PRESIDENT AND GENERAL COUNSEL, has served as vice president of corporate development and general counsel of Capitol Bancorp Ltd. and Sun since September 1997. Prior to this position she served as vice president of Access BIDCO, Incorporated (a hybrid commercial finance company), from 1995 to 1998. From 1993 to 1995 she was engaged in the private practice of law in Lansing, Michigan. She currently serves as a director of Ann Arbor Commerce Bank and Portage Commerce Bank, affiliate banks of Capitol Bancorp Ltd. Ms. English is the daughter of Joseph D. Reid.

     PAIGE E. MULHOLLAN, VICE PRESIDENT AND CORPORATE CONTROLLER, joined Sun as its vice president and corporate controller in January 1999. From March 1997 to January 1999, he was corporate controller of Employee Solutions, Inc., an employee leasing firm located in Phoenix, Arizona. From 1994 to March 1997, he was an assistant vice president with the Controller Group and Consolidated Reporting with First Interstate Bancorp and Wells Fargo and Company, which acquired First Interstate Bancorp in 1996.

     KATHERINE P. WAIT, VICE PRESIDENT, joined the Bank of Tucson in her current position prior to its opening in 1996. She previously served as assistant vice president and financial reporting manager for the National Bank of Arizona from October 1992 to May 1996.

                   BOARDS OF DIRECTORS OF SUN'S SUBSIDIARIES

                                 BANK OF TUCSON

Bruce I. Ash,                Richard N. Flynn,             Burton J. Kinerk,
Vice President               President                     Attorney At Law
Paul Ash Investment Co.      Flynn & Associates            Kinerk, Beal, Schmidt
                                                           & Dyer, PC

Sylvia Edmonds Cotton,       Michael F. Hannley,           Humberto S. Lopez,
Chairman & CEO               President                     President
Perpetua, Inc                                              HSL Properties, Inc.

Michael J. Devine            Michael J. Harris,            Lyn M. Papanikolas,
Attorney At Law              Associate Broker              Director of Public
                             Tucson Realty and Trust       Relations
                             Company                       Arizona Children's Home

Brian K. English             Richard F. Imwalle,           Joseph D. Reid,
Attorney At Law              President                     Chairman and CEO
                             University of Arizona
                             Foundation

William A. Estes, Jr.,       Michael L. Kasten,
President                    Managing Partner
TEM Corp.                    Kasten Investments, LLC

                            CAMELBACK COMMUNITY BANK

Shirley A. Agnos,            Tammy A. Linn                 Joseph D. Reid,
President                    Consultant                    Chairman and CEO
Arizona Town Hall

Michael J. Devine            Susan C. Mulligan,            Dan A. Robledo,
Attorney At Law              Certified Public Accountant   Senior Vice President and
                             Miller Wagner Business        County Operations Manager
                             Services Inc.                 Lawyer's Title of Arizona,
                                                           Inc.

Brian K. English             Earl A. Petznick,             Mary Jane Rynd,
Attorney At Law              President and CEO             Partner
                             Nothside Hay Co.              Rynd, Carneal & Ewing, PLC

Michael L. Kasten,           William J. Post,              Senator Jacqueline J.
Managing Partner             President and CEO             Steiner
Kasten Investments, LLC      Arizona Public Service Co.    Community Volunteer

John S. Lewis,               Barbara J. Ralston,
President                    President
Sun Community Bancorp
Limited

                                   MESA BANK

Neil R. Barna,               Gary W. Hickel,               Joseph D. Reid,
President                    President                     Chairman and CEO
                             Valley First Community Bank

Michael J. Devine            Stewart A. Hogue,             James A. Schmidt,
Attorney At Law              Owner                         Certified Public Accountant
                             Commercial Lithographers      Nelson Lambson & Co., PLC

Debra L. Duvall, Ed.D.,      Michael L. Kasten,            Daniel P. Skinner,
Assistant Superintendent     Managing Partner              Owner & Manager
Mesa Public Schools          Kasten Investments, LLC       Lebaron & Carroll LSI, Inc.

Brian K. English             Philip S. Kellis,             Terry D. Turk,
Attorney At Law              Managing Partner              President
                             Dobson Ranch Inn              Sun American Mortgage Co.

Robert R. Evans, Sr.         Ruth L. Nesbitt
Partner                      Community Volunteer
Evans Management Co.

                        SOUTHERN ARIZONA COMMUNITY BANK

William R. Assenmacher,      Michael F. Hannley,           James A. Mather
President                    President                     Certified Public
T.A. Caid Industries, Inc.   Bank of Tucson                Accountant/
                                                           Attorney At Law

Thomas F. Cordell,           Michael L. Kasten,            Joseph D. Reid,
Director/Multi-Media         Managing Partner              Chairman and CEO
Specialist                   Kasten Investments, LLC
University of Arizona, ECAT

Michael J. Devine            John P. Lewis,                Louise M. Thomas,
Attorney At Law              President                     President
                                                           Events Made Special

Robert A. Elliot,            Jim Livengood,                Paul A. Zucarelli,
President & Owner            Director of Athletics         Owner & Principal
Robert A. Elliot, Inc.       University of Arizona         Gordon, Zucarelli & Handley
                                                           Insurance

Brian K. English
Attorney At Law

                            SUNRISE BANK OF ARIZONA

Sandra A. Abalos,            William D. Hinz,             Gerald D. Paquette,
President                    President                    President
Abalos & Associates, PC                                   Commercial Blueprint
                                                          Company

Michael J. Devine            Michael L. Kasten,           Joseph D. Reid,
Attorney At Law              Managing Partner             Chairman and CEO
                             Kasten Investments, LLC

Brian K. English             John T. Katsenes,            Mark A. Steig
Attorney At Law              Manager                      Orthodontist
                             Katsenes Enterprises

Howard J. Hickey, III,       Kevin B. Kinerk,             James R. Wentworth,
Executive Vice President     Executive Vice President     Principal
Sunrise Bank of Arizona      Sunrise Bank of Arizona      Wentworth, Webb &
                                                          Postal LLC.

                          VALLEY FIRST COMMUNITY BANK

W. Craig Berger,             Warner A. Gabel, III,        Gordon D. Murphy,
President                    President &                  Chairman
W. Craig Berger Financial    Designated Broker            Esperanca Foundation
Services, Ltd.               Gabel Investments, Inc.

Marilyn D. Cummings,         Patrick J. Harris,           Mary D. Ogilvy
Realtor                      Vice President of            President
Russ Lyon Realty Company     Marketing                    Phoenix Museum of History
                             Skill Golf, Inc.

Michael J. Devine            Gary W. Hickel,              Joseph D. Reid,
Attorney At Law              President                    Chairman and CEO

Brian K. English             Michael L. Kasten,           Harry Rosenzweig,
Attorney At Law              Managing Partner             Co-Owner
                             Kasten Investments, LLC      Harry's Fine Jewelry

William R. Fitzpatrick,
Certified Public
Accountant
Fitzpatrick, Hopkins,
Kelly & Leonhard, PLC

DIRECTOR COMPENSATION

     Each non-employee director of Sun receives a fee of $750 for attendance at each board meeting. In addition, non-employee directors receive a fee of $200 for attendance at meetings of any committees of the board on which they serve. Messrs. Kasten, Devine and Sable each receive a travel allowance of $300 for each meeting attended. Directors who are also officers of Sun are not compensated for their services as directors. Sun's directors also participate in Sun's stock option program. See "Management -- Stock Option Program."

BOARD COMMITTEES

     The Board of Directors has an Executive Committee, a Compensation Committee and an Audit Committee.

     EXECUTIVE COMMITTEE. The Executive Committee has the authority to act in place of the full Board of Directors, whenever the Board is not in session. The Executive Committee reports through its chairman, any action taken between the regular meetings of the Board of Directors. The Board of Directors retains the right to rescind any executory committee action.

     COMPENSATION COMMITTEE. The Compensation Committee is responsible for reviewing and recommending the compensation of Sun's officers and recommending non-cash compensation programs, including grants of options pursuant to, and establishment of stock option plans, retirement plans, 401(k) plans and employee stock purchase plans.

     AUDIT COMMITTEE. The Audit Committee reports to the Board of Directors in discharging its responsibilities relating to the accounting, reporting and financial control practices of Sun. The Audit Committee has general responsibility for the oversight of financial controls, as well as Sun's accounting and audit activities. The Audit Committee also annually reviews the qualifications of the independent auditors. The Audit Committee is composed entirely of outside directors who are not now, and have never been, officers of Sun.

                              COMMITTEE MEMBERSHIP

NAME                       EXECUTIVE COMMITTEE   COMPENSATION COMMITTEE   AUDIT COMMITTEE
----                       -------------------   ----------------------   ---------------
Joseph D. Reid...........           X
Richard N. Flynn.........           X
Michael L. Kasten........           X                      X
Humberto S. Lopez........           X                      X
Kathryn L. Munro.........                                  X
Michael J. Devine........                                                        X
Ronald Sable.............                                                        X

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The table below shows compensation paid by Sun to its Chief Executive Officer and other executive officers whose compensation exceeds $100,000. Some of Sun's executive officers are employed by both Sun and Capitol and receive compensation from each company. The options listed below include options granted by Sun and also its bank subsidiaries. This table does not reflect compensation paid to those individuals by Capitol. John S. Lewis, Sun's recently-appointed President, did not begin serving in that capacity until after December 31, 1998.

                                                           LONG-TERM
                                          ANNUAL          COMPENSATION
                                       COMPENSATION          AWARDS
                                          AWARDS          ------------
                                    ------------------     SECURITIES
NAME AND                             SALARY     BONUS      UNDERLYING        ALL OTHER
PRINCIPAL POSITION          YEAR      ($)        ($)      OPTIONS/SARs    COMPENSATION(1)
------------------          ----    --------    ------    ------------    ---------------
Joseph D. Reid(2)
  Chairman and Chief
  Executive Officer of
  Sun, Chairman and Chief
  Executive Officer of
  each of Sun's current
  bank subsidiaries.......  1998     101,392        --      127,694(3)            --
                            1997      36,923        --       45,000(4)            --
                            1996       9,615        --      140,000(5)            --
Michael F. Hannley
  Executive Vice President
  of Sun; President of
  Bank of Tucson..........  1998     148,089    12,000        5,000(6)         3,287
                            1997     132,990        --       12,000(6)            --
                            1996     115,053        --       60,000(7)            --
Gary W. Hickel(8)
  Executive Vice President
  of Sun; President of
  Valley First Community
  Bank....................  1998     134,522     6,137        7,000(9)         3,814
                            1997     126,727        --       14,000(10)           --

-------------------------

 (1) Represents matching contributions made by Sun under its 401(k) plan.

 (2) Excludes compensation paid to Mr. Reid for services rendered in all capacities to Capitol.

 (3) Represents 72,694 Sun options; 5,000 Camelback Community Bank options; 20,000 Mesa Bank options; 5,000 Southern Arizona Community Bank options; 20,000 Sunrise Bank of Arizona options; and 5,000 Valley First Community Bank options.

 (4) Represents no Sun options; 20,000 Camelback Community Bank options; 20,000 Southern Arizona Community Bank options; and 5,000 Valley First Community Bank options.

 (5) Represents 20,000 Valley First Community Bank options and 120,000 Bank of Tucson options, which were converted into Sun options in 1997 when Bank of Tucson became a wholly-owned subsidiary of Sun.

 (6) Represents Sun options.

 (7) Represents 60,000 Bank of Tucson options, which were converted into Sun options in 1997 when Bank of Tucson became a wholly-owned subsidiary of Sun.

 (8) Mr. Hickel's employment with Sun commenced in fiscal 1997.

 (9) Represents 5,000 Sun options and 2,000 Valley First Community Bank options.

(10) Represents 12,000 Sun options and 2,000 Valley First Community Bank options.

                       OPTIONS GRANTS IN LAST FISCAL YEAR

     The following table shows grants of stock options by Sun and its subsidiary banks to the named Sun executive officers during the fiscal year ended December 31, 1998. Sun does not maintain an option or other stock-based plan that provides for the grant of stock appreciation rights.

                                                                             POTENTIAL REALIZABLE
                                        INDIVIDUAL GRANTS                      VALUE AT ASSUMED
                        --------------------------------------------------      ANNUAL RATES OF
                        NUMBER OF     PERCENT OF                                  STOCK PRICE
                        SECURITIES   TOTAL OPTIONS   EXERCISE                  APPRECIATION FOR
                        UNDERLYING    GRANTED TO      PRICE                       OPTION TERM
NAME AND GRANTOR OF      OPTIONS     EMPLOYEES IN      (PER     EXPIRATION   ---------------------
OPTION                   GRANTED      FISCAL YEAR     SHARE)       DATE         5%          10%
-------------------     ----------   -------------   --------   ----------   ---------   ---------
Joseph D. Reid
  Sun.................    22,694(1)      27.5%        $10.00     11/01/08    $108,250    $259,392
                          50,000(1)                    10.00     01/01/09     238,500     571,500
  Camelback Community
     Bank.............     5,000           45          14.00     10/01/07      38,600      95,050
  Mesa Bank...........    20,000           60          14.00     12/31/05     114,000     265,600
  Southern Arizona
     Community Bank...     5,000           45          14.00     10/01/07      38,600      95,050
  Sunrise Bank of
     Arizona..........    20,000           40          14.00     10/01/08     176,000     446,200
  Valley First
     Community Bank...     5,000         60.6          14.00     10/01/05      28,500      66,400
Michael F. Hannley
  Sun.................     5,000(1)      1.89          10.00     11/01/08      23,850      57,150
Gary W. Hickel
  Sun.................     5,000(1)      1.89          10.00     11/01/08      23,850      57,150
  Valley First
     Community Bank...     2,000         22.9          14.00     09/30/05      11,400      26,560

-------------------------
(1) Sun has the right to repurchase options for a period of 5 years after the date of issuance at a price of $.10 per option. The right of repurchase expires at the rate of 20% of the issued options per year during the first 5 years from the date of issuance.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table shows the value of the named Sun executive officers' unexercised options at December 31, 1998. None of the named executive officers exercised any stock options in 1998.

                                                       NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                              SHARES                  UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                             ACQUIRED               OPTIONS AT FISCAL YEAR-END       AT FISCAL YEAR-END(1)
                                ON       VALUE     ----------------------------   ---------------------------
NAME                         EXERCISE   REALIZED   EXERCISABLE    UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                         --------   --------   -----------    -------------   -----------   -------------
Joseph D. Reid.............        --         --     312,694(2)            --     $1,795,764             --
Michael F. Hannley.........        --         --      77,000(3)            --        829,800             --
Gary W. Hickel.............        --         --      21,000(4)            --        150,000             --

-------------------------
(1) Assumes a market price for Sun's common stock equal to $16.00. None of the bank options are in-the-money.

(2) Represents 192,694 Sun options; 25,000 Camelback Community Bank options; 20,000 Mesa Bank options; 25,000 Southern Arizona Community Bank options; 20,000 Sunrise Bank of Arizona options; and 30,000 Valley First Community Bank options.

(3) 77,000 Sun options.

(4) 17,000 Sun options, 4,000 Valley First Community Bank options.

EMPLOYMENT AGREEMENTS

     JOSEPH D. REID. Sun employs Joseph D. Reid under an agreement which terminates on January 1, 2001. The agreement automatically renews for successive one-year periods unless either Sun or Mr. Reid gives written notice to the contrary. In addition to information found elsewhere in this prospectus, the agreement provides:

     - a base salary equal to $25,000 per bank subsidiary;

     - discretionary bonuses;

     - stock options equal to 5% of the total outstanding shares of Sun's common stock, Sun has the right to repurchase the options for a 5 year period;

     - right to receive additional stock options equal to 5% of any additional issuances of Sun's common stock, having an exercise price equal to the fair market value at the time of the grant; and

     - participation in Sun's benefit plans, an automobile allowance and a lodging allowance of $600 a month per bank, and certain other fringe benefits.

If Mr. Reid's employment is terminated without cause, Mr. Reid will receive his base salary for the duration of the then current term plus one additional year's salary. In the event Sun is sold to Capitol, then all of Mr. Reid's vested options shall be converted into options of Capitol equal to the ratio that Sun's common stock is converted into Capitol's common stock. In the event Sun is sold to a third party, Mr. Reid will receive a lump sum payment equal to two times his annual base salary.

     Additionally, each of Sun's subsidiaries employs Mr. Reid, as Chief Executive Officer, he has separate agreements with each bank subsidiary except Valley First Community Bank and Bank of Tucson. The agreements are for a term of three years and automatically renew for additional one year terms unless notice is otherwise given by either party. Mr. Reid receives no cash compensation under the agreements, but he does receive stock options to purchase 30,000 shares of common stock in each bank. The options are exercisable at $14.00 per share. In the event a bank is sold to Sun, the options granted to Mr. Reid to purchase shares in such bank will be converted into options of Sun equal to the ratio that the bank's common stock is converted into Sun's common stock. The converted options will become immediately vested and exercisable. In the event a bank is sold to a third party, then all of Mr. Reid's stock options to purchase shares in such bank will become immediately vested and exercisable.

     JOHN S. LEWIS. Sun employs its newly-appointed President, John S. Lewis, under an agreement which terminates February 1, 2004. The agreement provides:

     - an annual base salary equal to $150,000, with annual adjustments at the discretion of the board of directors;

     - discretionary bonuses;

     - stock options equal to 3.5% of the total issued shares of Sun's common stock, having an exercise price of $10.00 per share. Sun has the right to repurchase the options for a 5 year period;

     - right to receive additional stock options equal to 3.5% of any additional issuances of Sun's common stock, having an exercise price equal to the fair market value at the time of the grant; and

     - participation in Sun's benefit plans, an automobile allowance, and certain other fringe benefits.

If Mr. Lewis' employment is terminated without cause, Mr. Lewis will receive for a period of one year following termination an amount equal to his annual base salary on the date of termination. In the event Sun is sold to Capitol, then all of Mr. Lewis' vested options will convert into options of Capitol equal to the ratio that Sun's common stock is converted into Capitol's common stock. In the event Sun is sold to a third party, Sun's right to repurchase any of the stock options terminates.

     GARY W. HICKEL. Valley First Community Bank employs Gary W. Hickel under an agreement which terminates on October 1, 1999. The agreement automatically renews for successive one-year periods unless either Valley First or Mr. Hickel gives written notice to the contrary. In addition to information found elsewhere in this prospectus, the agreement provides:

     - an annual base salary equal to $125,000, with annual adjustments at the discretion of the board of directors;

     - discretionary bonuses;

     - stock options to purchase a total of 20,000 shares of Valley First's common stock at an exercise price of $14.00 per share, all of which shall vest in accordance with certain performance standards;

     - right to receive additional stock options to purchase his pro rata share of all or any part of new issuances of Valley First's common stock; and

     - participation in Valley First's benefit plans, an automobile allowance, and certain other fringe benefits;

If Mr. Hickel's employment is terminated without cause, Mr. Hickel will receive for a period of one year following termination an amount equal to his annual base salary on the date of termination. In the event Mr. Hickel is terminated without cause or upon a change in control of Valley First, including a sale to Capitol, all stock options granted under the agreement will immediately vest and become exercisable. In the event Valley Community is sold to a third party, Mr. Hickel will receive a lump sum payment equal to two times his annual base salary.

     MICHAEL F. HANNLEY. Bank of Tucson employs Michael F. Hannley under an agreement which has a rolling three-year term that renews each year unless either Bank of Tucson or Mr. Hannley gives written notice to the contrary. In addition to information found elsewhere in this prospectus, the agreement provides:

     - an annual base salary equal to $125,000, with annual adjustments at the discretion of the board of directors;

     - for discretionary bonuses;

     - stock options to purchase a total of 60,000 shares of Sun's common stock at an exercise price of $4.66 per share; and

     - participation in Bank of Tucson's benefit plans, use of company automobile, and certain other fringe benefits.

If Mr. Hannley's employment is terminated without cause, Mr. Hannley will receive for a period of one year following termination an amount equal to his annual base salary on the date of termination. In the event Bank of Tucson is sold to Capitol, then all of Mr. Hannley's stock options will convert into options of Capitol equal to the ratio that Bank of Tucson's common stock is converted into Capitol's common stock. All converted options become immediately vested and exercisable. In the event Bank of Tucson is sold to a third party, other than Capitol, Mr. Hannley will receive a lump sum payment equal to two times his annual base salary and all unvested stock options immediately vest and become exercisable.

EXECUTIVE SUPPLEMENTAL INCOME AGREEMENTS

     Valley First Community Bank and Bank of Tucson have each entered into supplemental income agreements with Gary Hickel and Michael Hannley, respectively. The agreements for Messrs. Hickel and Hannley provide that:

     - upon retirement after the age of 62 with at least 15 years of continuous service to the bank or upon death, Mr. Hickel and Mr. Hannley, or their designated beneficiary, are both entitled to a total annual payment of $75,000. Such payment is made for fifteen years.

     - upon termination of employment after attaining age 55 and with 10 or more continuous years of service to the bank, Mr. Hickel and Mr. Hannley are both entitled to a total annual payment of $25,000. Both also are entitled to an additional $3,000 for each year they are employed by their respective banks after the age of 55. Such payment is made for fifteen years.

     - in the event of a change in control (as defined in the agreements), which is approved by the board of directors, Mr. Hickel and Mr. Hannley are both entitled to receive a lump sum payment upon termination of employment equal to $500,000.

     - in the event of a change of control, that is not approved by the board of directors, Mr. Hickel and Mr. Hannley are both entitled to receive a lump sum payment equal to $500,000.

It is anticipated that Sun's banks, including Valley First and Bank of Tucson, will enter into additional supplemental income agreements with certain executive officers and employees. The actual amounts paid upon the occurrence of the events described above will depend in part on the individual's position within the bank. The amounts paid under the agreements are funded through an insurance program.

STOCK OPTION PROGRAM

     In November 1998, Sun's Board of Directors adopted a stock option program. The program establishes an option pool, which at all times will be equal to 15% of the issued and outstanding shares of Sun. The options granted pursuant to the program have an exercise price equal to the fair market value at the time of grant, a ten year exercise period, and to a diminishing right of Sun to repurchase for a five year period from the date of grant. The right of repurchase does not apply to those options that have been exercised. The options are non-dilutive in the event of a stock split or stock dividend. Pursuant to the program, the option pool will be allocated as follows: corporate officers 5%, Chairman and Chief Executive Officer 5%, President 3.5%, Board of Directors 1%, and unallocated .5%.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Sun's banking subsidiaries have, in the normal course of business, made loans to certain directors and officers of Sun and its subsidiaries, and to organizations in which certain directors and officers have an interest. As of December 31, 1998, the outstanding principal balance of such loans approximated $4,674,000 representing 17.5% of the stockholders' equity. In the opinion of management, such loans were made in the ordinary course of business and were made on substantially the same terms, including interest rates and collateral as those prevailing at the time for comparable transactions with unrelated parties and did not involve more than the normal risk of collectibility or present other unfavorable features. Sun has a written policy that all loans to, and all transactions with Sun's officers, directors, affiliates and/or shareholders holding 10% or more of Sun's stock will be made or entered into for bona fide business purposes, on terms no less favorable than could be made to, or obtained from, unaffiliated parties, and shall be approved by a majority of the directors of Sun, including a majority of the independent disinterested directors of Sun.

     East Valley Community Bank, in organization, has entered into a lease agreement with Chandler Properties Group, LLC. The lease is at market rate, $7,748 per month, and for an initial term of ten years. The principals of Chandler Properties Group, LLC include Messrs. Kasten, Lopez, Flynn and Devine, members of the board of directors of Sun and certain of its banks.

     See "Business -- Relationship with Capitol Bancorp Ltd." for a discussion of director and officer relationships between Sun and Capitol and information relating to certain transactions with Capitol.

                             PRINCIPAL SHAREHOLDERS

     These tables present information regarding the beneficial ownership as of May 31, 1999 of common stock in Sun and each of its bank subsidiaries held by:

     - each beneficial owner of more than 5% of the outstanding shares of Sun's common stock,

     - each director of Sun,

     - each of the named executive officers of Sun, and

     - all of Sun's directors and executive officers as a group.

     Unless otherwise indicated, each of the shareholders listed below has sole voting and investment power with respect to the shares beneficially owned and the address of each of the listed shareholders is 2777 East Camelback Road, Phoenix, Arizona 85016.

SUN COMMUNITY BANCORP LIMITED

                                  SHARES BENEFICIALLY OWNED    SHARES BENEFICIALLY OWNED
                                    PRIOR TO THE OFFERING        AFTER THE OFFERING(1)
NAME AND ADDRESS OF               -------------------------    -------------------------
BENEFICIAL OWNER                    NUMBER      PERCENTAGE       NUMBER      PERCENTAGE
-------------------               ----------    -----------    ----------    -----------
Capitol Bancorp Ltd.............  1,965,474        51.00%      2,815,474        51.15%
  One Business & Trade Center
  200 Washington Square North
  Lansing, MI 48933
Joseph D. Reid..................  2,191,868(2)     54.17%      3,124,368(3)     54.06%
Michael L. Kasten...............     95,554(4)      2.48%         95,554         1.74%
John S. Lewis...................    137,385(5)      3.44%        195,135(6)      3.43%
Michael F. Hannley..............     92,750(7)      2.36%         92,750(7)      1.66%
Gary W. Hickel..................     18,000(8)         *          18,000(8)         *
Richard N. Flynn................    108,422(4)      2.81%        108,422(4)      1.97%
Michael J. Devine...............     10,522(4)         *          10,522(4)         *
Michael J. Harris...............     16,800            *          16,800            *
Humberto S. Lopez...............    122,645(4)      3.18%        122,645(4)      2.23%
Kathryn L. Munro(9).............         --           --              --           --
Ronald K. Sable.................     27,601(4)         *          27,601(4)         *
Gerry Smith.....................     17,100(10)        *          17,100(10)        *
Lee W. Hendrickson..............     10,600(11)        *          10,600(11)        *
Patricia L. Stone...............     21,000(12)        *          21,000(12)        *
Leonard C. Zazula...............     20,000(13)        *          20,000(13)        *
Cristin Reid English............     13,962(14)        *          13,962(14)        *
Paige E. Mulhollan..............      1,500(15)        *           1,500(15)        *
Katherine P. Wait...............     13,750(16)        *          13,750(16)        *
All Officers and Directors as a
  Group (18 Persons)............  2,919,459(17)    66.35%      3,909,709(18)    63.16%

-------------------------

  *  Represents less than 1% of the total shares outstanding.

 (1) Assuming no purchase of common stock in this offering, except for the purchase by Capitol of 850,000 shares.

 (2) Includes 1,965,474 shares owned by Capitol and 192,694 options.

 (3) Includes 2,815,474 shares owned by Capitol and 275,194 options.

 (4) Includes 6,422 options.

 (5) Includes 134,885 options.

 (6) Includes 192,635 options.

 (7) Includes 77,000 options.

 (8) Includes 17,000 options.

 (9) Ms. Munro was elected to the board in April 1999.

(10) Includes 17,000 options.

(11) Includes 10,500 options.

(12) Includes 21,000 options.

(13) Includes 18,000 options.

(14) Includes 11,500 options.

(15) Includes 1,500 options.

(16) Includes 13,000 options.

(17) Includes 546,189 options.

(18) Includes 686,439 options.

SUN'S SUBSIDIARY BANKS

     Sun owns 51% or more of the outstanding stock of each of the banks reflected in the table below. Bank of Tucson is 100% owned by Sun. Capitol does not have a direct ownership in any of Sun's banks. Except where noted, share ownership represents less than 1% of the total outstanding stock.

                                                  SOUTHERN     SUNRISE                    NEVADA
                           CAMELBACK               ARIZONA      BANK      VALLEY FIRST   COMMUNITY
NAME AND ADDRESS OF        COMMUNITY     MESA     COMMUNITY      OF        COMMUNITY      BANCORP
BENEFICIAL OWNER             BANK        BANK       BANK       ARIZONA        BANK        LIMITED
-------------------        ---------    ------    ---------    -------    ------------   ---------
Joseph D. Reid...........   28,577(1)   26,000(2)  26,000(3)   22,000(4)     33,000(5)     50,000(6)
Michael L. Kasten........    4,000(7)    4,000(8)   4,000(9)    4,000(10)     3,700(11)    13,000(12)
John S. Lewis............    1,800          --         --          --            --         6,500(13)
Michael F. Hannley.......       --         100        100         100           100         3,500(13)
Gary W. Hickel...........       --         100         --          --         7,500(14)        --
Michael J. Devine........      300         300        400         200           300         8,000(15)
Richard N. Flynn.........       --          --         --          --            --            --
Michael J. Harris........       --          --         --          --            --            --
Humberto S. Lopez........       --          --      7,143(16)      --            --        13,000(12)
Kathryn L. Munro.........       --          --         --          --            --            --
Ronald K. Sable..........      100         200        200         200            --         5,000
Gerry Smith..............       --          --         --          --            --           100
Lee W. Hendrickson.......      100         100        100         100            --         7,600(17)
Patricia L. Stone........       --          --        400          --            --            --
Leonard C. Zazula........       --          --         --          --           200            --
Cristin Reid English.....      150         100        100         100           100         8,000(17)
Paige E. Mulhollan.......       --          --         --          --            --            --
Katherine P. Wait........       --          --         --          --            --            --
All Officers and
  Directors as a Group
  (18 Persons)...........   35,027(18)  30,900(19)  38,443(20) 26,700(21)    44,900(22)   114,700(23)

-------------------------
 (1) Includes 25,000 Camelback Community Bank options; represents approximately 8.8% of the outstanding stock.

 (2) Includes 25,000 Mesa options; represents approximately 8.0% of the outstanding stock.

 (3) Includes 25,000 Southern Arizona Community Bank options; represents approximately 7.5% of the outstanding stock.

 (4) Includes 20,000 Sunrise Bank of Arizona options; represents approximately 6.0% of the outstanding stock.

 (5) Includes 30,000 Valley First Community Bank options; represents approximately 9.6% of the outstanding stock.

 (6) Includes 40,000 Nevada Community Bancorp Limited options; represents approximately 4.8% of the outstanding stock.

 (7)  Represents approximately 1.3% of the outstanding stock.

 (8)  Represents approximately 1.3% of the outstanding stock.

 (9)  Represents approximately 1.2% of the outstanding stock.

(10)  Represents approximately 1.1% of the outstanding stock.

(11)  Represents approximately 1.3% of the outstanding stock.

(12) Includes 3,000 Nevada Community Bancorp Limited options; represents approximately 1.3% of the outstanding stock.

(13)  Includes 3,000 Nevada Community Bancorp Limited options.

(14) Includes 4,000 Valley First Community Bank options; represents approximately 2.4% of the outstanding stock.

(15)  Includes 8,000 Nevada Community Bancorp Limited options.

(16)  Represents approximately 2.2% of the outstanding stock.

(17)  Includes 7,500 Nevada Community Bancorp Limited options.

(18) Includes 25,000 Camelback Community Bank options; represents approximately 10.8% of the outstanding.

(19) Includes 25,000 Mesa Bank options; represents approximately 9.5% of the outstanding stock.

(20) Includes 25,000 Southern Arizona Community Bank options; represents approximately 11.1% of the outstanding stock.

(21) Includes 20,000 Sunrise Bank of Arizona options; represents approximately 8.1% of the outstanding stock. Excludes 46,500 Sunrise Bank of Arizona options held by employees other than those named above.

(22) Includes 34,000 Valley First Community Bank options; represents approximately 12% of the outstanding stock.

(23) Includes 75,000 Nevada Community Bancorp Limited options; represents 10.7% of the outstanding stock.

                           SUPERVISION AND REGULATION

     Bank holding companies and banks are extensively regulated under federal and state law. References under this heading to applicable statutes or regulations are brief summaries of portions of the regulations that do not purport to be complete and that are qualified in their entirety by reference to those statutes and regulations. Any change in applicable laws or regulations may have a material adverse effect on Sun's business. Furthermore, Sun's formation of additional banks in the Southwest may subject Sun and its bank subsidiaries to additional supervision and regulation under various state laws.

BANK HOLDING COMPANY REGULATION

     FEDERAL RESERVE BOARD. Sun is regulated by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act (the "BHC Act"). As a result, Sun is required to file periodic reports, and other additional information as the Federal Reserve Board may require, pursuant to the BHC Act. Sun is examined by the Federal Reserve Board, which may also examine its banking and non-banking affiliates.

     ACQUISITIONS AND ACTIVITIES. Under the BHC Act, Sun must obtain prior Federal Reserve Board approval for the acquisition of more than 5% of the voting shares, or substantially all the assets, of any bank or bank holding company. Sun must also obtain approval for any merger or consolidation with another bank holding company. With certain exceptions, the BHC Act prohibits Sun from acquiring the voting shares or assets of any company that is not a bank or bank holding company. It also prevents Sun from engaging in any activity other than banking, managing or controlling banks, or performing services for its authorized affiliates.

     Sun may, however, acquire an interest in a company or engage in an activity if the Federal Reserve Board determines that it is so closely related to banking or managing or controlling banks that it should be permitted. Even if a specific activity has previously been approved, the Federal Reserve Board may still order Sun to terminate the activity, or to terminate its ownership or control of any subsidiary, if it constitutes a serious risk to the financial safety, soundness or stability of any of Sun's banking subsidiaries.

     ACQUISITIONS OF BANKS. Any person, including associates, affiliates and groups acting in concert with the person, who purchases or subscribes for:

     - 5% or more of Sun's shares may be required to obtain prior approval of the Federal Reserve Board, or

     - 25% or more of Sun's shares may be required to obtain prior approval of the Arizona Banking Department.

     Under the Change in Bank Control Act, a person may be required to obtain the prior regulatory approval of the Federal Deposit Insurance Corporation ("FDIC") and the Federal Reserve Board before acquiring the power to direct the management, operations or policies of Sun or its banking affiliates. In addition, any corporation, partnership, trust or organized group that acquires a controlling interest in Sun or its banking affiliates may have to obtain the Federal Reserve Board's approval to become a bank holding company and as a result will become subject to its regulations.

     CAPITAL ADEQUACY REQUIREMENTS. Under Federal Reserve Board policy, Sun is expected to act as a source of financial strength and commit resources to support its banking affiliates. It is the Federal Reserve Board's position that Sun must provide support even when it would otherwise not consider itself able to do so.

     The Federal Reserve Board has adopted risk-based capital requirements for assessing the capital adequacy of bank holding companies. These standards define regulatory capital and establish minimum capital standards in relation to assets and off-balance sheet exposures, as adjusted for credit risks. The Federal Reserve Board's risk-based guidelines apply on a consolidated basis for bank holding companies with consolidated assets of $150 million or more and on a "bank-only" basis for bank holding companies with consolidated assets of less than $150 million. Under the Federal Reserve Board's risk-based guidelines, capital is classified into two categories:

     - Tier 1 or "core" capital, which consists of the following:

        - common shareholders' equity,

        - perpetual preferred stock,

        - minority interests in the common equity accounts of consolidated affiliates, and

        - certain other capital instruments.

        Tier 1 capital is reduced by goodwill, certain other intangible assets and certain investments in other corporations.

     - Tier 2 capital, which consists of the following:

        - allowance for loan and lease losses,

        - perpetual preferred stock,

        - "hybrid capital instruments,"

        - perpetual debt and mandatory convertible debt securities,

        - term subordinated debt,

        - intermediate term preferred stock, and

        - certain other capital instruments excluded from Tier 1 capital.

     Under the Federal Reserve Board's capital guidelines, bank holding companies are required to maintain a minimum ratio of qualifying capital to risk-weighted assets of 8.0%, of which at least 4.0% must be in the form of Tier 1 capital.

     The Federal Reserve Board also requires a minimum leverage ratio of Tier 1 capital to total assets of 3.0%, except that bank holding companies not rated in the highest category under the regulatory rating system are required to maintain a leverage ratio of 1.0% to 2.0% above the minimum. The 3.0% Tier 1 capital to total assets ratio constitutes the minimum leverage standard for the strongest bank holding companies under the rating system, and is used in conjunction with the risk-based ratio in determining the overall capital adequacy of banking organizations. In addition, the Federal Reserve Board continues to consider the Tier 1 leverage ratio in evaluating proposals for expansion or new activities.

     In its capital adequacy guidelines, the Federal Reserve Board emphasizes that these standards are supervisory minimums and that banking organizations generally are expected to operate well above the minimum ratios. These guidelines also provide that banking organizations experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum levels.

     Sun's banking affiliates are subject to these requirements. They are also subject to requirements of the FDIC, state banking regulatory agencies and other agencies, whether as a condition of charter approval or other circumstances.

BANK REGULATION

     The deposits of Sun's affiliate banks are insured under the provisions of the Federal Deposit Insurance Act, and as a result are regulated by the FDIC. The FDIC supervises compliance with federal law and regulations which place restrictions on loans between FDIC-insured banks and their directors, executive officers and other controlling persons.

     Sun is also affected by the credit policies of other monetary authorities, including the Federal Reserve Board, which regulate the national supply of bank credit. These policies influence the overall growth of bank loans, investments, and deposits and may also affect interest rates charged on loans and paid on deposits. The monetary policies of the Federal Reserve Board have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future.

FINANCIAL INSTITUTION REGULATION GENERALLY

     TRANSACTIONS WITH AFFILIATES. State and federal regulatory agencies impose various restrictions on transactions between a bank and its holding company or other affiliates. These transactions include loans and other extensions of credit, purchases of securities and other assets, and payments of fees or other distributions. In general, these restrictions may limit or prohibit the amount of transactions between Sun and its affiliates. The restrictions also require that transactions with affiliates be on terms comparable to those with unaffiliated entities.

     LOANS TO DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL SHAREHOLDERS. Loans between Sun and any of its directors, executive officers or principal shareholders must be made on substantially the same terms as a comparable transaction with a person who is not in the same position. This restriction does not apply if the loan is made pursuant to a compensation or benefit plan that is widely available to all of Sun's employees and does not favor insiders.

     Under Federal law, outstanding loans to Sun's executive officers, directors, principal shareholders and affiliates generally may not exceed 15% of its unimpaired capital and surplus for loans that are not fully secured and 10% of unimpaired capital and surplus for loans that are fully secured by readily marketable collateral. A majority of Sun's disinterested directors must approve any loans to insiders in excess of the greater of $25,000 or 5% of capital and unimpaired surplus. Arizona law limits the aggregate value of loans made to any one director, officer, or employee of Sun to 1% of Sun's capital, unless otherwise approved by a majority of disinterested directors.

     DIVIDEND LIMITATIONS. As a bank holding company, Sun is primarily dependent upon dividend distributions from its bank affiliates. A major source of Sun's revenue comes from dividends received or expected to be received from its bank affiliates. As a result, Sun's ability to pay dividends is likely to be dependent on the amount of dividends paid by its bank affiliates. Sun's bank affiliates are prohibited from paying dividends until start up losses are recovered and a cumulative profit is made. No assurance can be given that Sun's bank affiliates will, in any circumstances, pay dividends.

     Federal and state statutes and regulations impose restrictions on Sun's ability to pay dividends:

     - Federal Reserve Board policy provides that a bank holding company should not pay dividends unless:

        - the bank holding company's net income over the prior year is sufficient to fully fund the dividends, and

        - the prospective rate of earnings retention appears consistent with the capital needs, asset quality and overall financial condition of the bank holding company and its affiliates,

     - Arizona law provides that dividends may be declared by Sun as permitted by the general laws governing Arizona corporations, except that approval of the regulatory authority is required prior to the declaration of any dividend by Sun which is payable out of its capital surplus.

     In addition Sun's ability to pay dividends may be affected by the various minimum capital requirements and the capital and non-capital standards established under the Federal Deposit Insurance Corporation Improvements Act of 1991 ("FDICIA"). Sun's right and the right of its shareholders and creditors to participate in any distribution of the assets or earnings of Sun's affiliates exists only after satisfaction of the prior claims of creditors of the affiliate.

     YEAR 2000 COMPLIANCE. The federal banking agencies, through the Federal Financial Institutions Examination Council, expect the senior management and board of directors of banks and their holding companies to be actively involved in overseeing the Year 2000 issue. The agencies expect active involvement in the readiness and monitoring of business risks posed not only by vendors of computer systems but business partners, counter parties, and major loan customers. The Office of the Controller of the Currency ("OCC") issued an advisory letter in May 1997 providing comprehensive Year 2000 guidance and establishing a schedule for banks to achieve Year 2000 compliance. Senior management is expected to report at least quarterly to the board of directors on Year 2000 compliance progress and to notify the board immediately if critical benchmarks are missed.

     The agencies have indicated that Year 2000 readiness progress will be required as a condition to regulatory approval of expansion proposals. Enforcement actions may also be brought against banking organizations that have inadequate Year 2000 readiness programs.

STANDARDS FOR SAFETY AND SOUNDNESS

     The FDIC requires the Federal Reserve Board, together with the other federal bank regulatory agencies, to prescribe standards of safety and soundness relating generally to operations and management, asset growth, asset quality, earnings, stock valuation, and compensation. The federal bank regulatory agencies have adopted a set of guidelines prescribing safety and soundness standards pursuant to the FDICIA. The guidelines establish general standards relating to:

     - internal controls and information systems,

     - internal audit systems,

     - loan documentation,

     - credit underwriting,

     - interest rate exposure,

     - asset growth,

     - compensation, and

     - fees and benefits.

     In general, the guidelines require appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice. Compensation is deemed excessive when the amount paid is unreasonable or disproportionate to the services performed by an executive officer, employee, director or principal shareholder.

     The Federal Reserve Board, FDIC and the OCC adopted regulations that authorize the agencies to order non-complying institutions to submit a compliance plan. If the institution fails to submit or implement an acceptable compliance plan, the applicable agency must issue an order directing action to correct the deficiency. The agency may also issue an order directing other actions of the types to which an undercapitalized association is subject under the "prompt corrective action" provisions of the FDICIA. If an institution fails to comply with an order the agency may seek to enforce it through judicial proceedings and impose civil money penalties. The agencies may also propose guidelines for asset quality and earnings standards.

     A range of other provisions of the FDICIA include:

     - requirements applicable to closure of branches;

     - additional disclosures to depositors with respect to terms and interest rates applicable to deposit accounts;

     - uniform regulations for extensions of credit secured by real estate;

     - restrictions on activities of, and investments by, state-chartered banks;

     - modification of accounting standards to conform to generally accepted accounting principles including (1) the reporting of off-balance sheet items and (2) supplemental disclosure of the estimated fair market value of assets and liabilities in financial statements filed with the banking regulators;

     - increased penalties in making or failing to file assessment reports with the FDIC;

     - greater restrictions on extensions of credit to directors, officers and principal shareholders; and

     - increased reporting requirements on agricultural loans and loans to small businesses.

     The Federal Reserve Board, OCC, FDIC and other federal banking agencies' risk-based capital standards provide for consideration of interest rate risk when assessing the capital adequacy of a bank. The agencies must explicitly include a bank's exposure to declines in the economic value of its capital due to changes in interest rates as a factor in evaluating its capital adequacy. The agencies have also adopted a joint agency policy statement providing guidance to banks for managing interest rate risk. The policy statement emphasizes the importance of adequate oversight by management and a sound risk management process. The assessment of interest rate risk management made by the banks' examiners will be incorporated into the banks' overall risk management rating and used to determine the effectiveness of management.

     PROMPT CORRECTIVE ACTION. The FDICIA requires the federal banking regulators, including the Federal Reserve Board, the OCC and the FDIC, to take prompt corrective action with respect to depository institutions that fall below certain capital standards. It also prohibits any depository institution from making any capital distribution that would cause it to be undercapitalized.

     Institutions that are not adequately capitalized may be subject to a variety of supervisory actions including the following:

     - restrictions on growth;

     - restrictions on investment activities;

     - restrictions on capital distributions;

     - restrictions on affiliate transactions; and

     - required to submit a capital restoration plan guaranteed in part by any company having control of the institution.

     In other respects, the FDICIA provides for enhanced supervisory authority, including greater authority for the appointment of a conservator or receiver for under-capitalized institutions. The capital-based prompt corrective action provisions of the FDICIA and their implementing regulations apply to FDIC-insured depository institutions. Federal banking agencies, however, have indicated that they may take appropriate action at the holding company level based on their assessment of the effectiveness of supervisory actions imposed upon affiliate insured depository institutions pursuant to the prompt corrective action provisions of the FDICIA.

     INSURANCE OF DEPOSIT ACCOUNTS. The banks' deposits are insured by the FDIC to the maximum amount permitted by law, which is currently $100,000 per depositor in most cases. FDIC insurance premiums are assessed on a risk-based system, meaning that the amount of a depositary institution's premium depends on its risk classification. The FDIC has authority to raise or lower assessment rates on insured deposits in order to achieve certain designated reserve ratios in the insurance funds. The FDIC may also impose special additional assessments. Each depository institution is assigned to one of three capital groups:
"well-capitalized," "adequately capitalized" or "undercapitalized". Within each capital group, institutions are assigned to one of three subgroups. The institution is assigned to a subgroup on the basis of supervisory evaluations by the institution's primary supervisory authority and other information the FDIC determines to be relevant to its financial condition and the risk posed to the deposit insurance fund. An institution's assessment rate depends on the capital category and supervisory category to which it is assigned.

     The FDIC's current assessment rate schedule for the Bank Insurance Fund ("BIF") provides an assessment rate of zero for well-capitalized institutions with the highest supervisory ratings and the schedule calls for an assessment rate of 0.27% of insured deposits for institutions in the lowest risk assessment classification.

     COMMUNITY REINVESTMENT ACT. Under the Community Reinvestment Act ("CRA"), a financial institution has a continuing and affirmative obligation, consistent with its safe and sound operation, to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions. In addition, the CRA does not limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular Community. The CRA requires each federal banking agency, in connection with its examination of a financial institution, to assess and assign one of four ratings to the institution's record of meeting the credit needs of its community.

     The record is taken into account by a federal banking agency in its evaluation of certain applications by the institution, including applications for the following:

     - charters;

     - branches and other deposit facilities;

     - relocations;

     - mergers;

     - consolidations;

     - acquisitions of assets or assumptions of liabilities; and

     - savings and loan holding company acquisitions.

     The CRA also requires that all institutions make public disclosure of their CRA ratings.

     In April 1995, the Federal Reserve Board, the OCC and other federal banking agencies revised the CRA regulations. Among other things, the amended CRA regulations substituted the prior process-based assessment factors with a new evaluation system that rates an institution based on its actual performance in meeting community needs. In particular, the evaluation system would focus on three tests:

     - a lending test, to evaluate the institution's record of making loans in its assessment areas;

     - an investment test, to evaluate the institution's record of investing in community development projects, affordable housing, and programs benefiting low or moderate-income individuals and businesses; and

     - a service test, to evaluate the institution's availability and effectiveness of services through its branches, ATMs and other offices.

     The amended CRA regulations also clarified how an institution's CRA performance would be considered in the application process.

     ENFORCEMENT ACTIONS. Federal and state statutes and regulations provide financial institution regulatory agencies with great flexibility to undertake enforcement action against an institution that fails to comply with regulatory requirements, particularly capital requirements.

     Possible enforcement actions include the following:

     - the imposition of a capital restoration plan and capital directive,

     - receivership,

     - conservatorship, or

     - the termination of deposit insurance.

     INTERSTATE BANKING AND BRANCHING LEGISLATION. Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, adequately capitalized and adequately managed bank holding companies are allowed to acquire banks across state lines after complying with various regulations. It also permits banks to merge with one another across state lines resulting in a main bank with branches in separate states. After establishing branches in a state through an interstate merger transaction, a bank could then establish and acquire additional branches at any location in the state where any bank involved in the interstate merger could have established or acquired branches under applicable federal and state law.

MONETARY POLICY AND ECONOMIC CONDITIONS

     The earnings of banks and bank holding companies are affected by general economic conditions and by the fiscal and monetary policies of federal regulatory agencies, including the Federal Reserve Board. Through open market transactions, variations in the discount rate and the establishment of reserve requirements, the Federal Reserve Board exerts considerable influence over the cost and availability of funds obtainable for lending or investing.

     The above monetary and fiscal policies and resulting changes in interest rates have affected the operating results of all commercial banks in the past and are expected to do so in the future. It is impossible to predict the nature or the extent of any effects which fiscal or monetary policies may have on Sun's business and earnings.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of Sun's common stock does not purport to be complete and is subject in all respects to applicable Arizona law and to the provisions of Sun's Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this prospectus is a part.

     Sun is authorized to issue 50,000,000 shares of common stock, no par value. As of May 31, 1999, Sun had approximately 312 shareholders of record. Upon completion of the offering, and assuming no exercise of the underwriters' over-allotment option, there will be 5,503,870 shares of common stock issued and outstanding. There are options to purchase 560,973 shares of Sun common stock outstanding, all of which are currently exercisable. An additional 247,500 shares of common stock will be issuable upon exercise of outstanding options granted or expected to be granted upon the closing of the offering under the terms of Sun's stock option program. See "Management-Stock Option Program." Prior to the offering, there are 3,853,870 shares of common stock issued and outstanding.

COMMON STOCK

     Each holder of common stock is entitled to one vote per share of record on all matters to be voted upon by the shareholders. Holders also have cumulative voting rights in the election of directors, as provided under Arizona law. This means that shareholders may multiply the total number of shares they are entitled to vote by the total number of directors for whom they are entitled to vote, and may apply that product to elect a single director or distribute that product among two or more candidates. For example, at a meeting to elect three directors, a shareholder holding 100 voting shares could cast 300 votes for a single candidate, or could cast any combination totaling 300 votes for two or more candidates. Arizona's cumulative voting rights may allow shareholders holding a minority of Sun's shares a greater opportunity to elect a director even though management or larger shareholders control a substantial percentage of Sun's shares.

     Each share of common stock entitles the holder thereof to an equal and ratable right to receive dividends when, if and as declared from time to time by the board of directors out of legally available funds. Sun does not anticipate paying cash dividends in the foreseeable future. See "Dividend Policy."

     In the event of the liquidation, dissolution or winding up of Sun, the holders of common stock will be entitled to share ratably in all assets remaining after payments to creditors. Holders of common stock have no preemptive, conversion, or redemption rights and are not subject to further calls or assessments by Sun. All of the shares of common stock to be issued and sold in the offering will be, immediately upon consummation of the offering, validly issued, fully paid and nonassessable.

AUTHORIZED BUT UNISSUED SHARES

     Authorized but unissued shares may be used for a variety of corporate purposes, including future public or private offerings to raise capital or to facilitate corporate acquisitions. One of the effects of the existence of authorized but unissued shares may be to enable the board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of Sun by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of Sun's management and possibly deprive the shareholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices. This could have the effect of discouraging third parties from making proposals involving an unsolicited acquisition or change in control of Sun, although such proposals, if made, might be considered desirable by a majority of Sun's shareholders.

CERTAIN PROVISIONS OF ARTICLES OF INCORPORATION AND BYLAWS

     Sun's By-laws establish an advance notice procedure with regard to business to be brought before an annual or special meeting of shareholders of Sun and with regard to the nomination of candidates for election of directors, other than by or at the direction of the board of directors. Although Sun's By-laws do not give the board of directors any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, they may have the effect of prohibiting a contest for the election of directors or the consideration of shareholder proposals if the established procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmless or beneficial to Sun and its shareholders.

DIRECTOR'S LIABILITY

     Sun's Articles of Incorporation limit personal liability of directors, to Sun or its shareholders, for monetary damages for breach of their fiduciary duty as a director except to the extent such limitation of liability is not permitted under Arizona law. Arizona law provides that the liability of a director may not be eliminated or limited for:

     - transactions in which a director receives a financial benefit to which the director is not entitled;

     - an intentional infliction of harm on the corporation or the shareholders;

     - liability for unlawful distributions in violation of Arizona law or the Articles of Incorporation, or

     - an intentional violation of criminal law.

CERTAIN EFFECTS OF ARIZONA LAW

     Business Combinations. Under Arizona law, any person who acquires 10% or more of the voting power of the common stock of a corporation is considered an "interested shareholder." For a period of three years after an acquisition, certain business combinations between Sun and the interested shareholder are prohibited, unless prior to the acquisition of the common stock by the interested shareholder, a committee of the "disinterested" directors approves the acquisition of the common stock or the business combination. After the three-year period, only the following three types of business combinations between Sun and the interested shareholder are permitted:

     - a business combination approved by the board of directors before the acquisition of common stock by the interested shareholder;

     - a business combination approved by holders of a majority of the common stock not owned by the interested shareholder; and

     - a business combination which meets certain conditions relating to price and form of consideration.

     Control Share Acquisitions. Under Arizona law, a party acquiring Sun's common stock may lose the right to vote some or all of those shares if the acquisitions results in that party holding greater than 20%, 33%, or 50% of the outstanding common stock of Sun. An acquiring party can avoid losing the right to vote these shares if the right to vote is approved by a majority of the disinterested shareholders. If approval of the right to vote shares is obtained at one of the specified levels, additional shareholder approvals are required when a shareholder seeks to acquire the power to vote shares at the next level.

     Unless otherwise provided in Sun's Articles of Incorporation or By-laws approved by the shareholders, Sun may call for redemption of all but not less than all of the acquiring party's common stock at a redemption price equal to the market value of the shares at the time the call for redemption is given if either:

     - the acquiring person fails to deliver certain written information to Sun by the tenth day after crossing any of the specified levels above; or

     - the shareholders vote not to accord voting rights to such shares.

     Limitation on Share Repurchases. Under Arizona law, Sun may not purchase or agree to purchase any shares of its common stock from a beneficial owner of more than 5% of the voting power of Sun's common stock for more than the "average market price" of the shares if the shares have been owned by the beneficial owner for less than three years unless either:

     - the purchase or agreement to purchase is approved by shareholders holding a majority of the disinterested common stock; or

     - Sun makes an offer, of at least equal value per share, to all holders of the common stock of Sun.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Sun's Articles of Incorporation provide that Sun shall indemnify to the fullest extent allowed by Arizona law, any person who incurs liability or expense by reason of that person acting as an officer or director of Sun. Arizona law generally provides that indemnification is permissible only when the director or officer acted in good faith and in a manner reasonably believed to be in the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the conduct was unlawful. Indemnification is not permitted for any action brought by an officer or director against Sun unless the action was approved by the Board of Directors. Indemnification of directors is not permitted in connection with a proceeding by or in the right of the corporation in which the director was held liable to the corporation or in connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in the director's official capacity, in which the director was held liable on the basis that personal benefit was improperly received by the director. In the opinion of the SEC, indemnification for liabilities arising under the federal securities laws is unenforceable.

     FDIC regulations impose limitations on indemnification payments which could restrict, in certain circumstances, payments by Sun or its banks to their respective directors or officers that would otherwise be permitted or required under Arizona law or Sun's Articles of Incorporation.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is American Securities Transfer & Trust, Inc., Denver, Colorado.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Immediately prior to the offering, Sun had 3,853,870 shares of common stock outstanding, 2,373,270 of which are held by "affiliates" of Sun. Upon completion of the offering, Sun will have 5,503,870 shares of common stock outstanding, excluding 808,473 shares of common stock issuable upon the exercise of outstanding options. Of the shares outstanding upon completion of the offering, a total of approximately 1,536,788 shares will be freely tradeable without restriction under the Securities Act as long as they are not owned by affiliates. The remaining 3,967,082 shares outstanding upon the completion of the offering may be resold publicly only upon registration under the Securities Act or in compliance with an exemption from the registration requirements of the Securities Act, such as Rule 144. Affiliates of Sun generally will be able to sell shares of common stock only in accordance with the limitations of Rule 144 under the Securities Act.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an "affiliate" who has beneficially owned "restricted" shares for at least one year, may sell in the open market within any three-month period a number of shares that does not exceed the greater of (1) one percent of the then outstanding shares of the Sun's common stock (approximately 55,038 shares immediately following the offering assuming no exercise of the underwriters" over-allotment option) or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about Sun. An "affiliate" of Sun may sell securities that are not "restricted" without regard to the period of beneficial ownership but subject to the volume limitations described above and other conditions of Rule 144. A person (or persons whose shares are aggregated) who is not deemed an "affiliate" of Sun (and has not been at any time during the three months immediately preceding the sale) and who has beneficially owned his or her shares for at least two years would be entitled to sell the shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, notice requirements, or availability of public information described above.

     Capitol, Sun and the directors and executive officers of Sun (who are expected to hold an aggregate of approximately 3,223,270 shares after the offering, excluding the shares that they have a right to acquire pursuant to options granted to them under Sun's Stock Option Program) have agreed, or will agree, that they will not issue, offer for sale, sell, transfer, or otherwise dispose of or register with the SEC any shares of common stock (or any securities convertible into or exercisable for shares of common stock), for a period of 180 days from the date of this prospectus without the prior written consent of EVEREN Securities, Inc., except that (1) Sun may issue shares upon the exercise of options under Sun's stock option program and (2) the directors and officers may gift common stock owned by them to others who have agreed in writing to be bound by the same agreement.

     As of January 1, 1999, there were outstanding options to purchase an aggregate of 560,973 shares of Sun's common stock at exercise prices ranging from $4.67 to $10.00 under Sun's Stock Option Program. See "Management -- Stock Option Program." Resulting from this offering, Sun will grant additional options to purchase 247,500 shares of Sun's common stock at an exercise price of $16.00.

     Prior to the offering, there has been no public trading market for Sun's common stock, and no predictions can be made as to the effect, if any, that sales of shares or the availability of shares for sale will have on the prevailing market price of the common stock after completion of the offering. Sales of substantial amounts of common stock in the public market could have an adverse affect on prevailing market prices.

     Sun has received approval for listing of its common shares on the Nasdaq National Market(SM) under the symbol "SCBL" subject to completion of this offering.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the underwriters named below, for whom EVEREN Securities, Inc, is acting as representative (the "Representative") have severally agreed to purchase from Sun, and Sun has agreed to sell to them, the respective number of shares of common stock set forth opposite each underwriter's name below:

                                                               NUMBER
UNDERWRITER                                                   OF SHARES
-----------                                                   ---------
EVEREN Securities, Inc....................................    1,355,000
Fahnestock & Co. Inc......................................       29,500
Howe Barnes Investments, Inc..............................       29,500
McDonald Investments Inc., a KeyCorp Company..............       29,500
Parker/Hunter Incorporated................................       29,500
Ryan, Beck & Co., Inc.....................................       29,500
Sandler O'Neill & Partners L.P............................       29,500
Stifel, Nicolaus & Company, Incorporated..................       29,500
Sutro & Co. Incorporated..................................       29,500
C.E. Unterberg, Towbin....................................       29,500
Wheat First Securities....................................       29,500
                                                              ---------
          Total...........................................    1,650,000
                                                              =========

     The Underwriting Agreement provides that the obligations of the several underwriters thereunder are subject to approval of certain legal matters by their counsel and to various other conditions. The nature of the underwriters' obligation is such that they are committed to purchase and pay for all shares of common stock if any are purchased.

     The underwriters propose to offer the shares of Sun's common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus, and to certain securities dealers (who may include the underwriters) at such price, less a concession not in excess of $0.64 per share of common stock. The underwriters may allow, and such selected dealers may reallow, a concession not in excess of $0.10 per share of common stock to certain brokers and dealers. After this offering, the price to the public, concession, allowance and reallowance may be changed by the Representative. The Representative has informed Sun that it does not intend to confirm sales to any account over which it exercises discretionary authority.

     At Sun's request, the underwriters have agreed that 850,000 of the shares offered hereby will be sold to Capitol at the initial public offering price in order to enable Capitol to maintain its 51% ownership in Sun in accordance with the anti-dilution agreement between Sun and Capitol. Accordingly, the number of shares of common stock available for sale to the general public will be reduced. There will be no underwriting discount with respect to the shares sold to Capitol.

     Sun has granted the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 247,500 additional shares of common stock at the same price per share as Sun will receive for the 1,650,000 shares that the underwriters have agreed to purchase solely to cover over-allotments, if any. To the extent that the underwriters exercise this option, each of the underwriters will be committed, subject to certain conditions, to purchase such additional shares of common stock in approximately the same proportions as set forth in the above table. If purchased, the underwriters will sell the additional shares on the same terms as the 1,650,000 shares are being sold, including an agreement that 51% of these shares will also be sold to Capitol at the initial public offering price. If the underwriters exercise the over-allotment option in full, the total public offering price will be $30,360,000, total underwriting discounts and commissions will be $1,030,400 and total proceeds to Sun will be $29,329,600.

     The offering of the common stock is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject any order for the purchase of common stock.

     Subject to certain exceptions, Sun has agreed not to issue, and each of its officers and directors (and certain shareholders of Sun) has agreed not to offer, sell or otherwise dispose of any of Sun's shares of common stock for a period of 180 days after the date of this prospectus (other than shares sold pursuant to this prospectus) without the prior written consent of EVEREN Securities. Capitol has also agreed to the same restrictions with respect to its shares of Sun common stock, including the shares Capitol will be purchasing in this offering.

     Sun has agreed to indemnify the underwriters against certain liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect thereof.

     Prior to this offering, there has been no public market for Sun's common stock. Consequently, Sun negotiated the initial public offering price with the underwriters. Among the factors considered in such negotiations were:

     - Prevailing market conditions;

     - An assessment of management;

     - Sun's results of operations in recent periods;

     - The present stage of Sun's development;

     - The market capitalization of stages in development of other companies which Sun and the Representative believe to be comparable to Sun; and

     - Estimates of Sun's business potential.

     There can be no assurance that an active trading market will develop for Sun's common stock or that Sun's common stock will trade in the public market subsequent to this offering at or above the initial public offering price. The initial public offering price should not be considered an indication of the actual value of Sun's common stock. Such price is subject to change as a result of market conditions and other factors. Sun cannot assure you that its common stock can be resold at or above the initial public offering price.

     In order to facilitate this offering, certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of Sun's common stock during and after the offering, such as the following:

     - The underwriters may over-allot or otherwise create a short position in the common stock for its own account by selling more shares of common stock than may have been sold to them.

     - The underwriters may elect to cover any such short position by purchasing shares of common stock in the open market or by exercising the over-allotment option;

     - The underwriters may stabilize or maintain the price of Sun's common stock by bidding for or purchasing shares of common stock in the open market;

     - The underwriters may engage in passive market making transactions; and

     - The underwriters may impose penalty bids, under which selling concessions allowed to syndicate members of other broker-dealers participating in this offering are reclaimed if shares of common stock previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise.

     The effect of these transactions may be to stabilize or maintain the market price at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of Sun's common stock to the extent that it discourages resales thereof. No representation is made as to the magnitude of effect of any such stabilization or other transactions. Such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

     The validity of the common stock offered in this prospectus is being passed upon for Sun by Snell & Wilmer L.L.P., Phoenix, Arizona. Certain legal matters will be passed upon for the underwriters by Vedder, Price, Kaufman & Kammholz, Chicago, Illinois.

                                    EXPERTS

     The consolidated balance sheets as of December 31, 1998 and 1997 and the statements of operations, cash flows and changes in stockholders' equity for the years ended December 31, 1998 and 1997 of Sun included in this prospectus have been included in reliance on the report of BDO Siedman, LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing. Consolidated financial information of Sun for the period ended December 31, 1996 included in this prospectus has been included in reliance on the report of Cotton, Parker, Johnson & Co. P.C., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     Sun has filed with the SEC a registration statement on Form S-1 under the Securities Act and the rules and regulations promulgated thereunder with respect to the common stock being offered hereby. This prospectus omits certain information contained in the registration statement or in any amendments to the registration statement, and you should look at the registration statement and the exhibits and schedules thereto for further information with respect to Sun and the common stock being offered hereby. Statements contained in this prospectus describing the provisions or contents of any contract, agreement or any other document are not necessarily complete with respect to each such contract, agreement or document filed as an exhibit to the registration statement, and reference is made to the exhibit for a more complete description of the matters involved.

     A copy of the registration statement, including the exhibits and schedules thereto, and any other documents Sun may file may be inspected without charge at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the registration statement and the exhibits and schedules thereto can be obtained from the Public Reference Room upon payment of prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet web site that contains reports, proxy information and statements and other information regarding issuers that file electronically with the SEC. Sun's filings with the SEC are available to the public at the site which is http://www.sec.gov.

     Prior to filing the registration statement of which this prospectus is a part, Sun was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934. Upon effectiveness of the registration statement, Sun will become subject to the informational and periodic reporting requirements of the Exchange Act, and in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the public reference facility referenced above. Sun intends to register the securities offered by the registration statement under the Exchange Act simultaneously with the effectiveness of the registration statement and to furnish Sun's shareholders with annual reports containing financial statements examined and reported on by Sun's independent public accountants, and quarterly reports for the first three fiscal quarters of each fiscal year containing unaudited interim financial information.

                 SUN COMMUNITY BANCORP LIMITED AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Condensed Consolidated Interim Financial Statements
  (unaudited)
  Consolidated Balance Sheets as of March 31, 1999 and
     December 31, 1998......................................   F-2
  Consolidated Statements of Operations for the Three Months
     ended March 31, 1999 and 1998..........................   F-3
  Consolidated Statements of Changes in Stockholders' Equity
     for the Three Months ended March 31, 1999 and 1998.....   F-4
  Consolidated Statements of Cash Flows for the Three Months
     ended March 31, 1999 and 1998..........................   F-5
  Notes to Consolidated Interim Financial Statements........   F-6
Audited Consolidated Financial Statements
  Independent Auditors' Reports.............................   F-8
  Consolidated Balance Sheets as of December 31, 1998 and
     1997...................................................  F-10
  Consolidated Statements of Operations for the Years ended
     December 31, 1998 and 1997 and the period ended
     December 31, 1996......................................  F-11
  Consolidated Statements of Changes in Stockholders' Equity
     for the Years ended December 31, 1998 and 1997 and the
     period ended December 31, 1996.........................  F-12
  Consolidated Statements of Cash Flows for the Years ended
     December 31, 1998 and 1997 and the period ended
     December 31, 1996......................................  F-13
  Notes to Consolidated Financial Statements................  F-14

                         SUN COMMUNITY BANCORP LIMITED

                          CONSOLIDATED BALANCE SHEETS

                                                                MARCH 31     DECEMBER 31
                                                                  1999           1998
                                                              ------------   ------------
                                                                      (UNAUDITED)
ASSETS
Cash and due from banks.....................................  $  9,461,357   $  9,902,458
Interest-bearing deposits with banks........................     3,768,680        858,955
Federal funds sold..........................................    37,700,000     37,600,000
                                                              ------------   ------------
  Cash and cash equivalents.................................    50,930,037     48,361,413
Loans held for resale.......................................     2,789,253      1,275,788
Investment securities available for sale, carried at market
  value.....................................................    14,428,325     12,922,539
Portfolio loans:
  Commercial................................................    77,596,397     60,366,282
  Real estate mortgage......................................     4,555,965      4,371,401
  Installment...............................................     4,014,413      3,342,226
                                                              ------------   ------------
          Total portfolio loans.............................    86,166,775     68,079,909
  Less allowance for loan losses............................      (905,000)      (696,000)
                                                              ------------   ------------
          Net portfolio loans...............................    85,261,775     67,383,909
Premises and equipment, net.................................     2,935,614      2,753,721
Accrued interest income.....................................       617,933        448,331
Other assets................................................     2,158,238      2,432,336
                                                              ------------   ------------
          TOTAL ASSETS......................................  $159,121,175   $135,578,037
                                                              ============   ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Noninterest-bearing.......................................  $ 29,314,830   $ 28,033,128
  Interest-bearing..........................................    93,298,665     70,748,676
                                                              ------------   ------------
          Total deposits....................................   122,613,495     98,781,804
Accrued interest on deposits and other liabilities..........     1,099,385        757,879
                                                              ------------   ------------
          Total liabilities.................................   123,712,880     99,539,683
MINORITY INTEREST IN CONSOLIDATED SUBSIDIARIES..............     9,279,713      9,411,272
STOCKHOLDERS' EQUITY
Common stock, no par value, 10,000,000 shares authorized;
  issued and outstanding:
  1999 -- 3,853,870 shares
  1998 -- 3,847,060 shares..................................    26,866,516     26,795,416
Retained-earnings deficit...................................      (741,654)      (179,673)
Market value adjustment (net of tax effect) for investment
  securities available for sale (accumulated other
  comprehensive income).....................................         3,720         11,339
                                                              ------------   ------------
          Total stockholders' equity........................    26,128,582     26,627,082
                                                              ------------   ------------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........  $159,121,175   $135,578,037
                                                              ============   ============

See notes to consolidated interim financial statements.

                         SUN COMMUNITY BANCORP LIMITED

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                 THREE MONTHS ENDED
                                                                      MARCH 31
                                                              ------------------------
                                                                 1999          1998
                                                              ----------    ----------
                                                                    (UNAUDITED)
Interest income:
  Portfolio loans (including fees)..........................  $2,258,024    $  912,947
  Loans held for resale.....................................      28,475            --
  Taxable investment securities.............................     199,610       185,101
  Federal funds sold........................................     460,626       236,966
  Interest-bearing deposits with banks and other............      28,794            --
                                                              ----------    ----------
         Total interest income..............................   2,975,529     1,335,014
Interest expense:
  Demand deposits...........................................     546,280       269,946
  Savings deposits..........................................       3,164         1,741
  Time deposits.............................................     336,139       122,922
  Other.....................................................         308            --
                                                              ----------    ----------
         Total interest expense.............................     885,891       394,609
                                                              ----------    ----------
         Net interest income................................   2,089,638       940,405
Provision for loan losses...................................     209,000        41,000
                                                              ----------    ----------
         Net interest income after provision for loan
           losses...........................................   1,880,638       899,405
Noninterest income:
  Service charges on deposit accounts.......................      70,542        37,565
  Other.....................................................      48,033        20,979
                                                              ----------    ----------
         Total noninterest income...........................     118,575        58,544
Noninterest expense:
  Salaries and employee benefits............................   1,410,161       409,198
  Occupancy.................................................     241,094        76,083
  Equipment rent, depreciation and maintenance..............     246,340        88,636
  Deposit insurance premiums................................       2,133           965
  Other.....................................................     563,520       220,376
                                                              ----------    ----------
         Total noninterest expense..........................   2,463,248       795,258
                                                              ----------    ----------
         Income (loss) before federal income taxes, minority
           interest and cumulative effect of change in
           accounting principle.............................    (464,035)      162,691
                                                              ----------    ----------
Federal income taxes (benefit)..............................     (64,000)       75,000
  Income (loss) before minority interest and cumulative
    effect of change in accounting principle................    (400,035)       87,691
Minority interest in net losses of consolidated
  subsidiaries..............................................     224,282        29,742
                                                              ----------    ----------
  INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE IN
    ACCOUNTING PRINCIPLE....................................    (175,753)      117,433
Change in accounting principle, net of income tax effect of
  $200,000 -- Note B........................................    (386,228)           --
                                                              ----------    ----------
  NET INCOME (LOSS).........................................  $ (561,981)   $  117,433
                                                              ==========    ==========
  NET INCOME (LOSS) PER SHARE -- Note D:
  Before cumulative effect of change in accounting principle
    Basic...................................................  $    (0.05)   $     0.04
                                                              ==========    ==========
    Diluted.................................................  $    (0.05)   $     0.04
                                                              ==========    ==========
  After cumulative effect of change in accounting principle
    Basic...................................................  $    (0.15)   $     0.04
                                                              ==========    ==========
    Diluted.................................................  $    (0.15)   $     0.04
                                                              ==========    ==========

See notes to consolidated interim financial statements.

                         SUN COMMUNITY BANCORP LIMITED

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                  (UNAUDITED)

                                                                          ACCUMULATED
                                                            RETAINED-        OTHER
                                               COMMON       EARNINGS     COMPREHENSIVE
                                                STOCK        DEFICIT        INCOME           TOTAL
                                             -----------    ---------    -------------    -----------
BALANCES AT JANUARY 1, 1998................  $ 9,863,512    $(236,351)      $62,725       $ 9,689,886
  Issuance of 954,546 shares of common
     stock for cash consideration of
     $7.3333 per share in conjunction with
     formation of bank subsidiary..........    7,000,004           --            --         7,000,004
Components of comprehensive income:
  Net income for three months ended March
     31, 1998..............................           --      117,433            --           117,433
  Market value adjustment (net of tax
     effect) for investment securities
     available for sale....................           --           --        (3,986)           (3,986)
                                                                                          -----------
  Total comprehensive income for period
     ended March 31, 1998..................           --           --            --           113,447
                                             -----------    ---------       -------       -----------
BALANCES AT MARCH 31, 1998.................  $16,863,516    $(118,918)      $58,739       $16,803,337
                                             ===========    =========       =======       ===========
BALANCES AT JANUARY 1, 1999................  $26,795,416    $(179,673)      $11,339       $26,627,082
Issuance of 6,810 shares of common stock
  for cash consideration of $10.00 per
  share....................................       71,100           --            --            71,100
Components of comprehensive income (loss):
  Net loss for three months ended March 31,
     1999..................................           --     (561,981)           --          (561,981)
  Market value adjustment (net of tax
     effect) for investment securities
     available for sale....................           --           --        (7,619)           (7,619)
                                                                                          -----------
  Total comprehensive income (loss) for
     period ended March 31, 1999...........           --           --            --          (569,600)
                                             -----------    ---------       -------       -----------
BALANCES AT MARCH 31, 1999.................  $26,866,516    $(741,654)      $ 3,720       $26,128,582
                                             ===========    =========       =======       ===========

See notes to consolidated interim financial statements.

                         SUN COMMUNITY BANCORP LIMITED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                         THREE MONTHS ENDED
                                                              MARCH 31
                                                     ---------------------------
                                                         1999           1998
                                                     ------------    -----------
                                                             (UNAUDITED)
OPERATING ACTIVITIES
  Net income (loss) for the period.................  $   (561,981)   $   117,433
  Adjustments to reconcile net income to net cash
     used by operating activities:
     Minority interest in net losses of
       consolidated subsidiaries...................      (224,282)       (29,742)
     Provision for loan losses.....................       209,000         41,000
     Depreciation of premises and equipment........       338,190         70,054
     Net accretion of investment security
       premiums....................................       (71,522)        (5,875)
     Cumulative effect of accounting change........      (386,228)            --
  Originations of loans held for resale............   (11,084,478)            --
  Proceeds from sales of loans held for resale.....     9,571,013             --
  Increase in accrued interest income and other
     assets........................................       359,166       (431,032)
  Increase in accrued interest on deposits and
     other liabilities.............................       213,870        (77,081)
                                                     ------------    -----------
          NET CASH USED BY OPERATING ACTIVITIES....    (1,637,252)      (315,243)
INVESTING ACTIVITIES
  Proceeds from maturities of investment securities
     available for sale............................    15,341,000      1,750,000
  Purchases of investment securities available for
     sale..........................................   (16,786,807)    (4,481,461)
  Net increase in portfolio loans..................   (18,086,866)    (4,418,196)
  Purchases of premises and equipment..............      (520,083)       (24,854)
                                                     ------------    -----------
          NET CASH USED BY INVESTING ACTIVITIES....   (20,052,756)    (7,174,511)
FINANCING ACTIVITIES
  Net increase in demand deposits, NOW accounts and
     savings accounts..............................    17,042,694     11,323,639
  Net increase in certificates of deposit..........     6,788,997      1,100,271
  Net proceeds from issuance of common stock.......        71,100      7,000,004
  Resources provided by minority interests.........       355,841             --
                                                     ------------    -----------
          NET CASH PROVIDED BY FINANCING
             ACTIVITIES............................    24,258,632     19,423,914
                                                     ------------    -----------
          INCREASE IN CASH AND CASH EQUIVALENTS....     2,568,624     11,934,160
Cash and cash equivalents at January 1.............    48,361,413     10,131,093
                                                     ------------    -----------
CASH AND CASH EQUIVALENTS AT MARCH 31..............  $ 50,930,037    $22,065,253
                                                     ============    ===========

See notes to consolidated interim financial statements.

                         SUN COMMUNITY BANCORP LIMITED
         NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS (UNAUDITED)
                                 MARCH 31, 1999

NOTE A -- BASIS OF PRESENTATION

     The accompanying condensed consolidated financial statements of Sun Community Bancorp Ltd. have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all information and footnotes necessary for a fair presentation of consolidated financial position, results of operations and cash flows in conformity with generally accepted accounting principles.

     The statements do, however, include all adjustments of a normal recurring nature (in accordance with Rule 10-01(b)(8) of Regulation S-X) which the Corporation considers necessary for a fair presentation of the interim periods.

     The results of operations for the three-month period ended March 31, 1999 are not necessarily indicative of the results to be expected for the year ending December 31, 1999.

     The consolidated balance sheet as of December 31, 1998 was derived from audited consolidated financial statements as of that date.

NOTE B -- IMPLEMENTATION OF NEW ACCOUNTING STANDARD

     In 1998, the American Institute of CPAs issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities". It requires start-up costs and organizational costs to be charged to expense when incurred. The initial application of the statement requires a cumulative effect adjustment for those companies that had previously capitalized start-up and organization costs and became effective in 1999. In the circumstances of the Corporation and its banks, this new accounting standard applies to previously capitalized preopening and other start-up costs of its bank subsidiaries which, net of amortization, approximated $1,149,000 at December 31, 1998 and were classified as a component of other assets in the consolidated balance sheet. Implementation of this standard is reflected as a cumulative effect adjustment (net of income tax effect) of approximately $386,000 charged to first quarter 1999 results of operations.

NOTE C -- NEW SUBSIDIARY

     Nevada Community Bancorp Limited ("NCBL") was incorporated by the Corporation in early 1999. NCBL has been formed for the purpose of becoming a bank holding company to facilitate formation of de novo banks to be located in the state of Nevada.

                         SUN COMMUNITY BANCORP LIMITED
               NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS
                            (UNAUDITED) -- CONTINUED

NOTE D -- NET INCOME (LOSS) PER SHARE

     The computations of basic and diluted net income (loss) per share were as follows:

                                                           THREE MONTHS ENDED
                                                                MARCH 31
                                                        ------------------------
                                                           1999          1998
                                                        ----------    ----------
Numerator -- net income (loss) for the period.........  $ (561,981)   $  117,433
                                                        ==========    ==========
Denominator:
Weighted average number of common shares outstanding
  (denominator for basic earnings per share)..........   3,853,870     2,853,070
Dilutive effect of stock options......................          --(1)     86,638
                                                        ----------    ----------
Denominator for diluted net income per
  share -- Weighted average number of common shares
  and potential dilution..............................   3,853,870     2,939,708
                                                        ==========    ==========
Basic net income (loss) per share.....................  $    (0.15)   $     0.04
                                                        ==========    ==========
Diluted net income (loss) per share...................  $    (0.15)   $     0.04
                                                        ==========    ==========

-------------------------
(1) Antidilutive for period presented

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Sun Community Bancorp Limited

     We have audited the accompanying consolidated balance sheets of Sun Community Bancorp Limited and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sun Community Bancorp Limited and subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

BDO SEIDMAN, LLP
Grand Rapids, Michigan
April 19, 1999

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Sun Community Bancorp Ltd.

     We have audited the balance sheet of Bank of Tucson as of December 31, 1996, and the related statements of operations, changes in stockholders' equity and cash flows for the period then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bank of Tucson at December 31, 1996, and its results of its operations and its cash flows for the period then ended, in conformity with generally accepted accounting principles.

COTTON, PARKER, JOHNSON & CO., P.C.
Tucson, Arizona
March 18, 1997

                         SUN COMMUNITY BANCORP LIMITED

                          CONSOLIDATED BALANCE SHEETS

                                                                     DECEMBER 31
                                                              --------------------------
                                                                  1998          1997
                                                              ------------   -----------
ASSETS
Cash and due from banks.....................................  $  9,902,458   $ 2,822,138
Interest-bearing deposits with banks........................       858,955         8,955
Federal funds sold..........................................    37,600,000     7,300,000
                                                              ------------   -----------
          Cash and cash equivalents.........................    48,361,413    10,131,093
Loans held for resale.......................................     1,275,788            --
Investment securities available for sale, carried at market
  value -- Note C...........................................    12,922,539    11,533,667
Portfolio loans -- Notes D and G:
  Commercial................................................    60,366,282    26,061,673
  Real estate mortgage......................................     4,371,401     2,607,231
  Installment...............................................     3,342,226     2,567,569
                                                              ------------   -----------
          Total portfolio loans.............................    68,079,909    31,236,473
  Less allowance for loan losses............................      (696,000)     (317,000)
                                                              ------------   -----------
          Net portfolio loans...............................    67,383,909    30,919,473
Premises and equipment, net -- Note E.......................     2,753,721     1,190,190
Accrued interest income.....................................       448,331       337,604
Other assets................................................     2,432,336       895,165
                                                              ------------   -----------
          TOTAL ASSETS......................................  $135,578,037   $55,007,192
                                                              ============   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Noninterest-bearing.......................................  $ 28,033,128   $ 9,558,830
  Interest-bearing -- Note H................................    70,748,676    33,339,741
                                                              ------------   -----------
          Total deposits....................................    98,781,804    42,898,571
Accrued interest on deposits and other liabilities..........       757,879       408,898
                                                              ------------   -----------
          Total liabilities.................................    99,539,683    43,307,469
MINORITY INTEREST IN CONSOLIDATED SUBSIDIARIES -- Note A....     9,411,272     2,009,837
STOCKHOLDERS' EQUITY -- Notes A, I and M:
Common stock, no par value, 10,000,000 shares authorized;
  issued and outstanding:
     1998 -- 3,847,060 shares
     1997 -- 1,899,324 shares...............................    26,795,416     9,863,512
Retained-earnings deficit...................................      (179,673)     (236,351)
Market value adjustment (net of tax effect) for investment
  securities available for sale (accumulated other
  comprehensive income).....................................        11,339        62,725
                                                              ------------   -----------
          Total stockholders' equity........................    26,627,082     9,689,886
                                                              ------------   -----------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........  $135,578,037   $55,007,192
                                                              ============   ===========

See notes to consolidated financial statements.

                         SUN COMMUNITY BANCORP LIMITED

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                      YEAR ENDED DECEMBER 31    PERIOD ENDED
                                                      -----------------------   DECEMBER 31
                                                         1998         1997          1996
                                                      ----------   ----------   ------------
Interest income:
  Portfolio loans (including fees)..................  $5,296,379   $1,845,741    $ 113,670
  Loans held for resale.............................      30,062           --           --
  Taxable investment securities.....................     762,717      735,930      186,172
  Federal funds sold................................   1,230,361      289,742       45,532
  Interest-bearing deposits with banks and other....      24,880           --        8,671
                                                      ----------   ----------    ---------
          Total interest income.....................   7,344,399    2,871,413      354,045
Interest expense:
  Demand deposits...................................   1,427,457      625,931       73,621
  Savings deposits..................................       9,460        6,433          284
  Time deposits.....................................     843,630      281,880       40,888
  Other.............................................         252          338        8,226
                                                      ----------   ----------    ---------
          Total interest expense....................   2,280,799      914,582      123,019
                                                      ----------   ----------    ---------
          Net interest income.......................   5,063,600    1,956,831      231,026
Provision for loan losses -- Note D.................     379,000      268,000       49,000
                                                      ----------   ----------    ---------
          Net interest income after provision for
            loan losses.............................   4,684,600    1,688,831      182,026
Noninterest income:
  Service charges on deposit accounts...............     223,812       87,326        7,607
  Other.............................................     110,452       38,156        2,343
                                                      ----------   ----------    ---------
          Total noninterest income..................     334,264      125,482        9,950
Noninterest expense:
  Salaries and employee benefits....................   2,673,277    1,020,608      246,710
  Occupancy.........................................     545,639      179,055       23,688
  Equipment rent, depreciation and maintenance......     557,509      173,419       33,663
  Deposit insurance premiums........................       5,555          749        1,000
  Other.............................................   1,547,931      662,892      135,392
                                                      ----------   ----------    ---------
          Total noninterest expense.................   5,329,911    2,036,723      440,453
                                                      ----------   ----------    ---------
          Loss before federal income taxes and
            minority interest.......................    (311,047)    (222,410)    (248,477)
Federal income taxes (benefit) -- Note F............      29,000      (33,000)     (84,000)
                                                      ----------   ----------    ---------
          Loss before minority interest.............    (340,047)    (189,410)    (164,477)
Minority interest in net losses of consolidated
  subsidiaries......................................     396,725      117,536           --
                                                      ----------   ----------    ---------
  NET INCOME (LOSS).................................  $   56,678   $  (71,874)   $(164,477)
                                                      ==========   ==========    =========
  NET INCOME (LOSS) PER SHARE -- Note O:
     Basic..........................................  $      .02   $     (.05)   $    (.14)
                                                      ==========   ==========    =========
     Diluted........................................  $      .02   $     (.05)   $    (.14)
                                                      ==========   ==========    =========

See notes to consolidated financial statements.

                         SUN COMMUNITY BANCORP LIMITED

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                          ACCUMULATED
                                                            RETAINED-        OTHER
                                               COMMON       EARNINGS     COMPREHENSIVE
                                                STOCK        DEFICIT        INCOME           TOTAL
                                             -----------    ---------    -------------    -----------
BALANCES AT BEGINNING OF PERIOD............  $        --    $      --      $     --       $        --
Issuance of 1,149,324 shares of common
  stock for cash consideration of $4.67 per
  share in conjunction with formation of
  bank subsidiary..........................    5,363,512           --            --         5,363,512
Components of comprehensive income (loss):
  Net loss for 1996........................           --     (164,477)           --          (164,477)
  Market value adjustment (net of tax
     effect) for investment securities
     available for sale....................           --           --        (9,997)           (9,997)
                                                                                          -----------
  Total comprehensive loss for 1996........           --           --            --          (174,474)
                                             -----------    ---------      --------       -----------
BALANCES AT DECEMBER 31, 1996..............    5,363,512     (164,477)       (9,997)        5,189,038
Issuance of 750,000 shares of common stock
  for cash consideration of $6.00 per
  share....................................    4,500,000           --            --         4,500,000
Components of comprehensive income:
  Net loss for 1997........................           --      (71,874)           --           (71,874)
  Market value adjustment (net of tax
     effect) for investment securities
     available for sale....................           --           --            --            72,722
                                                                                          -----------
  Total comprehensive income for 1997......           --           --        72,722               848
                                             -----------    ---------      --------       -----------
BALANCES AT DECEMBER 31, 1997..............    9,863,512     (236,351)       62,725         9,689,886
Issuance of 1,947,736 shares of common
  stock for cash consideration -- Note I...   16,931,904           --            --        16,931,904
Components of comprehensive income:
  Net income for 1998......................           --       56,678            --            56,678
  Market value adjustment (net of tax
     effect) for investment securities
     available for sale....................           --           --       (51,386)          (51,386)
                                                                                          -----------
  Total comprehensive income for 1998......           --           --            --             5,292
                                             -----------    ---------      --------       -----------
BALANCES AT DECEMBER 31, 1998..............  $26,795,416    $(179,673)     $ 11,339       $26,627,082
                                             ===========    =========      ========       ===========

See notes to consolidated financial statements.

                         SUN COMMUNITY BANCORP LIMITED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                               PERIOD
                                                               YEAR ENDED DECEMBER 31          ENDED
                                                            ----------------------------    DECEMBER 31
                                                                1998            1997            1996
                                                            ------------    ------------    ------------
OPERATING ACTIVITIES
  Net income (loss) for the period........................  $     56,678    $    (71,874)   $   (164,477)
  Adjustments to reconcile net income to net cash used by
     operating activities:
     Minority interest in net losses of consolidated
       subsidiaries.......................................      (396,725)       (117,536)             --
     Provision for loan losses............................       379,000         268,000          49,000
     Depreciation of premises and equipment...............       421,360         141,394          20,345
     Net accretion of investment security premiums........       (54,394)       (223,841)       (186,172)
     Loss on sale of furniture and equipment..............         3,915              --              --
     Deferred income taxes................................      (420,000)        (33,000)        (84,000)
  Originations of loans held for resale...................   (15,761,895)             --              --
  Proceeds from sales of loans held for resale............    14,486,107              --              --
  Increase in accrued interest income and other assets....    (1,531,898)       (822,255)       (308,514)
  Increase in accrued interest on deposits and other
     liabilities..........................................       679,503         251,661         139,925
                                                            ------------    ------------    ------------
          NET CASH USED BY OPERATING ACTIVITIES...........    (2,138,349)       (607,451)       (533,893)
INVESTING ACTIVITIES
  Proceeds from sale of investment securities available
     for sale.............................................       505,000              --              --
  Proceeds from maturities of investment securities
     available for sale...................................    22,500,000      20,500,000      22,420,000
  Purchases of investment securities available for sale...   (24,417,336)    (20,827,326)    (33,121,291)
  Net increase in portfolio loans.........................   (36,843,486)    (26,386,402)     (4,850,072)
  Proceeds from sale of furniture and equipment...........        10,000              --              --
  Purchases of premises and equipment.....................    (1,998,806)       (969,597)       (382,333)
                                                            ------------    ------------    ------------
          NET CASH USED BY INVESTING ACTIVITIES...........   (40,244,628)    (27,683,325)    (15,933,696)
FINANCING ACTIVITIES
  Net increase in demand deposits, NOW accounts and
     savings accounts.....................................    40,850,295      24,671,742       9,496,794
  Net increase in certificates of deposit.................    15,032,938       6,205,569       2,524,468
  Net proceeds from issuance of common stock..............    16,931,904       4,500,000       5,363,512
  Resources provided by minority interests................     7,798,160       2,127,373              --
                                                            ------------    ------------    ------------
          NET CASH PROVIDED BY FINANCING ACTIVITIES.......    80,613,297      37,504,684      17,384,774
                                                            ------------    ------------    ------------
          INCREASE IN CASH AND CASH EQUIVALENTS...........    38,230,320       9,213,908         917,185
Cash and cash equivalents at beginning of period..........    10,131,093         917,185              --
                                                            ------------    ------------    ------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD................  $ 48,361,413    $ 10,131,093    $    917,185
                                                            ============    ============    ============

See notes to consolidated financial statements.

                         SUN COMMUNITY BANCORP LIMITED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

NOTE A -- NATURE OF OPERATIONS, BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

     Sun Community Bancorp Limited (the "Corporation") is a multibank holding company headquartered in the state of Arizona. The Corporation became a bank holding company in May 1997 upon consummation of a share exchange agreement with the shareholders of Bank of Tucson. Financial information set forth herein for periods prior to May 1997 represent amounts applicable to Bank of Tucson.

     The Corporation was formed in October 1996 and was inactive until May 1997. In May 1997, the Corporation entered into a share exchange agreement with Bank of Tucson and its shareholders whereby Bank of Tucson became a wholly-owned subsidiary of the Corporation. Because such share exchange has been accounted for as a pooling of interests, the consolidated financial statements reflect the merger transaction as if it had occurred at the beginning of the periods presented (i.e., date of commencement of operations for Bank of Tucson, June
1996).

     The Corporation's consolidated banking subsidiaries (the "Banks") consist of the following:

                                                           PERCENTAGE
AFFILIATE                                LOCATION            OWNED       YEAR FORMED
---------                           -------------------    ----------    -----------
Bank of Tucson                      Tucson, Arizona           100%          1996
Camelback Community Bank            Phoenix, Arizona           55%          1998
Mesa Bank                           Mesa, Arizona              53%          1998
Southern Arizona Community Bank     Tucson, Arizona            51%          1998
Sunrise Bank of Arizona             Phoenix, Arizona           51%          1998
Valley First Community Bank         Scottsdale, Arizona        52%          1997

     The Corporation is 51% owned by Capitol Bancorp Ltd., a multibank holding company, headquartered in the state of Michigan.

     The Corporation and the Banks are engaged in a single business activity -- banking. The bank affiliates provide a full range of banking services to individuals, businesses and other customers located in their respective communities. Each of the banks generally operate from a single location and focus their activities on meeting the various credit and other banking needs of entrepreneurs, professionals and other high net-worth individuals. A variety of deposit products are offered, including checking, savings, money market, individual retirement accounts and certificates of deposit. In addition, trust services are offered through Valley First Community Bank which obtained trust powers in 1998. The principal markets for the banks' financial services are the communities in which they are located and the areas immediately surrounding those communities. In addition to commercial banking units, mortgage banking activities are offered through Sun Community Mortgage Company, a wholly-owned subsidiary of Bank of Tucson.

     Financial Accounting Standards Board ("FASB") Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" became effective for and has been implemented by the Corporation in 1998. This new accounting standard revises the

                         SUN COMMUNITY BANCORP LIMITED
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

definition of reportable 'segments' and the presentation of related disclosures. The standard focuses on the identification of reportable segments on the basis of discreet business units and their financial information to the extent such units are reviewed by an entity's 'chief decision maker' (which can be an individual or group of management persons). The Statement permits aggregation or combination of segments which have similar characteristics.

     In the Corporation's operations, each bank is viewed by management as being a separately identifiable business or segment from the perspective of monitoring performance and allocation of financial resources. Although the Banks operate independently and are managed and monitored separately, each bank is substantially similar in terms of business focus, type of customers, products and services. Further, the Banks and the Corporation are subject to substantially similar laws and regulations unique to the banking industry. Accordingly, the Corporation's consolidated financial statements reflect the presentation of segment information on an aggregated basis.

     The consolidated financial statements include the accounts of the Corporation and its majority-owned subsidiaries, after elimination of intercompany accounts and transactions, and after giving effect to applicable minority interests. Banks formed during 1996, 1997 and 1998 are included in the consolidated financial statements for periods after joining the consolidated group. Certain 1997 and 1996 amounts have been reclassified to conform to the 1998 presentation.

NOTE B -- SIGNIFICANT ACCOUNTING POLICIES

     Estimates: The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents: Cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds transactions are entered into for a one-day period.

     Loans Held For Resale: Loans held for resale represent residential real estate mortgage loans held for sale into the secondary market. Loans held for resale are stated at the aggregate lower of cost or market.

     Investment Securities: Investment securities "available for sale" (generally most debt securities investments of the Banks), are carried at market value with unrealized gains and losses reported as a separate component of stockholders' equity, net of tax effect. Investments are classified based on management's analysis of liquidity and other factors. The adjusted cost of specific securities sold is used to compute realized gains or losses. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

     Loans, Credit Risk and Allowance for Loan Losses: Portfolio loans are carried at their principal balance based on management's intent and ability to hold such loans for the foreseeable future until maturity or repayment.

                         SUN COMMUNITY BANCORP LIMITED
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

     Credit risk arises from making loans and loan commitments in the ordinary course of business. Portfolio loans are made primarily to borrowers in the Banks' geographic area. Consistent with the Banks' emphasis on business lending, there are concentrations of credit in loans secured by commercial real estate, equipment and other business assets. The maximum potential credit risk to the Corporation, without regard to underlying collateral and guarantees, is the total of loans and loan commitments outstanding. Management reduces the Corporation's exposure to losses from credit risk by requiring collateral and/or guarantees for loans granted and by monitoring concentrations of credit, in addition to recording provisions for loan losses and maintaining an allowance for loan losses.

     The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses in the portfolio incurred at the balance sheet date. Management's determination of the adequacy of the allowance is based on evaluation of the portfolio (including potential impairment of individual loans and concentrations of credit), past loss experience, current economic conditions, volume, amount and composition of the loan portfolio, loan commitments outstanding and other factors. The allowance is increased by provisions charged to operations and reduced by net charge-offs.

     Interest and Fees on Loans: Interest income on loans is recognized based upon the principal balance of loans outstanding. Fees from origination of loans approximate related costs incurred.

     The accrual of interest is generally discontinued when a loan becomes 90 days past due as to interest. When interest accruals are discontinued, interest previously accrued (but unpaid) is reversed. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balance and accrued interest and the loan is in process of collection.

     Premises and Equipment: Premises and equipment are stated on the basis of cost. Depreciation is computed principally by the straight-line method based upon estimated useful lives of the respective assets. Leasehold improvements are generally depreciated over the respective lease term.

     Other Real Estate: Other real estate comprises properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure. These properties held for sale are carried at the lower of cost or estimated fair value (net of estimated selling cost) at the date acquired and are periodically reviewed for subsequent impairment.

     Federal Income Taxes: Deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted tax rates applicable to future years to differences between the financial statement carrying amount and the tax bases of existing assets and liabilities. The effect on deferred income taxes of a change in tax laws or rates is recognized in income in the period that includes the enactment date.

     Stock-Based Compensation: No stock-based compensation expense is recorded upon granting of stock options because such stock options are accounted for under the provisions of Accounting Principles Board Opinion 25. Pro forma disclosure of alternative accounting recognition is made elsewhere herein (see
Note I).

     Trust Assets and Related Income: Customer property, other than funds on deposit, held in a fiduciary or agency capacity by the Corporation's banks is not included in the

                         SUN COMMUNITY BANCORP LIMITED
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

consolidated balance sheets because such property is not an asset of the Banks or the Corporation. Trust fee income is recorded on the accrual method.

     Comprehensive Income: "Comprehensive income", as that term is defined in Statement of Financial Accounting Standards (SFAS) No. 130, is the sum of net income and certain other items which are charged or credited to stockholders' equity. For the periods presented, the Corporation's only element of comprehensive income other than net income was the net change in the market value adjustment for investment securities available for sale. Accordingly, the elements and total of comprehensive income are shown within the consolidated statement of changes in stockholders' equity presented herein. Implementation of this new accounting standard in 1998 had no impact on the Corporation's consolidated financial position or results of operations.

NOTE C -- INVESTMENT SECURITIES

     Investment securities available for sale consisted of the following at December 31:

                                     1998                          1997
                          --------------------------    --------------------------
                                          ESTIMATED                     ESTIMATED
                           AMORTIZED       MARKET        AMORTIZED       MARKET
                             COST           VALUE          COST           VALUE
                          -----------    -----------    -----------    -----------
United States Treasury
  securities............  $ 1,499,981    $ 1,504,843    $ 1,748,652    $ 1,756,874
United States government
  agency securities.....   11,405,378     11,417,696      9,689,978      9,776,793
                          -----------    -----------    -----------    -----------
                          $12,905,359    $12,922,539    $11,438,630    $11,533,667
                          ===========    ===========    ===========    ===========

     At December 31, 1998, securities with a market value approximating $3,000,000 were pledged to secure public and trust deposits and for other purposes as required by law.

     Gross unrealized gains and losses on investment securities available for sale were as follows at December 31:

                                                 1998                 1997
                                           -----------------    -----------------
                                            GAINS     LOSSES     GAINS     LOSSES
                                           -------    ------    -------    ------
United States Treasury securities........  $ 4,862    $   --    $ 8,222     $ --
United States government agency
  securities.............................   17,437     5,119     87,387      572
                                           -------    ------    -------     ----
                                           $22,299    $5,119    $95,609     $572
                                           =======    ======    =======     ====

     Gross realized gains and losses from sales of investment securities were insignificant for each of the periods presented.

                         SUN COMMUNITY BANCORP LIMITED
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

     Scheduled maturities of investment securities as of December 31, 1998 follows:

                                                                      ESTIMATED
                                                       AMORTIZED       MARKET
                                                         COST           VALUE
                                                      -----------    -----------
Due in one year or less.............................  $10,905,985    $10,926,602
After one year, through five years..................    1,999,374      1,995,937
                                                      -----------    -----------
                                                      $12,905,359    $12,922,539
                                                      ===========    ===========

NOTE D -- LOANS

     Transactions in the allowance for loan losses are summarized below:

                                                   1998        1997       1996
                                                 --------    --------    -------
Balance at beginning of period.................  $317,000    $ 49,000    $    --
Provision charged to operations................   379,000     268,000     49,000
Loans charged off (deduction)..................        --          --         --
Recoveries.....................................        --          --         --
                                                 --------    --------    -------
Balance at December 31.........................  $696,000    $317,000    $49,000
                                                 ========    ========    =======

     At December 31, 1998, there were no impaired loans (i.e., loans for which there is a reasonable probability that borrowers would be unable to repay all principal and interest due under the contractual terms of the loan documents).

NOTE E -- PREMISES AND EQUIPMENT

     Major classes of premises and equipment consisted of the following at December 31:

                                                           1998          1997
                                                        ----------    ----------
Leasehold improvements................................  $  819,620    $  201,724
Equipment and furniture...............................   2,511,963     1,147,081
                                                        ----------    ----------
                                                         3,331,583     1,348,805
Less accumulated depreciation.........................    (577,862)     (158,615)
                                                        ----------    ----------
                                                        $2,753,721    $1,190,190
                                                        ==========    ==========

     The Banks rent office space under operating leases. Rent expense under these lease agreements approximated $362,000, $158,000 and $22,000 for the periods ended December 31, 1998, 1997 and 1996, respectively. Future minimum rental payments under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1998 aggregate $8,287,000 due as follows: $801,000 in 1999, $805,000 in 2000,
$808,000 in 2001, $826,000 in 2002, $849,000 in 2003 and $4,198,000 thereafter.

                         SUN COMMUNITY BANCORP LIMITED
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

NOTE F -- INCOME TAXES

     Income taxes (benefit) consist of the following components:

                                         1998         1997        1996
                                       ---------    --------    --------
Current..............................  $ 449,000    $ 11,000    $(74,000)
Deferred.............................   (420,000)    (44,000)    (10,000)
                                       ---------    --------    --------
                                       $  29,000    $(33,000)   $(84,000)
                                       =========    ========    ========

     Income taxes paid in 1998 and 1997 approximated $387,000 and $40,000, respectively (none in 1996).

     Differences between income tax expense and amounts computed using the statutory federal income tax rate are reconciled below:

                                         1998         1997        1996
                                       ---------    --------    --------
Federal income tax (benefit) computed
  at statutory rate of 34%...........  $(106,000)   $(76,000)   $(84,000)
Tax effect of:
  Minority interest in losses of
     consolidated subsidiaries.......    135,000      40,000          --
  Nondeductible expenses.............         --       1,000          --
  Other..............................         --       2,000          --
                                       ---------    --------    --------
                                       $  29,000    $(33,000)   $(84,000)
                                       =========    ========    ========

     As of December 31, 1998, the Corporation and its subsidiaries have net operating loss carryforwards of approximately $1,500,000 which expire principally in 2014.

     Net deferred income tax assets consisted of the following at December 31:

                                                    1998         1997
                                                  ---------    --------
Allowance for loan losses.......................  $ 227,000    $ 98,000
Portion of subsidiaries operating losses
  applicable to minority interests..............   (134,000)         --
Net operating loss carryforwards of
  subsidiaries..................................    417,000          --
Cash to accrual temporary differences...........    (45,000)         --
Market value adjustments for investment
  securities available for sale.................      6,000      32,000
Other, net......................................    (23,000)    (76,000)
                                                  ---------    --------
  Net deferred tax assets.......................  $ 448,000    $ 54,000
                                                  =========    ========

     Realization of the recorded deferred tax asset is dependent upon generating taxable income in future periods. Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset will be realized.

                         SUN COMMUNITY BANCORP LIMITED
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

NOTE G -- RELATED PARTIES TRANSACTIONS

     In the ordinary course of business, the Banks make loans to officers and directors of the Banks including their immediate families and companies in which they are principal owners. At December 31, 1998, total loans to these persons approximated $4,674,000 ($1,497,000 at December 31, 1997). During 1998,
$4,134,000 of new loans were made to these persons and repayments totaled $957,000. Such loans are made at the Banks' normal credit terms.

     Such officers and directors of the Corporation and the Banks (and their associates, family and/or affiliates) are also depositors of the Banks. Such deposits are similarly made at the Banks' normal terms as to interest rate, term and deposit insurance.

     The Banks purchased certain data processing and management services from Capitol Bancorp Ltd. Amounts paid for such services aggregated $105,000 and $30,000 in 1997 and 1996, respectively (none in 1998).

     The Banks have interest-bearing time deposits at other bank affiliates of Capitol Bancorp Ltd. which approximated $1,150,000 at December 31, 1998.

NOTE H -- DEPOSITS

     The aggregate amount of time deposits of $100,000 or more approximated $15,519,000 and $5,268,000 as of December 31, 1998 and 1997, respectively.

     At December 31, 1998, the scheduled maturities of time deposits of $100,000 or more were as follows:

1999......................................................  $10,532,000
2000......................................................    2,747,000
2001......................................................    2,140,000
2002......................................................      100,000
                                                            -----------
Total.....................................................  $15,519,000
                                                            ===========

     Interest paid approximates amounts charged to operations on an accrual basis for the periods presented.

NOTE I -- COMMON STOCK AND STOCK OPTIONS

     In September 1998, a 3-for-1 stock split occurred. All share and per share data have been restated to reflect the stock split as if it had occurred at the beginning of the periods presented.

     In January 1998, the Corporation completed a private offering of 954,546 shares of common stock at a price of $7.33 per share. In December 1998, the Corporation sold 993,990 shares of common stock at $10.00 per share in a private offering of 1,000,000 shares; 6,810 shares of common stock were subsequently sold in early 1999, completing the offering.

     Stock options have been granted to certain officers which provide for the purchase of shares of common stock. Generally, stock options are granted at an exercise price equal to

                         SUN COMMUNITY BANCORP LIMITED
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

the fair value of common stock on the grant date, expire ten years after grant and are currently exercisable. The Corporation has the right to repurchase options for a period of 5 years after the date of grant at a price of $.10 per option. The right of repurchase expires at the rate of 20% of the granted options per year during the first 5 years from date of grant. The right of repurchase does not apply to options which have been exercised.

     Stock option activity is summarized as follows:

                                                                           WEIGHTED
                                          NUMBER OF                        AVERAGE
                                           OPTIONS         EXERCISE        EXERCISE
                                         OUTSTANDING      PRICE RANGE       PRICE
                                         -----------    ---------------    --------
Outstanding at January 1, 1997.........    195,000           $4.67          $ 4.67
Granted in 1997........................     87,000           6.00             6.00
Exercised in 1997......................         --            --                --
Expired in 1997........................         --            --                --
                                           -------      ---------------     ------
Outstanding at December 31, 1997.......    282,000      $4.67 to $6.00        5.08
Granted in 1998........................    278,973          $10.00           10.00
Exercised in 1998......................         --            --                --
Expired in 1998........................         --            --                --
                                           -------      ---------------     ------
Outstanding at December 31, 1998.......    560,973      $4.67 to $10.00     $ 7.53
                                           =======      ===============     ======

     As of December 31, 1998, stock options outstanding had a weighted average remaining contractual life of 9.3 years.

     SFAS No. 123, "Accounting for Stock-Based Compensation", establishes a fair value method of accounting for stock options whereby compensation expense is recognized based on the computed fair value of the options on the grant date. However, as permitted by Statement No. 123, the Corporation has elected to continue to account for its stock options under the earlier accounting standard and, therefore, has not recognized compensation expense. By electing this alternative, certain pro forma disclosures of the expense recognition provisions are required, which are as follows:

                                                           1998          1997
                                                        -----------    ---------
Fair value assumptions:
  Risk-free interest rate.............................          5.0%         7.5%
  Dividend yield......................................            0%           0%
  Stock price volatility..............................            0            0
  Expected option life................................     10 years     10 years
Pro forma net loss....................................  $  (668,000)   $(285,000)
Pro forma net loss per diluted share..................  $      (.22)   $    (.18)

                         SUN COMMUNITY BANCORP LIMITED
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

NOTE J -- EMPLOYEE BENEFIT PLANS

     Employees of the Corporation and its subsidiaries participate in a 401(k) plan, subject to certain eligibility requirements. Employer contributions to the Plan and charged to expense in 1998 approximated $28,000. There were no employer contributions to this plan in 1997 or 1996.

NOTE K -- ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

     Carrying values and estimated fair values of financial instruments were as follows (in thousands) at December 31:

                                                   1998                     1997
                                           ---------------------    ---------------------
                                                       ESTIMATED                ESTIMATED
                                           CARRYING      FAIR       CARRYING      FAIR
                                            VALUE        VALUE       VALUE        VALUE
                                           --------    ---------    --------    ---------
Financial Assets:
  Cash and cash equivalents..............  $48,361      $48,361     $10,131      $10,131
  Investment securities available for
     sale................................   12,923       12,953      11,534       11,534
  Loans:
     Fixed rate..........................   18,719       18,962       9,940        9,892
     Variable rate.......................   50,637       50,640      21,296       21,433
                                           -------      -------     -------      -------
          Total loans....................   69,356       69,602      31,236       31,325
  Less allowance for loan losses.........     (696)        (696)       (317)        (317)
                                           -------      -------     -------      -------
     Net portfolio loans.................   68,660       68,906      30,919       31,008
Financial Liabilities:
  Deposits:
     Noninterest-bearing deposits........   28,033       28,033       9,559        9,559
     Interest-bearing deposits:
       Demand accounts...................   46,986       47,569      24,610       24,516
       Time certificates of deposit less
          than $100,000..................    8,244        8,273       3,462        3,460
       Time certificates of deposit
          $100,000 or more...............   15,519       14,663       5,268        5,398
                                           -------      -------     -------      -------
          Total interest-bearing
            deposits.....................   70,749       70,505      33,340       33,374
                                           -------      -------     -------      -------
          Total deposits.................   98,782       98,538      42,899       42,933

     Estimated fair values of financial assets and liabilities are based upon a comparison of current interest rates of financial instruments and the timing of related scheduled cash flows to the estimated present value of such cash flows using current estimated market rates of interest unless quoted market values or other fair value information is more readily available. Such estimates of fair value are not intended to represent market value or portfolio liquidation value, and only represent an estimate of fair values based on current financial reporting requirements.

                         SUN COMMUNITY BANCORP LIMITED
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

NOTE L -- COMMITMENTS AND CONTINGENCIES

     In the ordinary course of business, various loan commitments are made to accommodate the financial needs of the Banks' customers. Such loan commitments include stand-by letters of credit, lines of credit, and various commitments for other commercial, consumer and mortgage loans. Stand-by letters of credit, when issued, commit the Banks to make payments on behalf of customers when certain specified future events occur and are used infrequently ($511,000 and $1,120,000 outstanding at December 31, 1998 and 1997, respectively). Other loan commitments outstanding consist of unused lines of credit and approved, but unfunded, specific loan commitments ($12,553,000 and $10,877,000 at December 31, 1998 and 1997, respectively). These loan commitments (stand-by letters of credit and unfunded loans) generally expire within one year and are reviewed periodically for continuance or renewal. All loan commitments have credit risk essentially the same as that involved in routinely making loans to customers and are made subject to the Banks' normal credit policies. In making these loan commitments, collateral and/or personal guarantees of the borrowers are generally obtained based on management's credit assessment. Such loan commitments are also included in management's evaluation of the adequacy of the allowance for loan losses.

     The Corporation's banking subsidiaries are required to maintain average reserve balances in the form of cash on hand and balances due from the Federal Reserve Bank and certain correspondent banks. The amount of reserve balances required as of December 31, 1998 was $213,000.

NOTE M -- CAPITAL REQUIREMENTS

     The Corporation and the Banks are subject to certain capital requirements. Federal financial institution regulatory agencies have established certain risk-based capital guidelines for banks and bank holding companies. Those guidelines require all banks and bank holding companies to maintain certain minimum ratios and related amounts based on "Tier 1" and Tier 2" capital and "risk-weighted assets" as defined and periodically prescribed by the respective regulatory agencies. Failure to meet these capital requirements can result in severe regulatory enforcement action or other adverse consequences for a depository institution, and, accordingly, could have a material impact on the Corporation's consolidated financial statements.

     Under the regulatory capital adequacy guidelines and related framework for prompt corrective action, the specific capital requirements involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by regulatory agencies about components, risk weighting, and other factors.

     As of December 31, 1998, the most recent notification received by the Banks from regulatory agencies have advised that the Banks are classified as "well-capitalized" as that term is defined by the applicable agencies. There are no conditions or events since those notifications that management believes would change the regulatory classification of the Banks.

     Management believes, as of December 31, 1998, that the Corporation and the Banks meet all capital adequacy requirements to which they are subject.

                         SUN COMMUNITY BANCORP LIMITED
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

     The various amounts of regulatory capital (in thousands) and related ratios of the individually significant subsidiaries (assets of $35 million or more as of December 31, 1998) and consolidated regulatory capital position as of December 31, 1998 and 1997 are summarized below:

                                                                   VALLEY FIRST
                                             BANK OF                 COMMUNITY
                                             TUCSON                     BANK                   CONSOLIDATED
                                           -----------              ------------               ------------
December 31, 1998
---------------------
Total Capital to Total Assets:
  Minimum Required Amount(1).............   or equal to  $ 5,109     or equal to $ 2,927       or equal to $ 5,423
  Actual Amount..........................                $ 6,053                 $ 3,994                   $26,627
     Ratio...............................                   9.48%                   10.92%                    19.64%
Tier I Capital to Risk-Weighted Assets:
  Minimum Required Amount(2).............   or equal to  $ 1,669     or equal to $   940       or equal to $ 3,397
  Actual Amount..........................                $ 5,945                 $ 3,705                   $36,038
     Ratio...............................                  14.25%                  15.76%                    42.43%
Combined Tier 1 and Tier 2 Capital to
  Risk-Weighted Assets:
  Minimum Required Amount(3).............   or equal to  $ 3,338     or equal to $ 1,880       or equal to $ 6,795
  Amount Required to Meet "Well-            Greater than             Greater than              Greater than
     Capitalized" Category(4)............   or equal to  $ 4,173     or equal to $ 2,351       or equal to $ 8,494
  Actual Amount..........................                $ 6,337                 $ 3,914                   $36,734
     Ratio...............................                  15.19%                  16.65%                    43.25%
December 31, 1997
---------------------
Total Capital to Total Assets:
  Minimum Required Amount(1).............   or equal to  $ 3,328     or equal to $ 1,026       or equal to $ 4,401
  Actual Amount..........................                $ 5,412                 $ 4,170                   $ 9,690
     Ratio...............................                  13.01%                  32.51%                    17.62%
Tier 1 Capital to Risk-Weighted Assets:
  Minimum Required Amount(2).............   or equal to  $ 1,089     or equal to $   359      or equal to  $ 1,473
  Actual Amount..........................                $ 5,124                 $ 3,775                   $ 9,191
     Ratio...............................                  18.82%                  42.02%                    24.96%

                         SUN COMMUNITY BANCORP LIMITED
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

                                                          VALLEY FIRST
                                             BANK OF       COMMUNITY
                                             TUCSON           BANK        CONSOLIDATED
                                           -----------    ------------    ------------
Combined Tier 1 and Tier 2 Capital to
  Risk-Weighted Assets:
                                           greater than    greater than    greater than
                                           or equal to     or equal to     or equal to
  Minimum Required Amount(3).............    $ 2,178        $   719         $ 2,946

                                           greater than    greater than    greater than
                                           or equal to     or equal to     or equal to
  Amount Required to Meet "Well-
     Capitalized" Category(4)............    $ 2,722        $   898         $ 3,682
  Actual Amount..........................    $ 5,359        $ 3,857         $ 9,508
     Ratio...............................      19.69%         42.94%          25.82%

-------------------------

(1) As a condition of charter approval, de novo banks generally are required to maintain a capital-to-assets ratio of not less than 8% for the first three years of operations; such leverage ratio is otherwise required to be not less than 4%.

(2) The minimum required ratio of Tier 1 capital to risk-weighted assets is 4%.

(3) The minimum required ratio of Tier 1 and Tier 2 capital to risk-weighted assets is 8%.

(4) In order to be classified as a "well-capitalized" institution, the ratio of Tier 1 and Tier 2 capital to risk-weighted assets must be 10% or more.

NOTE N -- PARENT COMPANY ONLY INFORMATION

CONDENSED BALANCE SHEETS

                                                              DECEMBER 31
                                                       -------------------------
                                                          1998           1997
                                                       -----------    ----------
Assets
  Cash on deposit with subsidiary banks..............  $     6,618    $  108,843
  Money market funds on deposit with subsidiary
     banks...........................................    8,914,586     1,521,443
  Investment in subsidiaries.........................   17,194,453     7,497,047
  Equipment and furniture, net.......................      383,019       338,359
  Other assets.......................................      319,988       237,214
                                                       -----------    ----------
          TOTAL ASSETS...............................  $26,818,664    $9,702,906
                                                       ===========    ==========
Liabilities and Stockholders' Equity
  Accounts payable, accrued expenses and other
     liabilities.....................................  $   191,582    $   75,745
  Stockholders' equity...............................   26,627,082     9,627,161
                                                       -----------    ----------
          TOTAL LIABILITIES AND STOCKHOLDERS'
             EQUITY..................................  $26,818,664    $9,702,906
                                                       ===========    ==========

                         SUN COMMUNITY BANCORP LIMITED
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

CONDENSED STATEMENTS OF INCOME

                                                              YEAR ENDED DECEMBER 31
                                                              ----------------------
                                                                 1998         1997
                                                              ----------    --------
Income
  Intercompany fees.........................................  $  711,651    $ 96,000
  Interest..................................................     226,186      36,270
                                                              ----------    --------
                                                                 937,837     132,270
Expenses
  Salaries and employee benefits............................     581,431     109,628
  Occupancy.................................................      70,906       3,585
  Other.....................................................     504,812     102,621
                                                              ----------    --------
                                                               1,157,149     215,834
                                                              ----------    --------
                                                                (219,312)    (83,564)
Equity in net earnings (losses) of consolidated
  subsidiaries..............................................     348,990        (310)
Federal income taxes........................................      73,000      12,000
                                                              ----------    --------
          NET INCOME (LOSS).................................  $   56,678    $(71,874)
                                                              ==========    ========

CONDENSED STATEMENTS OF CASH FLOWS

                                                             YEAR ENDED DECEMBER 31
                                                           --------------------------
                                                              1998           1997
                                                           -----------    -----------
Net income (loss)........................................  $    56,678    $   (71,874)
Adjustments to reconcile net loss to net cash used by
  operating activities:
  Equity in net losses (earnings) of subsidiaries........     (348,990)           310
  Depreciation and amortization..........................      105,408             --
Increase in other assets.................................      (82,774)      (237,214)
Increase in accounts payable, accrued expenses and other
  liabilities............................................      115,837         75,745
                                                           -----------    -----------
          NET CASH USED BY OPERATING ACTIVITIES..........     (153,841)      (233,033)
INVESTING ACTIVITIES
Net cash investment in subsidiaries......................   (9,337,077)    (2,298,322)
Purchases of equipment and furniture.....................     (150,068)      (338,359)
                                                           -----------    -----------
          NET CASH USED BY INVESTING ACTIVITIES..........   (9,487,145)    (2,636,681)
FINANCING ACTIVITIES -- Net proceeds from issuance of
  common stock...........................................   16,931,904      4,500,000
                                                           -----------    -----------
INCREASE IN CASH AND CASH EQUIVALENTS....................    7,290,918      1,630,286
Cash and cash equivalents at beginning of year...........    1,630,286             --
                                                           -----------    -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR.................  $ 8,921,204    $ 1,630,286
                                                           ===========    ===========

                         SUN COMMUNITY BANCORP LIMITED
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

NOTE O -- NET INCOME (LOSS) PER SHARE

     The computations of basic and diluted net income (loss) per share were as follows:

                                              1998          1997          1996
                                           ----------    ----------    ----------
Numerator -- net income (loss) for the
  year...................................  $   56,678    $  (71,874)   $ (164,477)
                                           ==========    ==========    ==========
Denominator:
  Weighted average number of shares
     outstanding (denominator for basic
     earnings per share).................   2,853,070     1,592,574     1,149,324
  Effect of dilutive stock options.......     138,735            --(1)         --(1)
                                           ----------    ----------    ----------
Denominator for diluted earnings per
  share -- weighted average number of
  shares and potential dilution..........   2,991,805     1,592,574     1,149,324
                                           ==========    ==========    ==========
Basic net income (loss) per share........  $     0.02    $    (0.05)   $    (0.14)
                                           ==========    ==========    ==========
Diluted net income (loss) per share......  $     0.02    $    (0.05)   $    (0.14)
                                           ==========    ==========    ==========

-------------------------

(1) Antidilutive for period presented.

Additional disclosures regarding stock options are set forth in Note I.

NOTE P -- IMPLEMENTATION OF NEW ACCOUNTING STANDARD

     In 1998, the American Institute of CPAs issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities". It requires start-up costs and organizational costs to be charged to expense when incurred. The initial application of the statement will require a cumulative effect adjustment for those companies that had previously capitalized start-up and organization costs and will become effective in 1999. In the circumstances of the Corporation and its banks, this new accounting standard applies to previously capitalized preopening and other start-up costs of its bank subsidiaries which, net of amortization, approximated $1,149,000 at December 31, 1998 and were classified as a component of other assets in the consolidated balance sheet. Based on management's preliminary analysis, implementation of this standard is expected to be reflected as a cumulative effect adjustment (net of income tax effect) of approximately $386,000 to be charged to first quarter 1999 results of operations.

---------------------------------------------------------
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You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.
                         ------------------------------

                               TABLE OF CONTENTS

                                               PAGE
                                               ----
Prospectus Summary...........................    2
Risk Factors.................................    8
Cautionary Statement Regarding
  Forward-Looking Information................   15
Use of Proceeds..............................   16
Capitalization...............................   17
Dividend Policy..............................   18
Dilution.....................................   19
Recent Developments..........................   20
Business.....................................   21
Selected Consolidated Financial Data.........   28
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations.................................   31
Supplemental Selected Financial Data.........   47
Management...................................   54
Certain Relationships and Related
  Transactions...............................   67
Principal Shareholders.......................   68
Supervision and Regulation...................   72
Description of Capital Stock.................   80
Shares Eligible for Future Sale..............   83
Underwriting.................................   84
Legal Matters................................   87
Experts......................................   87
Where You Can Find More Information..........   88
Index to Consolidated Financial Statements...  F-1

                         ------------------------------

     Until July 27, 1999 (25 days after the date of this prospectus), all dealers that buy, sell or trade these shares of common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotment or subscriptions.

---------------------------------------------------------
---------------------------------------------------------

---------------------------------------------------------
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                                1,650,000 SHARES

                      [SUN COMMUNITY BANCORP LIMITED LOGO]

                                  COMMON STOCK
                          ---------------------------

                                   PROSPECTUS

                          ---------------------------

                            EVEREN SECURITIES, INC.

                                  July 2, 1999

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